Exhibit 2.1

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

[**] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Execution Version

SECURITIES PURCHASE AGREEMENT

by and among

ADESA, INC.,

CARWAVE HOLDINGS LLC,

the Sellers identified herein

and

KKR CHEVY AGGREGATOR L.P.,

in its role as Seller Representative

DATED AS OF AUGUST 20, 2021

TABLE OF CONTENTS

i

EXHIBITS AND SCHEDULES

Exhibit A	Pre-Closing Equity Exchange
Exhibit B	Employment Agreements
Exhibit C	Holdback Agreement
Exhibit D	[Reserved]
Exhibit E	Accounting Principles
Exhibit F	Escrow Agreement
Exhibit G	R&W Policy
Exhibit H	[Reserved]
Exhibit I	Allocation Methodologies
Exhibit J	Distribution Methodology
Exhibit K	Prior Transaction Assignment Agreement
Exhibit L	Prior Escrow Assignment Agreement
Exhibit M	RWI Assignment Agreement
Exhibit N	Saperium Purchase Agreement
Exhibit O	Dealership Services Agreement

Schedule A-1	Employment Agreement/Holdback Agreement Parties
Schedule A-2	Restrictive Covenant Agreement Parties
Schedule 1.1(a)	Sample Restricted Cash Calculation
Schedule 1.1(b)	Double Trigger Arrangements
Schedule 7.15	Bonuses

Disclosure Schedules

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of August 20, 2021, is entered into by and among (i) ADESA, Inc., a Delaware corporation (the “Purchaser”), (ii) Carwave Holdings LLC, a Delaware limited liability company (the “Company”), (iii) KKR Chevy Aggregator L.P., a Delaware limited partnership (the “Aggregator”), (iv) John Lauer, an individual, (v) William Lauer, an individual, (vi) Joseph Lauer, an individual (together with John Lauer and William Lauer, the “Lauer Individual Sellers”), (vii) Lauer Holdings Inc., a Delaware corporation (“Lauer Holdings” and, together with the Lauer Individual Sellers, the “Lauer Sellers”), (viii) KKR Chevy Blocker, LLC, a Delaware limited liability Company (“SMA Blocker”), (ix) KKR-Milton Strategic Partners L.P., a Cayman Islands limited partnership (“Milton”) and KKR DAF Private Assets Fund Designated Activity Company, a designated activity company organized under the laws of Ireland (“DAF” and, together with Milton, the “SMA Blocker Sellers”), (x) KKR NGT II (Chevy) Blocker L.P., a Delaware limited partnership (“NGT2 Blocker” and, together with the SMA Blocker, the “Blockers”), (xi) KKR NGT II (Chevy) Blocker Parent L.P., a Delaware limited partnership (“NGT2 Blocker Seller” and, together with the SMA Blocker Sellers, the “Blocker Sellers”) and (xii) the Aggregator, in its capacity as seller representative (the “Seller Representative”). The Purchaser, the Aggregator, the Company, the Lauer Individual Sellers, Lauer Holdings, the Blockers, the Blocker Sellers and the Seller Representative are each referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, prior to the Closing, the Sellers and CarWave Management shall consummate the transactions set forth in Exhibit A (such transactions, collectively, the “Pre-Closing Equity Exchange”);

WHEREAS, as of the date hereof and as of immediately prior to the Closing, (i) the SMA Blocker Sellers own and shall own, of record and beneficially, all of the issued and outstanding Equity Interests of the SMA Blocker (the “SMA Blocker Securities”) and (ii) the NGT2 Blocker Seller owns and shall own, of record and beneficially, all of the issued and outstanding Equity Interests of the NGT2 Blocker (the “NGT2 Blocker Securities” and, together with the SMA Blocker Securities, the “Blocker Securities”);

WHEREAS, following the Pre-Closing Equity Exchange and as of immediately prior to Closing (i) the SMA Blocker shall own, of record and beneficially, certain Class A Units of the Company (the “SMA Blocker Owned Class A Units”) and (ii) the NGT2 Blocker shall own, of record and beneficially, certain Class A Units of the Company (the “NGT2 Blocker Owned Class A Units” and, together with the SMA Blocker Owned Class A Units, the “Blocker Owned Class A Units”);

WHEREAS, as of the date hereof and as of immediately prior to the Closing, the Aggregator owns and shall own, of record and beneficially, all of the issued and outstanding Class A Units of the Company other than the Blocker Owned Class A Units (the “Purchased Class A Units”);

WHEREAS, as of the date hereof and as of immediately prior to the Closing, Lauer Holdings owns and shall own, of record and beneficially, all of the issued and outstanding Class B Units of the Company (the “Class B Units”);

WHEREAS, following the Pre-Closing Equity Exchange and immediately prior to the Closing, the Lauer Individual Sellers shall own, of record and beneficially, all of the Class P-2 Units of the Company (the “Class P-2 Units” and, together with the Blocker Securities, the Class B Units and the Purchased Class A Units, the “Securities”);

WHEREAS, as of the date hereof and as of immediately prior to the Closing, the Blocker Owned Class A Units, the Purchased Class A Units, the Class B Units and the Class P-2 Units constitute and shall constitute all of the issued and outstanding Equity Interests of the Company;

WHEREAS, upon the terms and subject to the conditions set forth herein, (i) the Purchaser desires to purchase from the Blocker Sellers, and the Blocker Sellers desire to sell to the Purchaser, all of the Blocker Securities; (ii) the Purchaser desire to purchase from the Aggregator, and the Aggregator desires to sell to the Purchaser, all of the Purchased Class A Units; (iii) the Purchaser desires to purchase from Lauer Holdings, and Lauer Holdings desires to sell to the Purchaser, all of the Class B Units; and (iv) the Purchaser desires to purchase from the Lauer Individual Sellers, and the Lauer Individual Sellers desire to sell to the Purchaser, all of the Class P-2 Units; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, (i) each of the persons identified on Schedule A-1 is executing an Employment Agreement, in the form attached hereto as Exhibit B, (ii) each of the persons identified on Schedule A-1 is executing a Holdback Agreement, in the form attached hereto as Exhibit C (each, a “Founder Holdback Agreement”) and (ii) each of persons identified on Schedule A-2 has executed a restrictive covenant agreement as of the date hereof in the form agreed with the Purchaser.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given below:

“1099-K Release Date” means the “1099-K Release Date” as defined in the Prior Purchase Agreement.

“1099-K Special Escrow Amount” means the 1099-K Holdback Balance (as defined in the Prior Purchase Agreement) plus all interest accrued thereon pursuant to Section 2.3(f) of the Prior Purchase Agreement; provided, that, from and after the Closing, the “1099-K Special Escrow Amount” shall mean the amount of funds held by the Escrow Agent in the escrow account opened to hold such initial amount set forth in this definition.

“Accounting Principles” means the accounting principles and policies set forth on Exhibit E hereto.

“Acquired Companies” means the Company, Saperium and each of their Subsidiaries, collectively, and “Acquired Company” means any one of the foregoing, individually.

“Action” means any action, arbitration, suit, claim, demand, charge, complaint, grievance, lawsuit, audit, investigation or other proceeding, whether civil or criminal, in law or in equity by or before any Governmental Entity.

“Adjustment Escrow Amount” means three million dollars ($3,000,000); provided that, from and after the Closing, the “Adjustment Escrow Amount” shall mean the amount of funds held by the Escrow Agent in the escrow account opened to hold such initial amount set forth in this definition.

“Advance Amount” is defined in Section 11.18(f).

“Affiliate” of any Person means, with respect to any specified Person, (a) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, (b) a Person who owns or controls more than fifty percent (50%) of the outstanding voting interests of such specified Person, (c) a Person who is the managing member or general partner of such specified Person or (d) any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, a Person described in clauses (a) through (c) of this definition. For the avoidance of doubt, (x) prior to Closing, the Company shall not be deemed an Affiliate of Purchaser and, (y) after Closing, the Company shall be deemed an Affiliate of Purchaser. Notwithstanding the foregoing, in no event shall any portfolio company of KKR (other than the Acquired Companies) be considered an Affiliate of KKR for purposes of this Agreement.

“Aggregator” is defined in the Preamble.

“Agreement” is defined in the introductory paragraph hereof.

“Allocation” is defined in Section 2.6(a).

“Allocation Dispute” is defined in Section 2.6(a).

“Antitrust Law” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act and any other U.S. or foreign laws that are designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, or restraining trade.

“Applicable Law” means any and all applicable federal, state, local, municipal, provincial, territorial, national, foreign or other law (including common law), statute, constitution, directive, resolution, ordinance, code, edict, decree, Order (including executive Orders), rule, judgment, injunction, writ, regulation, act, compliance guidance, operating guidelines, condition, standard, policy, manual, procedure or ruling enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Benefit Plan” means any plan, program, agreement or arrangement that is (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right, profits interest, restricted unit or similar equity-based compensation, or (c) any other employment, consulting, equity, change of control, severance, deferred-compensation, retirement, profit sharing, retention, life, health, disability, accidental, vision, cafeteria, flex spending, other welfare or material fringe benefit plan, policy, program, agreement or arrangement that is maintained, sponsored, contributed to or participated in by an Acquired Company for the benefit of any current or former officer, employee, director, consultant or manager of the Acquired Companies or for which the Acquired Companies may reasonably be expected to have any Liability.

“Blocker Name Changes” is defined in Section 7.14.

“Blocker Owned Class A Units” is defined in the Recitals.

“Blocker Securities” is defined in the Recitals.

“Blocker Sellers” is defined in the Preamble.

“Blockers” is defined in the Preamble.

“Business Day” means a day (other than Saturday or Sunday) on which banks are generally open for the ordinary conduct of business in New York, New York.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Applicable Law.

“CarWave” means Carwave LLC, a Delaware limited liability company, which was formerly known as The Dealers’ Forum, Inc., d/b/a CarWave, a California corporation.

“CarWave Management” means CarWave Management Holdings LLC, a Delaware limited liability company.

“CarWave Midco” means CarWave Midco LLC, a Delaware limited liability company.

“Cash” means, with respect to the Acquired Companies as of a specified time and without duplication, the aggregate amount of all cash and cash equivalents, including deposits in transit that are not yet credited to the account of the Acquired Companies, but shall not include (a) checks, drafts or wire transfers issued by the Acquired Companies but not yet cleared, (b) any credit card receivables, (c) any amounts held in escrow pursuant to the Prior Purchase Agreement, or (d) any restricted or encumbered cash, including (i) cash collected representing the portion of the proceeds of the vehicles sold through the Acquired Companies (whether or not segregated) to be remitted and that has not been remitted to customers, and (ii) cash held in accounts primarily for the benefit, or on behalf, of third parties. The amounts described in clause (d) shall be calculated as set forth on Schedule 1.1(a).

“Class B Units” is defined in the Recitals.

“Class P-2 Units” is defined in the Recitals.

“Classification Special Escrow Amount” means the Classification Holdback Balance (as defined in the Prior Purchase Agreement) plus all interest accrued thereon pursuant to Section 2.3(f) of the Prior Purchase Agreement; provided, that, from and after the Closing, the “Classification Special Escrow Amount” shall mean the amount of funds held by the Escrow Agent in the escrow account opened to hold such initial amount set forth in this definition.

“Closing” is defined in Section 2.2.

“Closing Cash Consideration” is defined in Section 2.3(a).

“Closing Date” is defined in Section 2.2.

“Closing Date Cash Amount” is defined in Section 2.4(a).

“Closing Date Debt” means Indebtedness of the Acquired Companies and the Blockers as of immediately prior to the Closing, excluding any items included in Seller Transaction Expenses; provided that Closing Date Debt shall not include any amounts owed as intercompany balances among the Acquired Companies.

“Closing Date Debt Amount” is defined in Section 2.4(a).

“Closing Date Schedule” is defined in Section 2.4(a).

“Closing Date Seller Transaction Expenses Amount” is defined in Section 2.4(a).

“Closing Saperium Tax Indebtedness” is defined in Section 2.4(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” is defined in the Recitals.

“Company Financial Statements” is defined in Section 4.8(a).

“Company Intellectual Property” means any and all Intellectual Property that is owned, purported to be owned, used, held for use or practiced by the Acquired Companies.

“Company Products” means each product and service developed, marketed, licensed, sold, performed, produced, serviced, distributed or otherwise made available by the Acquired Companies, including any product or service currently under development by the Acquired Companies.

“Company Registered Intellectual Property” means all Owned Intellectual Property that has been issued by, registered with, or the subject of an application filed with, as applicable, the United States Patent and Trademark Office, the United States Copyright Office, private domain name registrar, or any similar office or agency or Governmental Entity anywhere in the world.

“Company Software” is defined in Section 4.17(g).

“Company Technology” means all Technology owned, purported to be owned, used, held for use or practiced by the Acquired Companies.

“Company’s Knowledge” or “Knowledge” means the knowledge of [**], [**], [**], [**] and, solely with respect to Saperium, [**], in each case after reasonable due inquiry of their respective direct reports.

“Compensatory Transfer Matters” means the transfer of Equity Interests of the Company prior to the closing of the Prior Transaction, which include, for the avoidance of doubt, the transfer of Equity Interests of the Company amongst the Beneficial Sellers (as defined in the Prior Purchase Agreement) in 2016 and 2020 previously disclosed to the Purchaser.

“Compensatory Transfer Release Date” means the “Compensatory Transfer Release Date” as defined in the Prior Purchase Agreement.

“Compensatory Transfer Special Escrow Amount” means the Compensatory Holdback Balance (as defined in the Prior Purchase Agreement) plus all interest accrued thereon pursuant to Section 2.3(f) of the Prior Purchase Agreement; provided, that, from and after the Closing, the “Compensatory Transfer Special Escrow Amount” shall mean the amount of funds held by the Escrow Agent in the escrow account opened to hold such initial amount set forth in this definition.

“Competing Transaction” means any proposal or offer concerning any (a) merger, consolidation, business combination or similar transaction involving any of the Acquired Companies or the Blockers, (b) liquidation, dissolution, share exchange, or recapitalization or similar transaction involving any of the Acquired Companies or the Blockers, (c) sale, lease or other disposition directly (or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise) of any substantial portion of the consolidated assets of the Acquired Companies or the Blockers, (d) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, recapitalization, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) of any Acquired Company or Blocker, (e) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of twenty-five percent (25%) or more of the outstanding voting Equity Interests of any Acquired Company or Blocker or (f) combination of the foregoing (other than the Transactions).

“Computer Systems” means software, computer firmware, computer hardware, electronic data processing, telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems and information contained therein or transmitted thereby, including any outsourced systems and processes, and other similar or related items of automated, computerized or software systems, that are owned and used by the Acquired Companies.

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, any Acquired Company, any Blocker or the Sellers as owners of Equity Interests of any Acquired Company or Blocker, as the case may be, in the performance of duties for, or on behalf of, any Acquired Company or that relates to the business, products, services or research of any Acquired Company or Blocker or any of their investors, partners, affiliates, strategic alliance participants, officers, directors, employees or stockholders or their respective Affiliates, including, without limitation: (a) internal business information of any Acquired Company or Blocker (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, any Acquired Company or Blocker, their Affiliates, their respective customers and their respective confidential information; (c) any confidential or proprietary information of any third party that any Acquired Company or Blocker has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of any Acquired Company or Blocker, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, any Acquired Company or Blocker; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (f) information related to any Acquired Company’s or Blocker’s Intellectual Property and updates of any of the foregoing; provided that “Confidential Information” shall not include any information that a Party can demonstrate has become generally known to and widely available for use within the industry other than as a result of the acts or omissions of such Party or a Person that such Party has direct control over.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated May 24, 2021, by and between the Company and KAR Auction Services, Inc.

“Consents” is defined in Section 4.5.

“Contract” means any agreement, contract, commitment, lease or other instrument to which any Person is a party, including any amendments and other modifications thereto, that is legally binding on such Person.

“Customary Contract” is defined in Section 4.10(c).

“Cybersecurity Incident” means any incident that compromises the confidentiality, integrity, or availability of a Computer System or involves the unauthorized access, use, disclosure, modification, or compromise of any data or confidential information a Computer System Processes, stores or transmits.

“DAF” is defined in the Preamble.

“Data Laws” means any law promulgated by any Governmental Entity pertaining to privacy, data protection or data transfer, including all privacy and security breach disclosure laws, implementing laws, ordinances, Permit, regulation, rule, code, Order, constitution, treaty, common law, judgment, ruling, decree, other requirement or rule of law, in each case, of any Governmental Entity, including, as applicable, the General Data Protection Regulation 2016/679 (GDPR), the e-Privacy Directive 2002/58/EC, the Health Insurance Portability and Accountability Act of 1996 (HIPAA), as amended, and the Children’s Online Privacy Protection Act (COPPA) of 1998, as amended, the Telephone Consumer Protection Act of 1991, as amended, the Do-Not-Call Implementation Act of 2003, as amended, Section 5 of the Federal Trade Commission Act of 1914, as amended (as the same has been interpreted to apply to privacy, data protection, breach disclosure or data transfer issues), Title 1.81.5 - California Consumer Privacy Act of 2018, Cal. Civ. Code §§ 1798.100-1798.199 (CCPA) and all similar applicable foreign federal and state information privacy and security Applicable Laws.

“Data Room” means the online data site “Project Surfer” hosted at kkr.securedocs.com.

“Deferred Payroll Taxes” means any (a) payroll and employment taxes deferred prior to Closing pursuant to Section 2302 of the CARES Act, Internal Revenue Service Notice 2020-18, Internal Revenue Service Notice 2020-20, Internal Revenue Service Notice 2020-23 or the Payroll Tax Executive Order, that (b) are payable following the Closing.

“Deficit” is defined in Section 2.4(e)(i).

“Disclosure Schedules” means the disclosure schedules delivered to the Purchaser by the Sellers, the Acquired Companies and the Blockers simultaneously with the execution of this Agreement.

“Dispute Overages” means the amount, if any, by which (a) the estimated amount of future payouts under existing and known disputes or arbitrations, as of Closing, with buyers of vehicles (determined by the Acquired Companies in good faith) exceeds (b) an amount equal to the product of (i) the percentage of the Acquired Companies’ revenue represented by payouts under disputes or arbitrations in the most recent twelve (12) month period ending prior to Closing multiplied by (ii) the Acquired Companies’ revenue for the most recent three (3)-week period ending prior to the Closing.

“Distribution Methodology” is defined in Section 2.3(a).

“DO Tail Policy” is defined in Section 7.7(b).

“Effective Time” means 12:01 a.m. prevailing Eastern Time on the Closing Date.

“Enterprise Value” means $450,000,000.

“Environmental Laws” means all applicable federal, state or local statutes, laws, rules, ordinances, codes, regulations, judgments and Orders in effect on the date hereof and relating to pollution or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws and regulations relating to Releases of Hazardous Substances, or otherwise relating to the use, treatment storage, disposal, transportation or handling of Hazardous Substances.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, equity interests or any similar term under Applicable Law, including nominee, qualifying and similar shares.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Escondido Dealership Services Agreement” is defined in Section 2.7(p).

“Escrow Agent” means PNC Bank, National Association.

“Escrow Agreement” is defined in Section 2.3(e).

“Escrow Amount” means the Adjustment Escrow Amount plus the 1099-K Special Escrow Amount plus the Compensatory Transfer Special Escrow Amount plus the Classification Special Escrow Amount.

“Estimated Closing Date Cash Amount” is defined in Section 2.3(b).

“Estimated Closing Date Debt Amount” is defined in Section 2.3(b).

“Estimated Closing Date Schedule” is defined in Section 2.3(b).

“Estimated Closing Date Seller Transaction Expenses Amount” is defined in Section 2.3(b).

“Estimated Purchase Price” means an amount equal to (i) the Enterprise Value, plus (ii) the amount by which the Estimated Closing Date Cash Amount exceeds the Minimum Cash Amount, minus (iii) the Estimated Closing Date Debt Amount, minus (iv) the Estimated Closing Date Seller Transaction Expenses Amount.

“Estimated Saperium Tax Indebtedness” is defined in Section 2.3(b).

“Families First Act” means the Families First Coronavirus Response Act or any similar applicable federal, state or local Applicable Law.

“FCPA” is defined in Section 4.23(d).

“Final Closing Date Schedule” is defined in Section 2.4(d).

“Final Determination” means a “determination” as defined in Section 1313(a) of the Code or similar provision of state, local or non-U.S. Law.

“Final Purchase Price” means an amount equal to (a) the Enterprise Value plus (b) the amount by which the Closing Date Cash Amount reflected on the Final Closing Date Schedule exceeds the Minimum Cash Amount, minus (c) the amount of the Closing Date Debt reflected on the Final Closing Date Schedule, minus (d) the aggregate Closing Date Seller Transaction Expenses Amount reflected on the Final Closing Date Schedule.

“Financial Statements” is defined in Section 4.8(a).

“Flow-Through Entity” means (a) any entity, plan or arrangement that is treated for Income Tax purposes as a partnership, (b) a “specified foreign corporation” within the meaning of Section 965 of the Code, or (c) a “passive foreign investment corporation” within the meaning of Section 1297 of the Code.

“Founder Holdback Agreements” is defined in the Recitals.

“Founder Subscription Amount” means $30,000,000.

“Fraud” means, with respect to any Person, such Person’s making of any act, statement or omission, which constitutes common law fraud under the laws of the State of Delaware.

“Fundamental Representations” means the representations and warranties in Section 3.1 (Organization), Section 3.2 (Right to Sell Equity Interests; Binding Effect, Power), Section 3.4 (Title to Equity Interests, Liens, Etc.), Section 3.5 (No Conflicts), Section 3.8 (Brokers and Finders), Section 4.1 (Organization; Organizational Documents), Section 4.2 (Capitalization; Ownership of Equity Interests), Section 4.3 (Subsidiaries), Section 4.4 (Authority; No Conflict), Section 4.10 (Taxes), Section 4.24 (Brokers and Finders), Section 4.25 (Governmental Consents), Section 4.26 (Prior Transaction Documents), Section 6.1 (Organization), Section 6.2 (Binding Effect; Power), Section 6.3 (Authority), and Section 6.9 (Brokers and Finders).

“GAAP” means United States generally accepted accounting principles.

“Government Antitrust Entity” is defined in Section 6.3.

“Governmental Entity” means any United States federal, state, local or foreign government or political subdivision thereof, or any agency of any such government or political subdivision, or any court or arbitral body of any such government or political subdivision.

“Hazardous Substances” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Clearance” is defined in Section 8.1(a).

“Income Tax” means any federal, state, local, or foreign (unless otherwise qualified in this Agreement) Tax computed or determined based on gross receipts or net income (including for the avoidance of doubt, the Texas franchise (margins) tax and the Washington business and occupancy tax), and any interest, penalty, or addition thereto, whether disputed or not.

“Indebtedness” means, with respect to any Person, without duplication, including of any amounts included in Seller Transaction Expenses, all indebtedness or obligations of such Person (a) for borrowed money (including the current portion thereof) and all accrued interest thereon (excluding accounts payable in the Ordinary Course of Business), including any indebtedness for borrowed money that is forgivable under its terms and any loan incurred by an Acquired Company pursuant to the Paycheck Protection Program administered by the Small Business Administration, (b) evidenced by any note, bond, debenture, hedging and swap arrangements or contracts or other similar instruments other than trade payables, accrued expenses and Liabilities to current or former employees incurred in the Ordinary Course of Business, (c) all obligations of such Person that would be determined to be capital or financial leases under GAAP, (d) under letters of credit (only to the extent drawn or called upon) or similar facilities, (e) to pay the deferred purchase price of property or services (including “earn-outs”, “seller notes”, or any other form of contingent or deferred payment obligation with respect to the acquisition of any business, assets or securities), other than trade payables incurred in the Ordinary Course of Business, (f) for (i) any management, consulting, advisory or similar fees payable to, (ii) or any amounts payable to the Aggregator or any Affiliates thereof (whether prior to, at or after the Closing), and (iii) any amounts owed to Lauer Holdings, the Lauer Individual Sellers or their Affiliates (A) with respect to dealers services (other than marshalling lot rentals) to the extent relating to periods of more than 14 days prior to the Closing Date, (B) with respect to marshalling lot rentals, to the extent relating to periods of more than 30 days prior to the Closing Date and (C) with respect to any lease payments with respect to 910 E. Ohio Avenue, Escondido, California 92025, to the extent relating to periods of more than 30 days prior to the Closing Date, (g) for any unpaid Taxes (which shall not be an amount less than zero for any particular type of Tax for any particular jurisdiction) of the Acquired Companies (other than Saperium) and the Blockers for any Pre-Closing Tax Period, calculated in accordance with Section 9.2; provided, that Indebtedness under this clause (g) shall not include any amount for which the Purchaser (after giving effect to the Prior Transaction Assignment Agreement) would be entitled to indemnification pursuant to the Prior Purchase Agreement, (h) under conditional sale or other title retention arrangements, (i) any cash/book overdrafts, (j) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned or acquired by such Person, other than Permitted Liens, (k) for any dividends or other distributions declared but unpaid prior to the Closing Date, (l) for outstanding or accrued and unpaid severance payments together with the employer portion of any payroll, medical, social security, unemployment or similar Taxes related to such payments and Liabilities relating to obligations under any deferred compensation program or similar obligations of such Person that are or shall be payable to any Person and the accrued balance of unused employee paid time off, (m) any earned and unpaid bonuses as of the Closing Date for annual performance or management bonuses, together with the employer’s portion of any Social Security, Medicare and other payroll Taxes payable in connection therewith, (n) the amount of any Dispute Overages, (o) pursuant to guarantees, including guarantees of any items set forth in clauses (a) through (n), and (p) all outstanding prepayment premiums, if any, and accrued interest, commitment and other fees reimbursements, indemnities and expenses related and all other amounts payable in connection with any of the items set forth in clauses (a) through (o).

“Initial Classification Release Date” means the “Initial Classification Release Date” as defined in the Prior Purchase Agreement.

“Insurance Policies” is defined in Section 4.21.

“Intellectual Property” means all intellectual property, intellectual property rights and related priority rights protected, created or arising under the Applicable Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, including any continuation, continuation-in-part, divisional and provisional applications and any patents issuing thereon and any reissues, reexaminations, substitutes and extensions of any of the foregoing, (b) trademarks, service marks, trade names, trade dress, logos, corporate names, social media handles and accounts and other source or business identifiers and any registrations, applications, renewals and extensions of any of the foregoing and all goodwill associated with any of the foregoing (“Marks”), (c) Internet domain names, uniform resource locators and social media accounts and handles, (d) copyrights, mask works, works of authorship and moral rights and any registrations, applications, renewals, extensions and reversions of any of the foregoing, (e) trade secrets, know-how and confidential and proprietary information, information, designs, formulae, compositions, algorithms, procedures, methods, techniques, ideas, research and development, data, specifications, processes, inventions (whether patentable or not and whether reduced to practice or not) and improvements, in each case, excluding any of the foregoing that comprise or are protected by issued patents or published patent applications and (f) rights in and to Technology.

“Interim Balance Sheet” is defined in Section 4.8(a).

“Interim Balance Sheet Date” is defined in Section 4.8(a).

“IP Licenses” is defined in Section 4.17(d).

“IRS” means the United States Internal Revenue Service.

“KKR” is defined in Section 7.13.

“KKR Affiliate” is defined in Section 7.13.

“Latham” is defined in Section 11.9.

“Lauer Holdings” is defined in the Preamble.

“Lauer Individual Sellers” is defined in the Preamble.

“Lauer Securities” means, collectively, the Class B Units and Class P-2 Units.

“Lauer Sellers” is defined in the Preamble.

“Leased Property” is defined in Section 4.11.

“Liabilities” means with respect to any Person, any liability, obligation, debt, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other loss, cost or expense of such Person of any kind, whether absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, matured or un-matured, fixed or contingent, disputed, liquidated or unliquidated or executory, and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP or the Accounting Principles.

“Lien” means any mortgage, license, charge, interest, pledge, claim, lien, encumbrance, option, security interest, restriction on the right to sell, transfer or dispose (and in the case of securities, vote) or other similar restriction on the exercise of any attribute of ownership (whether arising by contract or by operation of law and whether voluntary or involuntary).

“Listed Contracts” is defined in Section 4.14(a).

“Malicious Code” is defined in Section 4.17(j).

“Material Adverse Effect” means any change, event, occurrence or circumstance that, individually or in the aggregate with all other changes, events occurrences and circumstances, (i) has had or would reasonably be expected to have, a material adverse effect on the business, results of operations, condition (financial or otherwise), assets, or Liabilities of the Acquired Companies and the Blockers, taken as a whole, or (ii) would, or would reasonably be expected to, prevent or materially impair the ability of the Sellers, the Blockers or the Acquired Companies to consummate the Transactions contemplated hereby, but expressly excluding in each case any such change, event, occurrence or circumstance to the extent arising out of or resulting from: (a) changes in general local, domestic, foreign, or international economic conditions, (b) changes affecting generally the industry in which the Acquired Companies operate, (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, (d) any changes in Applicable Law, (e) any other action required by this Agreement or the other Transaction Documents or consented to in writing by the Purchaser, (f) any failure, in and of itself, of the Acquired Companies to meet, with respect to any period or periods, any internal projections, forecasts, estimates or business plans (it being understood that the facts and circumstances giving rise or contributing to any such failure may, unless otherwise excluded by another clause in this definition of “Material Adverse Effect,” be taken into account in determining whether a “Material Adverse Effect” has occurred or could be reasonably be expected to occur) or (g) the announcement of the transactions contemplated by this Agreement and the other Transaction Documents; provided, that such change, event, occurrence or circumstance does not affect the Acquired Companies, taken as a whole, in a substantially disproportionate manner to other similarly situated companies (in which case only such substantially disproportionate impact shall be considered).

“Material Customer” is defined in Section 4.15(a).

“Material Supplier” is defined in Section 4.15(b).

“Materiality Exceptions” means the terms “material” or “materially”, any clause or phrase containing “material,” “materially,” “material respects,” “Material Adverse Effect,” “except where the failure to … has not and would not, individually or in the aggregate, have a Material Adverse Effect” or “which have not and would not, individually or in the aggregate, have a Material Adverse Effect” (including any reference to the Acquired Companies or the Blockers taken as a whole) or any similar clause or phrase.

“Milton” is defined in the Preamble.

“Minimum Cash Amount” means $5,000,000.

“Money Laundering Laws” is defined in Section 4.23(g).

“Neutral Accountant” means KPMG, or such other independent certified public accounting firm of national reputation mutually satisfactory to the Purchaser and the Seller Representative, acting in good faith, or, if the Purchaser and the Seller Representative cannot agree, mutually chosen by their respective independent accounting firms.

“NGT2 Blocker” is defined in the Preamble.

“NGT2 Blocker Owned Class A Units” is defined in the Recitals.

“NGT2 Blocker Securities” is defined in the Recitals.

“NGT2 Blocker Sellers” is defined in the Preamble.

“OFAC” is defined in Section 4.23(e).

“Open Source” means Software that contains or is derived in any manner (in whole or in part) from any software, code or libraries that are distributed as free software or as open source software or under any licensing or distribution models similar to open source, including but not limited to any software licensed under or subject to terms that require source code to be provided or made available to subsequent licensees or sublicensees (regardless of whether the license restricts source code from being distributed in modified form) or which may impose any other obligation or restriction with respect to a Person’s Intellectual Property, including, without limitation, any software licensed under or subject to the Artistic License, the Mozilla Public License, the GNU Affero GPL, the GNU GPL, the GNU LGPL, any other license that is defined as an “Open Source License” by the Open Source Initiative, and any similar license or distribution model.

“Operating Data” is defined in Section 4.8(c).

“Operating Document” means with respect to any corporation, limited liability company, partnership, or other legally authorized incorporated or unincorporated entity, the bylaws, operating agreement, partnership agreement, or other applicable documents relating to the operation, governance or management of such entity.

“Order” means any writ, award, civil investigative demand, decision, injunction, decree, judgment, order, ruling, charge, subpoena, verdict or other restriction or inquiry entered, issued or made by any Governmental Entity (whether temporary, preliminary or permanent).

“Ordinary Course of Business” means the ordinary day-to-day operations and course of business of each of the Acquired Companies and the Blockers, as applicable, in each case through the date of determination, consistent with past custom and practice (including with respect to quantity, duration, and frequency).

“Organizational Document” means with respect to any corporation, limited liability company, partnership, or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, articles of association, certificate of formation or other applicable organizational or charter documents relating to the creation of such entity.

“Outside Date” is defined in Section 10.1(b).

“Owned Intellectual Property” means Company Intellectual Property that is owned or purported to be owned by any Acquired Company.

“Owned Technology” means Company Technology that is owned, or purported to be owned, by any Acquired Company.

“Parties” and “Party” are defined in the introductory paragraph hereof.

“Pass-Through Tax Return” means any Income Tax Return filed by, or with respect to, an Acquired Company to the extent that such Acquired Company is treated as a partnership or disregarded entity for the purposes of such Tax Return and for which income of such Acquired Company flows through such Acquired Company to such Acquired Company’s member(s) (or other owner(s) for Tax purposes) for the purposes of such Tax Return.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 2020-65).

“Permits” means all permits, approvals, registrations, concessions, grants, franchises, licenses, identification numbers, registrations, rulings, waivers, variances or other forms of permission, exemptions, certificates, consents, Orders, qualifications, accreditations, operating authority, and other authorizations and approval of or by any Governmental Entity.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or being contested in good faith through appropriate proceedings for which adequate reserves have been established as would be required under GAAP, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business and not yet delinquent or due or payable, or are being contested in good faith through appropriate proceedings, (d) with respect to real property, Liens and easements due to zoning and subdivision laws and regulations, and (e) with respect to real property, reservations, restrictions, easements, limitations, conditions and other Liens of public record.

“Person” means a natural person, partnership, corporation, limited liability company, trust, unincorporated association, joint venture or any other legal entity, including any Governmental Entity.

“Personal Information” means any data or information relating to an identified or identifiable natural person; an “identifiable person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his or her physical, physiological, mental, economic, cultural or social identity, including Tracking Data, unique device or browser identifiers, names, ages, addresses, telephone numbers, email addresses, social security numbers, passport numbers, alien registration numbers, medical history, employment history, or account information; and shall also mean “personal information”, “personal data”, “personal health information” and “personal financial information” each as defined by Applicable Laws relating to the collection, use, sharing, storage, or disclosure of information about an identifiable individual. Personal Information includes pseudonymized data.

“PIIAA” is defined in Section 4.17(f).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning on the day after the Closing Date and ending on the last day of the Straddle Period.

“Pre-Closing Equity Exchange” is defined in the Recitals.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Prior Escrow Agreement” means the Escrow Agreement, dated March 16, 2021, by and among the Aggregator, Lauer Holdings and the Escrow Agent, entered into in connection with the Prior Transaction.

“Prior Escrow Assignment Agreement” is defined in Section 2.7(m).

“Prior Purchase Agreement” means that certain Unit Purchase Agreement, dated as of February 26, 2021 (as amended as of May 15, 2021, the date hereof and the Closing Date by the Prior Transaction Assignment Agreement and as the same may hereafter be amended, supplemented or modified), by and among the Aggregator, The Dealers’ Forum, Inc. d/b/a CarWave, a California corporation, the Beneficial Sellers (as defined in the Prior Purchase Agreement) and the other Persons party thereto from time to time.

“Prior R&W Policy” means the Buyer-Side Representation and Warranties Insurance Policy, Policy Number 38406412, effective March 16, 2021, issued by AIG Specialty Insurance Company for the benefit of the Aggregator, as the Named Insured, in connection with the Prior Transaction.

“Prior Transaction” means all of the transactions provided for in, or contemplated by, the Prior Purchase Agreement.

“Prior Transaction Assignment Agreement” is defined in Section 2.7(j).

“Prior Transaction Claims” is defined in Section 4.26(c).

“Prior Transaction Documents” is defined in Section 4.26(a).

“Privacy Commitments” is defined in Section 4.18(d).

“Privacy Policy” means a policy of any Acquired Company made available in connection with the collection of information provided by or on behalf of individuals that is labelled as a “Privacy Policy,” is reached on a web site by a link that includes the label “Privacy” or that is a written policy or disclosure that describes how information provided by or on behalf of individuals shall be held, used, Processed or disclosed.

“Pro Rata Share” means, as to any Seller, the percentage set forth opposite such Seller’s name in the column titled ‘Pro Rata Share’ in the Distribution Methodology.

“Process” or “Processing” means, with respect to Personal Information, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchased Class A Units” is defined in the Recitals.

“Purchaser” is defined in the introductory paragraph hereof.

“Purchaser Group” is defined in Section 10.3(c).

“Purchaser Tax Returns” is defined in Section 9.2(b).

“Qualifying Loss” is defined in Section 7.11(b).

“R&W Policy” is defined in Section 7.8.

“Real Property Leases” is defined in Section 4.11(a).

“Related Person” means, with respect to a Person, such Person’s Affiliates and such Person’s and such Affiliates’ respective members, stockholders, managers, officers, directors, employees, agents, consultants, advisors or representatives and controlling equity holders, whether direct or indirect, as applicable.

“Release” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Release Effective Time” is defined in Section 11.16.

“Releasees” is defined in Section 11.16.

“Retention Bonuses” is defined in Section 7.15.

“Review Period” is defined in Section 2.4(a).

“RWI Assignment Agreement” is defined in Section 2.7(n).

“Saperium” means Saperium, Inc., a company organized under the Applicable Laws of the Philippines.

“Saperium Financial Statements” is defined in Section 4.8(a).

“Saperium Purchase” is defined in Section 7.10.

“Saperium Purchase Agreement” is defined in Section 7.10.

“Saperium Tax Indebtedness” means any unpaid Taxes (which shall not be an amount less than zero for any particular type of Tax for any particular jurisdiction) of Saperium for any Pre-Closing Tax Period, calculated in accordance with Section 9.2.

“Second Classification Release Date” means the “Second Classification Release Date” as defined in the Prior Purchase Agreement.

“Securities” is defined in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Policy” is defined in Section 4.18(c).

“Seller Group” is defined in Section 10.3(c).

“Seller Representative” is defined in the Preamble.

“Seller Tax Contest” is defined in Section 9.4.

“Seller Transaction Expenses” means, without duplication, (a) the fees and expenses owed by the Acquired Companies or the Blockers to their investment bankers, attorneys, accountants and other professionals payable in connection with this Agreement or the consummation of the Transactions, to the extent unpaid as of immediately prior to the Closing, (b) the fees and expenses related to the purchase of the DO Tail Policy, and (c) any transaction bonuses (including the transaction bonuses set forth on Annex 7.1(m)(ii) to the Disclosure Schedules), retention payments (excluding, for the avoidance of doubt, the Retention Bonuses), or change of control payments payable to a service provider, including any employees, of any of the Sellers, the Blockers or the Acquired Companies solely as a result of the consummation of the Closing (but excluding the payments set forth on Schedule 1.1(b) pursuant to “double-trigger” arrangements resulting in payments or benefits provided upon an involuntary termination of employment by an Acquired Company on or following the consummation of the Closing), and the employer portion of any employment Taxes that are incurred by an Acquired Company or Blocker in connection with the payment of any amounts described in this clause (c).

“Sellers” means (a) the Blocker Sellers, (b) the Aggregator, and (c) the Lauer Sellers.

“SMA Blocker” is defined in the Preamble.

“SMA Blocker Owned Class A Units” is defined in the Recitals.

“SMA Blocker Securities” is defined in the Recitals.

“SMA Blocker Sellers” is defined in the Preamble.

“Software” means all (a) computer software, computer programs, applications, utilities, development tools, diagnostics, databases and embedded systems, in any form or medium, including source code, object code and executable code, and all libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all user manuals, programmer documentation, text, diagrams, graphs, charts and other documentation related to any of the foregoing.

“Source Code” means computer software in a form which a program’s design, logic, structuring and processing methods may be read by a trained human being, including without limitation, all source code, scripts, data definition, flow charts, file layouts, program narratives and program listings.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subrogation Waiver” is defined in Section 7.9.

“Subsidiary” means, with respect to any specified Person, any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding Equity Interests or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.

“Tangible Company Properties” is defined in Section 4.12(c).

“Tax Authority” means the IRS and any other domestic or foreign Governmental Entity responsible for the administration of any Taxes.

“Tax Contest” is defined in Section 9.4.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any federal, state, local, or foreign income, gross receipts, branch profits, employment, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, profits, withholding, social security, disability, real property, personal property, transfer, registration, value added, alternative or add-on minimum or tax, unemployment, compensation, payroll, social security, workers’ compensation, estimated, transfer, excise, privilege, property, ad valorem, franchise, license, sales, use and any other tax of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Technology” means all Software, content, websites, technical data, subroutines, tools, materials, invention disclosures, improvements, apparatus, creations, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, documentation, user manuals and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Termination Fee” is defined in Section 10.3(a).

“Termination Fee Event” means a termination of this Agreement pursuant by the Seller Representative pursuant to Section 10.1(d) (or by the Purchaser pursuant to Section 10.1(f) at a time when the Seller Representative could have terminated this Agreement pursuant to Section 10.1(d)), as a result of (i) a breach of Section 7.3(d) such that HSR Clearance was not obtained and all other conditions to Closing in Section 8.1 could have been satisfied prior to the Outside Date (including any extension thereof) or (ii) a failure by Purchaser to consummate the Closing if all conditions to Closing in Section 8.1 have been satisfied (other than those that are satisfied only as of Closing and are capable of being satisfied at Closing).

“Tracking Data” means (a) any information or data collected in relation to online, mobile or other electronic activities or communications that can reasonably be associated with a particular Person, user, computer, mobile or other device, or instance of any application or mobile application, (b) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, user, computer, mobile or other device or instance of any application or mobile application or (c) any device identification, device activity data or data collected from a networked physical object.

“Trade Secret” means all information and data, including formulas, patterns, compilations, programs, software (both source code and object code), customer information, competitor information, methods, techniques, and processes, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Prior Escrow Assignment Agreement, the Prior Transaction Assignment Agreement, the RWI Assignment Agreement and each other agreement, certificate, instrument and document executed and delivered in connection with the Transactions.

“Transactions” means all of the transactions provided for in, or contemplated by, this Agreement or any other Transaction Document.

“Transfer Taxes” is defined in Section 9.1.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act and any applicable state or local Applicable Laws requiring advance notice of employment losses.

ARTICLE II
PURCHASE AND SALE of the Securities

Section 2.1          Sale and Transfer of the Securities.

Subject to the terms and conditions of this Agreement, at the Closing:

(a)         the Blocker Sellers shall sell and transfer all of the Blocker Securities to the Purchaser, and the Purchaser shall purchase all of the Blocker Securities from the Blocker Sellers, free and clear of any and all Liens (other than restrictions that may, following the Closing, be applicable on any subsequent transfer by the Purchaser under applicable securities laws);

(b)         the Aggregator shall sell and transfer all of the Purchased Class A Units to the Purchaser, and the Purchaser shall purchase all of the Purchased Class A Units from the Aggregator, free and clear of any and all Liens (other than restrictions that may, following the Closing, be applicable on any subsequent transfer by the Purchaser under applicable securities laws); and

(c)         the Lauer Sellers shall sell and transfer all of the Lauer Securities to the Purchaser, and the Purchaser shall purchase all of the Lauer Securities from the Lauer Sellers, free and clear of any and all Liens (other than restrictions that may, following the Closing, be applicable on any subsequent transfer by the Purchaser under applicable securities laws).

Section 2.2          The Closing.

Unless this Agreement has been terminated pursuant to Article X, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 200 Clarendon Street, 27th Floor, Boston, Massachusetts 02116 or remotely via the electronic exchange of documents and signatures, as soon as practicable, but in no event later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of such conditions), or at such other place or on such other date as the Purchaser and the Seller Representative may mutually agree (the date on which the Closing occurs is referred to herein as the “Closing Date”). Subject to the provisions of Article X, the failure to consummate the Transactions on the date and time and at the place determined pursuant to this Section 2.2 shall not result in the termination of this Agreement and shall not relieve any Party of any obligation under this Agreement.

Section 2.3          Purchase Price and Related Matters.

(a)          Estimated Purchase Price. At the Closing, the Purchaser shall pay to the Sellers in accordance with this Article II for the purchase of the Securities an amount (the “Closing Cash Consideration”) in cash equal to (i) the Estimated Purchase Price minus the (ii) Escrow Amount minus the (iii) Founder Subscription Amount minus the (iv) Advance Amount. The Closing Cash Consideration shall be allocated among Sellers in accordance with the distribution methodology set forth on Exhibit J hereto (the “Distribution Methodology”). From any Closing Cash Consideration owed to Lauer Holdings, the Purchaser shall deduct an amount equal to the Estimated Saperium Tax Indebtedness.

(b)         Estimated Purchase Price Adjustments. Not more than five (5) Business Days (but at least three (3) Business Days) prior to the Closing Date, the Seller Representative shall prepare and deliver to the Purchaser a schedule (the “Estimated Closing Date Schedule”), which Estimated Closing Date Schedule shall be subject to review, comment and approval by the Purchaser, which approval shall not be unreasonably withheld or delayed, setting forth (i) an estimate of the Cash as of the Effective Time (the “Estimated Closing Date Cash Amount”), (ii) an estimate of the amount of Closing Date Debt (the “Estimated Closing Date Debt Amount”) and a statement of the amount due to each lender of the Closing Date Debt, (iii) an estimate of the amount of all Seller Transaction Expenses to be paid at the Closing (the “Estimated Closing Date Seller Transaction Expenses Amount”) and the payees thereof, (iv) the Estimated Purchase Price and (v) an estimate of the amount of all Saperium Tax Indebtedness (the “Estimated Saperium Tax Indebtedness”). The Estimated Closing Date Schedule shall be prepared in good faith. Upon request of the Purchaser, the Seller Representative, the Acquired Companies and the Blockers shall, and shall cause their respective Affiliates to, promptly provide the Purchaser with reasonable access to the books and records of the Company used in the preparation of the Estimated Closing Date Schedule.

(c)         Payoff of Closing Date Debt. Not later than three (3) Business Days prior to the Closing Date, the Seller Representative shall deliver to the Purchaser a payoff letter, in form and substance reasonably satisfactory to the Purchaser, from each third-party obligee of Closing Date Debt identified on the Estimated Closing Date Schedule to be repaid at Closing, which shall in any event include all Indebtedness for borrowed money with respect to which the Acquired Companies or the Blockers are liable or provide credit support, which payoff letter shall state the amount of the Closing Date Debt owed to such obligee and that, if such amount is paid to such obligee on the Closing Date (or thereafter, if any applicable per diem amounts are paid), such obligee shall release any and all Liens that it may have with respect to the Acquired Companies, the Blockers and their assets. At the Closing, the Purchaser shall pay in full or cause to be paid in full (on behalf of the Acquired Companies and the Blockers), or shall cause the applicable Acquired Company or Blocker to pay in full or cause to be paid in full (and shall provide sufficient funds to such Acquired Company or Blocker to enable it to make such payments), an amount equal to such Estimated Closing Date Debt Amount by wire transfer of immediately available funds in the amounts and to such obligees identified on the Estimated Closing Date Schedule and in such payoff letters.

(d)         Seller Transaction Expenses. Not later than three (3) Business Days prior to the Closing, the Seller Representative shall deliver to the Purchaser an invoice from each third-party recipient of the Seller Transaction Expenses identified on the Estimated Closing Date Schedule. At the Closing, the Purchaser shall (on behalf of the Acquired Companies and the Blockers), or shall cause the applicable Acquired Company or Blocker to (and shall provide sufficient funds to such Acquired Company or Blocker to enable it to), pay all of the Seller Transaction Expenses identified on the Estimated Closing Date Schedule; provided, however, that with respect to any such payments to be made to current or former employees or directors of any Acquired Company or Blocker that are compensatory in nature, the Purchaser shall provide sufficient funds to the applicable Acquired Company or Blocker to enable it to make such payments, and shall cause such Acquired Company or Blocker to make such payments on the Closing Date subject to, and net of, the amount of any applicable employment, payroll and Income Tax withholdings.

(e)          Escrow Amount.

(i)            At the Closing, the Purchaser shall deposit an amount equal to the Escrow Amount into one or more escrow accounts with the Escrow Agent, to be held in escrow and disbursed pursuant to the terms and conditions of this Agreement and an escrow agreement by and among the Purchaser, the Seller Representative and the Escrow Agent in substantially the form attached hereto as Exhibit F (the “Escrow Agreement”); provided, that, in the event that any of the 1099-K Release Date, Compensatory Transfer Release Date, Initial Classification Release Date or Second Classification Release Date occurs on the Closing Date, at the Closing, the portion of the 1099-K Special Escrow Amount payable at the 1099-K Release Date, the portion of the Compensatory Transfer Special Escrow Amount payable at the Compensatory Transfer Release Date, the portion of the Classification Special Escrow Amount payable at the Initial Classification Release Date and the portion of the Classification Special Escrow Amount payable at the Second Classification Release Date, respectively and only as applicable, shall instead be paid to Lauer Holdings pursuant to, and subject to the terms and conditions set forth in, Section 2.3(f) of the Prior Purchase Agreement in lieu of depositing such respective amount(s) with the Escrow Agent.

(ii)           Upon the terms and conditions set forth therein, the Escrow Agreement shall provide for the disbursement of (i) the Adjustment Escrow Amount in accordance with Section 2.4 (Post-Closing Adjustment), and the release of the applicable amount of the Adjustment Escrow Amount, if any, promptly following the final determination of any post-Closing adjustment to the Estimated Purchase Price pursuant to Section 2.4 (Post-Closing Adjustment), (ii) the 1099-K Special Escrow Amount (if applicable) in accordance with the Prior Purchase Agreement and Escrow Agreement, (iii) the Compensatory Transfer Special Escrow Amount (if applicable) in accordance with the Prior Purchase Agreement and Escrow Agreement and (iv) the Classification Special Escrow Amount (if applicable) in accordance with the Prior Purchase Agreement and Escrow Agreement.

(f)          Advance Amount. At the Closing, the Purchaser shall deposit an amount equal to the Advance Amount into the account designated by the Seller Representative at least three (3) Business Days prior to Closing.

(g)         Issuance of Purchaser Stock. The Purchaser shall cause to be issued the common stock of KAR Auction Services, Inc., a Delaware corporation, in an aggregate amount equal to the Founder Subscription Amount, as calculated and allocated in accordance with the Founder Holdback Agreements.

(h)         R&W Policy. At the Closing, the Purchaser shall pay all of the premium amounts, fees, commissions, Taxes and expenses, if any, with respect to the R&W Policy.

Section 2.4          Post-Closing Adjustment.

(a)         Delivery of Closing Date Schedule. Within sixty (60) days following the Closing Date, the Purchaser shall cause the Company to prepare and deliver to the Seller Representative a schedule (the “Closing Date Schedule”) setting forth a statement of (i) the Cash as of the Effective Time (the “Closing Date Cash Amount”), (ii) the Closing Date Debt as of the Effective Time (the “Closing Date Debt Amount”), (iii) the Seller Transaction Expenses as of the Effective Time (the “Closing Date Seller Transaction Expenses Amount”), (iv) the computation of the proposed Final Purchase Price based on the foregoing and (v) the Saperium Tax Indebtedness (the “Closing Saperium Tax Indebtedness”). The Closing Date Cash Amount, Closing Date Debt Amount and Closing Date Seller Transaction Expenses Amount reflected on the Closing Date Schedule shall be determined in good faith and in accordance with this Agreement. The Seller Representative shall have the right to review the Closing Date Schedule for a period of fifteen (15) days following the delivery of the Closing Date Schedule by the Purchaser (the “Review Period”). The Purchaser shall make the work papers (including the work papers of its accountants) and back-up materials used in preparing the Closing Date Schedule available to the Seller Representative (or Lauer Holdings with respect to the Saperium Tax Indebtedness) and its accountants at reasonable times and upon reasonable notice following the delivery of the Closing Date Schedule by the Purchaser to the Seller Representative hereunder; provided that any such information shall be subject to Section 6.2.

(b)         Objections. The Seller Representative (and Lauer Holdings solely with respect to the Closing Saperium Tax Indebtedness) shall have the right to object to any amount or computation appearing in the Closing Date Schedule by notifying the Purchaser in writing of such objections prior to the expiration of the Review Period. If the Seller Representative does not make any such objection prior to the expiration of the Review Period, the Closing Date Cash Amount, the Closing Date Debt Amount, the Closing Date Seller Transaction Expenses Amount, the Final Purchase Price or the Closing Saperium Tax Indebtedness, in each case, as set forth on the Closing Date Schedule, shall be determinative for purposes of this Section 2.4 and shall be final and binding on all of the Parties.

(c)         Resolution of Disputes. If the Seller Representative (or Lauer Holdings solely with respect to the Closing Saperium Tax Indebtedness) objects to any item or computation appearing in the Closing Date Schedule prior to the expiration of the Review Period, the Seller Representative and the Purchaser shall, during the fifteen (15) day period following the delivery of the Seller Representative’s or Lauer Holdings’ objection, as the case may be, attempt in good faith jointly to resolve the matters on the Closing Date Schedule to which the Seller Representative objected. In the event that the Seller Representative (or Lauer Holdings solely with respect to the Closing Saperium Tax Indebtedness) and the Purchaser cannot resolve all such matters by the end of such fifteen (15) day period, either Party may immediately engage the Neutral Accountant to resolve any items that remain in dispute. Within fifteen (15) days following such engagement, the Purchaser, on the one hand, and the Seller Representative, on the other hand, shall present their respective positions on the disputed items to the Neutral Accountant in writing, and the Parties shall require the Neutral Accountant, within thirty (30) days thereafter, acting as an expert and not an arbitrator, to resolve only the matters objected to by the Seller Representative (or Lauer Holdings solely with respect to the Closing Saperium Tax Indebtedness) and not resolved with the Purchaser with respect to the determination of the Closing Date Debt Amount, the Closing Date Seller Transaction Expenses Amount or the Closing Date Cash Amount, as applicable. The resolution by the Neutral Accountant of such matters shall be within the range of the amounts claimed by the Seller Representative (or Lauer Holdings solely with respect to the Closing Saperium Tax Indebtedness) and the Purchaser in their written submissions to the Neutral Accountant. In so doing, the Neutral Accountant shall act as an expert and not as an arbitrator. The fees, costs and expenses of the Neutral Accountant shall be allocated between the Sellers (or Lauer Holdings solely with respect to the Closing Saperium Tax Indebtedness), on the one hand, and the Purchaser, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Neutral Accountant that are unsuccessfully disputed by each such Party (as finally determined by the Neutral Accountant) bears to the total amount of such disputed items so submitted.

(d)         Final Closing Date Schedule. The Closing Date Debt Amount, the Closing Date Seller Transaction Expenses Amount, Closing Date Cash Amount and the Closing Saperium Tax Indebtedness finally determined pursuant to Section 2.4(b) or (c), and the Final Purchase Price based thereon, shall be determinative for purposes of this Section 2.4 and shall be final and binding on all of the Parties. All components, and the amounts of such components, necessary to compute the amount of the Closing Date Cash Amount, the amount of the Closing Date Debt Amount, the amount of the Closing Date Seller Transaction Expenses Amount, the amount of the Closing Saperium Tax Indebtedness and the Final Purchase Price based thereon are referred to herein, collectively, as the “Final Closing Date Schedule.”

(e)         Payment.

(i)            If the Final Purchase Price as reflected on the Final Closing Date Schedule is less than the Estimated Purchase Price (such shortfall, the “Deficit”), then (A) the Purchaser and the Seller Representative shall instruct the Escrow Agent to pay to the Purchaser out of the Adjustment Escrow Amount, via wire transfer of immediately available funds no later than the fifth (5th) Business Day following the completion of the Final Closing Date Schedule, to the account designated in writing by the Purchaser, the amount of the Deficit, (B) if the Deficit is less than the Adjustment Escrow Amount, the Purchaser and the Seller Representative shall instruct the Escrow Agent to pay the difference between the Deficit and the Adjustment Escrow Amount to the Sellers in accordance with the Distribution Methodology, via wire transfer of immediately available funds no later than the fifth (5th) Business Day following the completion of the Final Closing Date Schedule, to the accounts designated in writing by the Seller Representative, and (C) if the Deficit exceeds the Adjustment Escrow Amount, then the Purchaser may recover from the Sellers, and the Sellers shall pay, or cause to be paid, to the Purchaser, each Seller’s Pro Rata Share of the amount of such excess (such that no Seller shall have any Liability for any other Seller’s portion of such amount).

(ii)           If the Final Purchase Price as reflected on the Final Closing Date Schedule exceeds the Estimated Purchase Price, then (A) the Company (or its designee) shall pay an amount equal to such excess, via wire transfer of immediately available funds no later than the fifth (5th) Business Day following the completion of the Final Closing Date Schedule, to the account(s) designated in writing by the Seller Representative, and (B) the Purchaser and the Seller Representative shall instruct the Escrow Agent to disburse the Adjustment Escrow Amount via wire transfer of immediately available funds no later than the fifth (5th) Business Day following the completion of the Final Closing Date Schedule, to the Sellers in accordance with the Distribution Methodology.

(iii)          If the final Closing Saperium Tax Indebtedness is greater than the Estimated Saperium Tax Indebtedness, Lauer Holdings shall pay an amount equal to the difference to the Company and, if the final Closing Saperium Tax Indebtedness is less than the Estimated Saperium Tax Indebtedness, the Company shall pay an amount equal to the difference to Lauer Holdings.

(f)          Final and Binding Purchase Price Adjustment. Each Party hereto acknowledges and agrees that the adjustment provisions set forth in this Section 2.4 shall be final, binding, non-appealable, and enforceable as an arbitration award in any court of competent jurisdiction under the terms of the Federal Arbitration Act or its state law equivalents with respect to (i) determining whether or not any adjustment is required to be made to the Estimated Purchase Price pursuant to this Agreement and (ii) determining the amount of any such adjustment.

(g)         No Modifications. The Purchaser agrees that, following the Closing through the date that the amounts reflected in the Final Closing Date Schedule become final, conclusive and binding, it will not take any actions, and will cause the Acquired Companies not to take any actions that would impede or delay the determination of the amounts set forth in the Final Closing Date Schedule or the preparation of the Seller Representative’s objection statement pursuant to Section 2.4(b) in the manner and utilizing the methods required by this Agreement.

(h)         Tax Treatment. To the extent permitted by Applicable Law, any payments made pursuant to this Section 2.4 shall be treated by the Parties as an adjustment to the Final Purchase Price for all Tax purposes and shall be reported as such by the Parties on their respective Tax Returns.

Section 2.5          Withholding.

Each of the Purchaser and Escrow Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to the Sellers or any other Person such amounts as the Purchaser or Escrow Agent is required to deduct and withhold under the Code, or any Applicable Laws relating to Tax, with respect to the making of such payment; provided, that prior to the making of any such deduction and withholding (other than in respect of wages or other compensation or the failure of any Seller to deliver a duly executed IRS Form W-9 in accordance with Section 2.7(i)) and, to the extent reasonably practicable, at least ten (10) days prior to effecting any such withholding, the Purchaser shall notify the Seller Representative of such withholding in writing in reasonable detail and shall cooperate with the Seller Representative, as and to the extent reasonably requested by the Seller Representative, to reduce or eliminate any withholding that otherwise would be required. To the extent that amounts are so withheld and paid to the appropriate Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. The Acquired Companies, the Blockers and the Sellers agree to use reasonable best efforts to provide Purchaser, or to assist Purchaser in obtaining, Forms W-8 or Forms W-9 or such other forms or information relating to Purchaser’s obligations to withhold as Purchaser may reasonably request.

Section 2.6          Allocation; Tax Treatment.

(a)         Allocation. The Final Purchase Price (plus any other amounts properly taken into account under the Code as purchase price), shall be allocated for Tax purposes among the Securities and further among the assets of the Company in accordance with Section 755 and other applicable provisions of the Code and the methodologies set forth on Exhibit I (the “Allocation”). Within one hundred twenty (120) days of the final determination of the Final Closing Date Schedule, the Seller Representative shall provide the Purchaser with a draft of the Allocation for the Purchaser’s review and approval, which approval shall not be unreasonably withheld, conditioned, or delayed. The Seller Representative and the Purchaser shall work in good faith to resolve any disputes relating to the Allocation within thirty (30) days. If the Seller Representative and the Purchaser are unable to resolve any such dispute, such dispute shall be resolved promptly by the Neutral Accountant, provided that the Neutral Accountant shall utilize the methodologies set forth on Exhibit I in determining fair market value. The costs of the Neutral Accountant shall be borne equally by the Sellers on the one hand and Purchaser on the other hand. If the Final Purchase Price is subsequently adjusted, the Seller Representative shall propose a corresponding adjustment to the Allocation for the Purchaser’s review and approval, provided that if the Purchaser disputes such proposal, such dispute shall be resolved in the same manner as the resolution of any disputes relating to the Allocation as described herein. The Sellers and Purchaser shall report all Taxes and file all Tax Returns in a manner consistent with the Allocation and shall take no position inconsistent therewith (including in connection with any audits or examinations by any Tax Authority) other than as (i) required by a Final Determination or (ii) provided in the following sentence. In the event of a proposed deficiency or adjustment by a Tax Authority based on or arising out of the Allocation (“Allocation Dispute”), each of the Seller Representative and the Purchaser shall (i) reasonably cooperate with the other Party in connection with an Allocation Dispute, (ii) defend the Allocation in good faith in connection with any administrative proceeding regarding an Allocation Dispute and (iii) give the other Party prior written notice and an opportunity to provide input on the resolution of the Allocation Dispute; provided, however, that nothing contained herein shall prevent the Seller Representative or the Purchaser from agreeing to a good faith settlement of any Allocation Dispute, and neither the Seller Representative nor the Purchaser shall be required to litigate an Allocation Dispute before any court. For the avoidance of doubt, nothing in this Section 2.6(a) shall prevent any Party from exercising its rights under Section 9.4.

(b)         Tax Treatment. The Parties acknowledge and agree that for U.S. federal, and if applicable, state and local Income Tax purposes, the Transactions are intended to be treated as (i) a sale of stock by the Blocker Sellers and a purchase of stock by the Purchaser of the Blocker Securities, (ii) a sale of partnership interests by the Aggregator and a purchase of partnership interests by the Purchaser of the Purchased Class A Units, (iii) a sale of partnership interests by Lauer Holdings and a purchase of partnership interests by the Purchaser of the Class B Units, and (iv) a sale of partnership interests by the Lauer Individual Sellers and a purchase of partnership interests by the Purchaser of the Class P-2 Units. The Parties agree to file all applicable Tax Returns consistent with the treatment described in this Section 2.6(b) and to not otherwise take any Tax position to the contrary, unless otherwise required by Applicable Law. The Purchaser shall not, and shall not cause or permit any other Person to, make an election under Section 338 of the Code with respect to the purchase of any Blocker Securities.

Section 2.7          Closing Deliveries of the Sellers, the Acquired Companies and the Blockers.

At the Closing, the Sellers, the Blockers or the Acquired Companies, as applicable, shall deliver to the Purchaser the following:

(a)         Equity Interest Assignments. Customary documentation evidencing the transfer and assignment of all of the Securities from the Sellers to the Purchaser.

(b)         Bringdown Certificates. (i) A customary bringdown certificate in form and substance reasonably satisfactory to the Purchaser, duly executed by each Seller as of the Closing Date, (ii) a customary bringdown certificate in form and substance reasonably satisfactory to the Purchaser, duly executed by an authorized officer of the Acquired Companies as of the Closing Date, and (iii) a customary bringdown certificate in form and substance reasonably satisfactory to the Purchaser, duly executed by an authorized officer of the Blockers as of the Closing Date, with respect to the matters applicable to the delivering Party set forth in Sections 8.1(c) (Representations and Warranties) and 8.1(d) (Performance of Obligations).

(c)         Secretary’s Certificate. A certificate of the Secretary or Assistant Secretary of the Acquired Companies and the Blockers certifying as to (i) the full force and effect of the Organizational Document of each of the Acquired Companies and the Blockers attached to such certificate as an exhibit, (ii) the full force and effect of the Operating Document of each of the Acquired Companies and the Blockers attached to such certificate as an exhibit, (iii) the accuracy and full force and effect of resolutions adopted by board of directors or managers and members or equityholders of each of the Acquired Companies and the Blockers approving the execution and delivery of this Agreement and the performance of the Transactions by such Acquired Company and Blocker, attached as one or more exhibits to such certificate, and (iv) the good standing or existence of each of the Acquired Companies and the Blockers, as applicable, attaching as an exhibit a certificate issued by the secretary of state of the jurisdiction of formation of such Acquired Company and Blocker as of a recent date.

(d)         Escrow Agreement. The Escrow Agreement, duly executed by the Seller Representative, the Lauer Representative (as defined therein) and the Escrow Agent as of the Closing Date.

(e)          Resignations. Resignations, in form and substance reasonably satisfactory to the Purchaser, of each Person designated in writing by the Purchaser at least five (5) days prior to the Closing Date from all of their positions as directors, managers or officers of the Acquired Companies, in each case effective as of the Closing.

(f)          Payoff Letters. Executed payoff letters relating to the repayment of the Closing Date Debt in accordance with Section 2.3(c).

(g)         Seller Transaction Expense Invoices. Invoices from each third-party recipient of the Seller Transaction Expenses in accordance with Section 2.3(d).

(h)         Tax Certificates. A duly executed IRS Form W-9 from each Seller.

(i)           Related Party Contracts. Written evidence, in form and substance satisfactory to the Purchaser evidencing the termination of the Contracts listed on Schedule 2.7(i).

(j)           Prior Transaction Assignment Agreement. The Prior Transaction Assignment Agreement in substantially the form attached hereto as Exhibit K (the “Prior Transaction Assignment Agreement”) duly executed by the Aggregator, Lauer Holdings, John Lauer, William Lauer, Joseph Lauer and Alma D. Lauer.

(k)         D&O Tail Policy. Evidence that the DO Tail Policy, in the form and substance satisfactory to Purchaser and obtained in accordance with Section 7.7(b), has been bound.

(l)          Consents. All filings, notices, licenses, permits, approvals and other Consents of, to or with, any Person that are listed on Schedule 2.7(l) denoted with an asterisk shall have been duly made or obtained and shall be in full force and effect as of the Closing, each in form and substance reasonably satisfactory to the Purchaser.

(m)         Prior Escrow Assignment Agreement. The Prior Escrow Assignment Agreement in substantially the form attached hereto as Exhibit K (the “Prior Escrow Assignment Agreement”) duly executed by the Aggregator and Lauer Holdings.

(n)         RWI Assignment Agreement. The Representation and Warranty Insurance Assignment Agreement in substantially the form attached hereto as Exhibit M (the “RWI Assignment Agreement”) duly executed by the Aggregator.

(o)         Resignations or Removals. Evidence that all directors, mangers and officers of the Blockers have resigned or been removed.

(p)         Dealership Services Agreement. The Dealership Services Agreement in the form attached hereto as Exhibit O, duly executed by each of San Clemente Auto Rental and Sales, Inc. and Carwave.

Section 2.8          Closing Deliveries of the Purchaser.

At the Closing, the Purchaser shall deliver to the Sellers or the other applicable Persons:

(a)          Estimated Purchase Price. The amounts required to be paid or issued by the Purchaser pursuant to Section 2.3.

(b)         Bringdown Certificate. A customary bringdown certificate in form and substance reasonably satisfactory to the Seller Representative, duly executed by an authorized officer of the Purchaser as of the Closing Date, with respect to the matters set forth in Section 7.2(c) (Representations and Warranties) and Section 8.2(d) (Performance of Obligations).

(c)          Escrow Agreement. The Escrow Agreement, duly executed by the Purchaser and Escrow Agent as of the Closing Date.

(d)         Prior Transaction Assignment Agreement. The Prior Transaction Assignment Agreement duly executed by the Purchaser.

(e)         Prior Escrow Assignment Agreement. The Prior Escrow Assignment Agreement duly executed by the Purchaser.

(f)          RWI Assignment Agreement. The RWI Assignment Agreement duly executed by the Purchaser.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedules to this Article III, each Seller, severally and not jointly, represents and warrants (on behalf of itself and not with respect to any other Seller) to the Purchaser as follows as of the date hereof and as of the Closing Date (except where any representation and warranty is only made as of the date hereof or as of an earlier date, in which case such representation and warranty is made only as of such date):

Section 3.1          Organization.

(a)         Such Seller is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own or lease its properties and assets and to conduct its business as it is now being conducted.

(b)         The Sellers own, directly or indirectly, of record and beneficially, all of the issued and outstanding Equity Interests of the Company, CarWave, the other Acquired Companies and the Blockers, free and clear of all Liens (except for those under Applicable Laws relating to the registration of securities and under the organizational documents of the Acquired Companies, the Blockers and CarWave Management).

Section 3.2          Right to Sell Equity Interests; Binding Effect; Power.

Such Seller has all requisite power and full legal right to enter into this Agreement and each Transaction Document to which such Seller is to be a party, to perform all of such Seller’s agreements and obligations hereunder or thereunder in accordance with their terms, and, with respect to such Seller, to sell to the Purchaser the Securities held by such Seller free and clear of all Liens (except under Applicable Laws relating to the registration of securities). This Agreement has been, and each Transaction Document to which such Seller shall be a party shall be, duly executed and delivered by such Seller, assuming the due authorization, execution and delivery by the other parties hereto and thereto and constitutes or shall constitute, as applicable, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding in equity or at law).

Section 3.3          Authority.

(a) Such Seller has the requisite power and authority to execute, deliver and perform this Agreement and each of the other Transaction Documents to which it is a party and to consummate the Transactions, and (b) the execution, delivery and performance by such Seller of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the Transactions by such Seller have been duly authorized by all requisite action on the part of such Seller.

Section 3.4          Title to Equity Interests, Liens, Etc.

(a)         As of the date hereof, all of such Seller’s Securities are owned, of record and beneficially, by such Seller other than the Lauer Individual Sellers, whose Securities are owned, or record and beneficially by CarWave Management, in each case as set forth on Section 3.4(a)(i) of the Disclosure Schedule, free and clear of all Liens (except for under Applicable Laws relating to the registration of securities), preemptive rights and other rights. Following the Pre-Closing Equity Exchange and as of immediately prior to the Closing, (i) all of such Seller’s Securities shall be owned, of record and beneficially, by such Seller as set forth on Section 3.4(a)(ii) of the Disclosure Schedule, free and clear of all Liens (except for under Applicable Laws relating to the registration of securities), preemptive rights and other rights and (ii) such Seller shall have full right, power and authority to transfer the Securities held by such Seller to the Purchaser, free and clear of any Liens and any and all preemptive rights or similar rights in accordance with the terms of this Agreement.

(b)         As of the date hereof and immediately prior to the Closing, the Securities held by such Seller have been duly authorized and validly issued.

Section 3.5          No Conflicts.

The execution, performance and delivery by such Seller of this Agreement, the other Transaction Documents to which such Seller is a party and each other instrument required hereby to be executed, performed and delivered by such Seller pursuant to this Agreement or the Transaction Documents, the compliance by such Seller with the provisions of this Agreement, the Transaction Documents to which such Seller is a party and each instrument required hereby to be executed, performed and delivered by such Seller and the consummation of the transactions contemplated hereby or thereby shall not violate, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice to, or result in the loss of any benefit to which such Seller is entitled under any Contract, Permit or other interest to which such Seller is a party or by which such Seller is bound or to which its assets are subject, or violate any Applicable Laws to such Seller or any of such Seller’s properties or assets in any material respect, in the case of each of the foregoing in a manner that is reasonably likely to prevent or delay or impair such Seller’s ability to consummate the transactions contemplated hereby.

Section 3.6         Governmental Consents.

No consent, approval or authorization of, or registration, qualification or filing with or notification to, any Governmental Entity by such Seller is required for the execution, performance and delivery of this Agreement or any Transaction Document to which such Seller is to be a party by such Seller or for the consummation by such Seller of the transactions contemplated hereby and thereby.

Section 3.7          Litigation, etc.

No Action is pending or, to such Seller’s knowledge, threatened against such Seller with respect to such Seller’s execution, performance and delivery of this Agreement, the Prior Purchase Agreement or any Transaction Document to which such Seller is to be a party or the consummation by such Seller of the transactions contemplated hereby or thereby. No Action is pending, threatened in writing or, to such Seller’s knowledge, otherwise threatened against such Seller before any arbitrator or court or other Governmental Entity, which, (a) if adversely determined, would reasonably be likely to result in payments, penalties or fines payable by any Acquired Company or Blocker, (b) challenges the validity of this Agreement, the Prior Purchase Agreement or any Transaction Document or any action taken or to be taken in connection by such Seller herewith or therewith or (c) would otherwise be reasonably likely to prevent or delay or impair such Seller’s ability to consummate the transactions contemplated hereby.

Section 3.8          Brokers and Finders.

Neither such Seller nor any of its Affiliates has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement or entered into any Contract or arrangement for any commission, brokerage, finder’s fee or similar compensation in connection with the consummation of the transactions contemplated by this Agreement or any subsequent transactions involving the Acquired Companies or the Blockers, in each case for which any Acquired Company or Blocker may incur or be subject to any Liability.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE Acquired COMPANIES

Except as set forth in the Disclosure Schedules to this Article IV, as of the date of this Agreement and as of the Closing Date (except where any representation and warranty is only made as of the date hereof or as of an earlier date, in which case such representation and warranty is made only as of such date), each of the Acquired Companies party hereto hereby represent and warrant to the Purchaser as follows:

Section 4.1          Organization and Good Standing; Organizational Documents.

(a)          Each Acquired Company is duly formed or incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation set forth on Section 4.1(a) of the Disclosure Schedules. Each Acquired Company has all requisite power and authority to own, lease and operate its properties and assets, as applicable, and conduct its business as currently and as presently proposed to be conducted. Each Acquired Company is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned, leased, held or used by it makes such qualification or license necessary, except for those jurisdictions where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Section 4.1(a) of the Disclosure Schedules sets forth a list of all jurisdictions in which each Acquired Company is duly qualified or authorized to do business. Prior to Closing, the Company and CarWave Midco shall not have engaged in any business activities or conducted any operations other than acting as a direct and indirect equityholder of CarWave and activities incidental thereto (including the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby, and all other acts, actions and activities incidental thereto and necessary therefor) nor incurred any Liabilities.

(b)         The Company has furnished to the Purchaser true, complete and correct copies of each of the Acquired Companies’ Organizational Documents and Operating Documents. Such documents are at all relevant times in full force and effect and no amendments thereto are pending, and none of the Acquired Companies is in violation of any provision of their respective Organizational Documents or Operating Documents.

Section 4.2          Capitalization and Ownership of Equity Interests.

(a)          All of the issued and outstanding Equity Interests of the Acquired Companies are owned, of record and beneficially, as set forth on Section 4.2(a) of the Disclosure Schedule, free and clear of all Liens (except for those under Applicable Laws relating to the registration of securities).

(b)         No Equity Interests of the Acquired Companies are reserved for issuance, or will be reserved for issuance as of immediately prior to the Closing on the Closing Date.

(c)         All of the outstanding Securities are owned of record and beneficially by the Sellers, have been duly authorized and validly issued, represent the only issued and outstanding Equity Interests of the Acquired Companies.

(d)         The Securities were not issued in violation of any preemptive or similar rights or rights of first refusal, including any of the foregoing created by statute, any Organizational Document or Operating Document or any agreement to which the Company or any Seller is a party or by which it is bound, and were issued in compliance with all Applicable Laws, including all federal and state securities or “blue sky” laws.

(e)         There are no options, warrants, commitments, preemptive rights, phantom equity interests, convertible securities, subscription rights, conversion rights, exchange rights or other Contracts to which any Acquired Company is a party relating to the issuance or sale of any Equity Interests, securities or other interests in any Acquired Company.

(f)          There are no outstanding profits interests, restricted units, subscriptions, options, restricted units, equity appreciation rights, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind to which any Acquired Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any Equity Interests of such Acquired Company. There are no other agreements to which any Acquired Company or the Sellers are a party with respect to the voting of any Equity Interests of the Acquired Companies or which restrict the transfer of any Equity Interests of the Acquired Companies. There are no outstanding contractual obligations of any Acquired Company or the Sellers to repurchase, redeem or otherwise acquire any Securities, other Equity Interests or any other securities of any Acquired Company. None of the Acquired Companies nor the Sellers are under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.

(g)         Upon the sale of the Securities to the Purchaser as contemplated herein, the Purchaser shall acquire good and valid title to the Securities, free and clear of all Liens (except under Applicable Laws relating to the registration of securities) and all Securities shall be duly authorized and validly issued.

Section 4.3          Subsidiaries.

Except as set forth on Section 4.3 of the Disclosure Schedule, no Acquired Company has, or has ever had, any Subsidiaries, or owns or controls, or has ever owned or controlled, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, partnership interest, joint venture interest or similar interest in any Person.

Section 4.4          Authority; No Conflict.

(a)         The Company has all necessary limited liability company power and authority to execute and deliver this Agreement, each Transaction Document to be executed and delivered by the Company and each instrument required hereby to be executed and delivered by the Company and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement, each Transaction Document to be executed and delivered by the Company and each instrument required hereby to be executed and delivered by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action; and no other actions on the part of the Company are necessary to authorize this Agreement or any instrument required hereby to be executed and delivered by the Company or to consummate the transactions so contemplated.

(b)         This Agreement has been, and each Transaction Document and each instrument required hereby to be executed and delivered by the Company will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party or parties hereto or thereto, as applicable, constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c)         Except as set forth on Section 4.4(c) of the Disclosure Schedules, the execution, performance and delivery of this Agreement by the Company, each Transaction Document to be executed, performed and delivered by the Company and each instrument required hereby to be executed, performed and delivered by the Company, the compliance by the Company with the provisions of this Agreement, each Transaction Document to be executed, performed and delivered by the Company at Closing and each instrument required hereby to be executed, performed and delivered by the Company at the Closing and the consummation of the transactions contemplated hereby or thereby, will not (i) conflict with or violate any of the Acquired Companies’ Organizational Documents or Operating Documents, (ii) violate, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any consent from or notice to any counterparty to, result in the obligation to make any payment under, or result in the loss of any benefit to which any Acquired Company is entitled under, any Listed Contract, material Permit or other material interest to which any Acquired Company is a party or by which any Acquired Company is bound or to which its assets are subject, (iii) result in the creation or imposition of any Lien upon any assets or Equity Interests of any of the Acquired Companies, or (iv) violate any Applicable Laws related to the Acquired Companies or any of their respective properties or assets, except in respect to items in clause (iv) as would not reasonably be expected to be material to the Acquired Companies.

Section 4.5          Consents; Notices.

No consent, approval, Order, Permit or authorization of, or registration, declaration or filing with, or notification to (together, the “Consents”) any Governmental Entity is required to be obtained by any of the Acquired Companies in connection with the execution and delivery of this Agreement, the Transaction Documents or the consummation of the other transactions to be consummated as contemplated by this Agreement.

Section 4.6          Absence of Changes.

Except as contemplated by this Agreement, since December 31, 2020, (x) the business of the Acquired Companies has been conducted in all material respects in the Ordinary Course of Business (except as contemplated by this Agreement and other actions taken by the Acquired Companies in connection with this Agreement and the Transactions) and (y) there has not been any:

(a)          amendment or modification of the Organizational Documents or Operating Documents of the Acquired Companies;

(b)         split, combination or reclassification of any Equity Interests of the Acquired Companies;

(c)          authorization for issuance, issuance, grant, sale, delivery or agreement or commitment to issue, grant, sell or deliver or other disposition of (or any commitment to do any of the foregoing) any of the Equity Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Equity Interests;

(d)         declaration, set aside or payment of any dividends or distributions on or in respect of any of the Equity Interests of the Acquired Companies or redemption, purchase or acquisition of any of the Equity Interests of the Acquired Companies, or other agreements, obligations or commitments of any character to issue, grant, sell or deliver any Equity Interests of the Acquired Companies;

(e)         any damage or destruction to, or loss of, tangible assets of the Acquired Companies, whether or not covered by insurance, in an amount in excess of $500,000;

(f)          change in any method of accounting or accounting practice of the Company, except as required under Applicable Law;

(g)         new, change in or revocation of any material Tax election; settlement or compromise of any material claim, notice, audit report or assessment in respect of Taxes; change in any annual Tax accounting period; adoption or change in any method of Tax accounting; filing of any amended Tax Return; entrance into any Tax allocation, sharing or indemnity agreement or any closing agreement relating to any Tax; request for any ruling or similar guidance from any Governmental Entity in respect of Taxes; surrender of any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(h)         incurrence, assumption, or guarantee of any Indebtedness, or the subjecting of any of the Company’s material assets to a mortgage, pledge, or Lien, by the Company, except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(i)          sale, transfer, lease, sublease, license, mortgage, pledge or otherwise dispose of or encumber any of the assets or properties shown or reflected on the Company’s balance sheet (excluding Intellectual Property assets), except in the Ordinary Course of Business; provided that none of such actions, individually or in the aggregate, were, or would reasonably be expected to be, material to the business of the Company;

(j)            (i) hire or termination of any service provider who is an executive officer; (ii) except as required by Applicable Laws or in the Ordinary Course of Business, adoption, entry, termination or material amendment of any Benefit Plan (including any underlying agreements), (iii) except in the Ordinary Course of Business, increase, establishment or acceleration of the vesting or payment of any compensation or benefits, or (iv) entry into any collective bargaining agreement or other contracts with any labor union, works council or other labor organization;

(k)           entry into any arrangements relating to royalty or similar payment based on the revenues, profits or sales volume of the Company;

(l)            acquisition by merger or consolidation with, or by purchase of a material or substantial portion of the assets or stock or other Equity Interests of, any other business or Person;

(m)          cancellation or termination of any Insurance Policies or allowance of any coverage under any Insurance Policies to lapse;

(n)           entry into or agreement to enter into any partnership, joint venture, profit sharing, strategic cooperative relationship or similar arrangement;

(o)           termination, cancellation, renewal (other than automatic renewal), or agreement to any amendment in or waiver under any Listed Contract or other Contract material to the business and operations of the Acquired Companies;

(p)           settlement or compromise, or agreement to settle or compromise, any action, suit, claim, investigation or other Action pending or threatened against the Company, except for any such settlement or compromise which was not (and could not reasonably be expected to be) material to the business, operations or financial condition of the Company, both prior to and after the Closing;

(q)           incurrence or commitment to any capital expenditures, obligations or Liabilities other than in the Ordinary Course of Business;

(r)            extension or making of any loan or advance to, or any investment in, any Person;

(s)            issuance of any Equity Interests of the Acquired Companies, or any instrument exercisable or convertible into such Equity Interests;

(t)            entry by the Acquired Companies into any material transaction other than in the Ordinary Course of Business or as contemplated herein or in the Transaction Documents;

(u)           payment or discharge by the Acquired Companies of any material Lien or payment by the Acquired Companies of any material obligation or material Liability other than shown on the Interim Balance Sheet or incurred in the Ordinary Course of Business or as contemplated herein or in the Transaction Documents;

(v)           entry into any transaction or Contract involving fixed price terms or fixed volume arrangements outside of the Ordinary Course of Business;

(w)          loss or, to the Company’s Knowledge, any development that would reasonably be expected to result in a loss of, any Material Supplier or Material Customer;

(x)           damage, destruction or other loss, whether or not covered by insurance, that has had, or would reasonably be expected to have, a material impact on the business, operations or financial condition of the Company;

(y)           purchase, sale, license, lease disposal of, assignment, encumbrance, pledge, abandonment, transfer, dedication to the public, failure to maintain, or allowing to lapse, in whole or in part, any Intellectual Property, other than non-exclusive licenses granted to end users customers in the Ordinary Course of Business on the Company’s unmodified standard form of customer agreement;

(z)           grant to any third party any license with respect to Intellectual Property, or entered into any release, immunity or covenant not to sue related to Intellectual Property (other than non-exclusive licenses granted to customers in the Ordinary Course of Business that do not materially differ from the forms the Company uses for its customers);

(aa)         failure to maintain or protect the confidentiality of any Trade Secret, Source Code, data or other confidential information related to the business of the Company or any Company Intellectual Property, except in the Ordinary Course of Business, in a commercially reasonable manner and consistent with past practice;

(bb)        entry into any transaction or arrangement with, or for the benefit of, any Affiliate of the Company or any of the directors, former directors, officers or equityholders of any Affiliate of the Company;

(cc)         agreement or commitment by an Acquired Company to do any of the foregoing, or any action or omission by an Acquired Companies that would result in any of the foregoing; or

(dd)        action, which, if taken after the date of this Agreement and prior to the earlier of the Closing or valid termination of this Agreement, would require the Purchaser’s consent pursuant to Section 7.1.

Section 4.7           No Material Adverse Effect. Since the Interim Balance Sheet Date, there has not been a Material Adverse Effect.

Section 4.8            Financial Statements.

(a)            Section 4.8(a) of the Disclosure Schedule contains true, correct and complete copies of (i) the unaudited balance sheets of CarWave as of December 31, 2020, December 31, 2019 and December 31, 2018 and the unaudited statements of income, retained earnings and cash flows of CarWave for the fiscal year or quarter then ended; (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2021 and the unaudited statements of income, retained earnings and cash flows of the Company for the six-month period then ended (collectively, clauses (i) and (ii), the “Company Financial Statements”); and (iii) the audited consolidated financial statements of Saperium for the twelve-month periods ended December 31, 2018, December 31, 2019 and December 31, 2020 and its unaudited consolidated financial statements for the six-month period ended June 30, 2021 (collectively, the “Saperium Financial Statements” and together with the Company Financial Statements, the “Financial Statements”). The balance sheet of CarWave as of June 30, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

(b)            Except as set forth in Section 4.8(b) of the Disclosure Schedules, the Company Financial Statements have been prepared in accordance with the Accounting Principles that have been applied on a consistent basis throughout the periods involved. The Company Financial Statements fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates and for the respective periods indicated therein, and were derived from and prepared in accordance with the books of account and other financial records of CarWave which are, in each case, regularly maintained by the management of CarWave.

(c)            True, correct and complete copies of transaction data of the Company and its Subsidiaries relating to “frontlines” from January 1, 2019 to the Interim Balance Sheet Date and relating to “trade-ins” from January 1, 2017 to Interim Balance Sheet Date (collectively, the “Operating Data”) have been delivered by the Sellers and the Acquired Companies to the Purchaser. The Operating Data were prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries, are in all material respects complete and correct and, as of the date hereof, do not include any “unwound” transactions reported to the Company.

(d)            The Saperium Financial Statements have been prepared in accordance with the Philippine Financial Reporting Standards for Small Entities applied on a consistent basis throughout the periods involved, subject, in the case of the unaudited Saperium Financial Statements, to normal and recurring year-end adjustments and the absence of notes for the periods covered thereby, none of which are, individually or in the aggregate, material. The Saperium Financial Statements fairly present the consolidated financial condition, results of operations and cash flows of Saperium as of the respective dates and for the respective periods indicated therein, and were derived from and prepared in accordance with the Philippine Financial Reporting Standards for Small Entities.

(e)            None of the Acquired Companies have any Liabilities, other than Liabilities (i) included or disclosed on the face of the Interim Balance Sheet or the Saperium Financial Statements (and adequately reserved against), (ii) of the type set forth in the Interim Balance Sheet or the Saperium Financial Statements, as the case may be, and incurred in the Ordinary Course of Business since the Interim Balance Sheet Date or the Saperium Financial Statements, as the case may be (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, a claim, lawsuit or environmental, health or safety matter), (iii) incurred directly in connection with this Agreement or the transactions contemplated hereby, (iv) to be included in the computation of Closing Date Debt Amount, Closing Date Cash Amount or Closing Date Seller Transaction Expenses Amount, (v) under Contracts entered into in the Ordinary Course of Business, none of which Liabilities arise out of any breach or violation of, or default under, any such Contract or (vi) disclosed on Section 4.8(e) of the Disclosure Schedules. Except to the extent fully forgiven or repaid prior to the date hereof, neither Lauer Holdings nor any of the Acquired Companies has ever incurred any Indebtedness for borrowed money under the Paycheck Protection Program provided for in Section 7(a) of the Small Business Act 1953, as amended by the Coronavirus Aid, Relief, and Economic Security Act.

(f)            The Acquired Companies have, and will continue to have immediately prior to Closing, sufficient working capital to support the operations of the business of the Acquired Companies as conducted in the Ordinary Course of Business.

(g)            Except as set forth on Section 4.8(g) of the Disclosure Schedules or as will be included in, and result in a dollar-for-dollar decrease to, the Final Purchase Price, no Acquired Company has any Indebtedness and is not a guarantor of any other Liability of any Person. Section 4.8(g) of the Disclosure Schedules sets forth all Indebtedness for borrowed money.

(h)            Except as set forth on Section 4.8(h) of the Disclosure Schedules or as will be included in, and result in a dollar-for-dollar decrease to, the Final Purchase Price, there are no unpaid Seller Transaction Expenses.

(i)             The Company does not have any Liabilities other than any Liabilities created by this Agreement.

Section 4.9            Accounts Receivable and Payable.

(a)            All of the accounts receivable of the Acquired Companies are valid and enforceable claims, are subject to no set-off or counterclaim, and are fully collectible in the normal course. Since the Interim Balance Sheet Date, the Acquired Companies have collected their accounts receivable in the Ordinary Course of Business and in a manner that is consistent with past practices and have not accelerated any such collections. The Acquired Companies do not have any accounts receivable or loans receivable from any Person that is affiliated with it or any of its directors, officers, members, managers, employees or equityholders.

(b)            All of the accounts payable and notes payable of the Acquired Companies arose in bona fide arms’ length transactions in the Ordinary Course of Business and no such account payable or note payable is delinquent in its payment. Since the Interim Balance Sheet Date, the Acquired Companies have paid their accounts payable in the Ordinary Course of Business and in a manner that is consistent with past practices. Except as set forth on Section 4.9(b) of the Disclosure Schedules, the Acquired Companies do not have any accounts payable or loans payable to any Person that is affiliated with it or any of its directors, officers, members, managers, employees or equityholders.

Section 4.10          Taxes.

(a)            Each of the Acquired Companies has timely filed (taking into account any available extensions of time for such filings) or caused to be timely filed with the appropriate Tax Authority all material Tax Returns that were required to be filed by, or with respect to, such entity. All such Tax Returns are true, complete and accurate in all material respects. All material Taxes due and owing by any of the Acquired Companies (whether or not such Taxes were shown or required to be shown on a Tax Return) have been timely paid to the appropriate Tax Authority, and the Acquired Companies have remitted to the appropriate Tax Authority all Taxes that any Acquired Company was required to deposit or pay on behalf of any equityholder in respect of such equityholder’s allocable share of the income of the Acquired Company, as applicable. None of the Acquired Companies is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions applied for in the Ordinary Course of Business and which are automatically granted by the applicable Tax Authority. No claim has ever been made in writing by a Tax Authority in a jurisdiction in which an Acquired Company does not file Tax Returns or pay Taxes that any such Acquired Company is or may be subject to taxation by that jurisdiction. There are no Liens on the assets of any of the Acquired Companies for Taxes other than Permitted Liens.

(b)            The unpaid Taxes of the Acquired Companies did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet or the Saperium Financial Statements (rather than in any notes respectively thereto). Since the Interim Balance Sheet Date, no Acquired Company has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice, other than as a direct result of the Transactions. No deficiencies which remain outstanding for Taxes of any material amount with respect to any Acquired Company have been claimed, proposed or assessed in writing by any Tax Authority. To the Company’s Knowledge, there are no pending audits or examinations relating to material Taxes of any Acquired Company, nor has any such audit or examination been threatened in writing. None of the Acquired Companies has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency which limitation or time period has not expired. None of the Acquired Companies has commenced a voluntary disclosure proceeding relating to any material Taxes in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled. Each Acquired Company has timely withheld or collected and properly paid to the appropriate Tax Authority (i) all material applicable sales, use and value added Taxes required to have been withheld and paid and, (ii) all Taxes of any material amount required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other Person. None of the Acquired Companies has received any written notice from any Tax Authority that any person that such Acquired Company has treated as an independent contractor is or may be treated as an employee for any Tax purposes.

(c)            None of the Acquired Companies (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Applicable Law), in either case that would be binding upon any Acquired Company after the Closing Date, (ii) is or has been a member of an affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated or unitary Income Tax Return, or (iii) has any Liability for the Taxes of any other Person (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Applicable Law, or as a transferee or successor, or pursuant to any Tax sharing, allocation or indemnity agreement or any other contractual agreements, or otherwise); in each case other than (x) with respect to any other Acquired Company or (y) pursuant to any customary contract or agreement entered into in the Ordinary Course of Business consistent with past practice not primarily related to Taxes (each, a “Customary Contract”). None of the Acquired Companies is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or other similar Contract (other than a Customary Contract).

(d)           None of the Acquired Companies has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b).

(e)            None of the Acquired Companies shall be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period beginning prior to and ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax law) executed prior to Closing; (iii) installment sale or open transaction disposition made prior to Closing; (iv) prepaid amount received on or prior to the Closing Date; (v) election by such Acquired Company under Section 108(i) of the Code made prior to the Closing; or (vi) any election under Section 965 of the Code made prior to the Closing. No Acquired Company is a party to any joint venture, partnership or other Contract that could be treated as a partnership for federal Income Tax purposes. No Acquired Company currently uses the cash method of accounting for Income Tax Purposes. No Acquired Company has any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code or any deferred income pursuant to IRS Revenue Procedure 2004-34, Section 451(c) of the Code, or any corresponding provision of state or local Applicable Law. None of the Acquired Companies owns an interest in any Flow-Through Entity (other than other Acquired Companies).

(f)            The provisions of Section 197(f)(9) of the Code do not apply to any intangible asset owned by the Acquired Companies.

(g)            None of the Acquired Companies has distributed the stock of any corporation or had its stock distributed by another Person in a transaction satisfying or intending to satisfy the requirements of Section 355 of the Code. Each Acquired Company is in compliance in all material respects with all applicable transfer pricing laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of such Acquired Company. The prices for any property or services (or for the use of any property) provided by or to each Acquired Company are arm’s length prices for purposes of the relevant transfer pricing Applicable Laws, including Treasury Regulations promulgated under Section 482 of the Code. All documentation related to the provision of any material property or services by or to the Acquired Companies required by relevant transfer pricing laws has been timely prepared or obtained and, if necessary, retained.

(h)            As of the Closing Date, there is no power of attorney given by or binding on any Acquired Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not expired.

(i)             The Company is (and has been for its entire existence) classified as a partnership or disregarded entity for U.S. federal Income Tax purposes, and no election has been made (or is pending) to change such treatment. Each Subsidiary of the Company is (and has been for its entire existence) classified as a “disregarded entity” for U.S. federal Income Tax purposes, and no election has been made (or is pending) to change such treatment, except that the predecessor of CarWave was previously treated as an “S corporation” within the meaning of Section 1361(a)(1) of the Code or a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) and Saperium is and has been classified as a corporation for U.S. federal Income Tax purposes.

(j)             Each of the Acquired Companies, in each case to the extent material, has (i) filed or caused to be filed all IRS Forms 1099-K that are required to be filed by such Acquired Company with the IRS or applicable Tax Authority since January 1, 2017, (ii) collected all necessary and appropriate information for such IRS Forms 1099-K, and (iii) properly withheld and remitted all required funds to the applicable Governmental Entity with respect to, and in connection with, such IRS Forms 1099-K. None of the Acquired Companies have received any written notice that the IRS intends to audit, or is auditing, any Acquired Company or any Seller, as a result of or in connection with any 1099-K Matter (as defined in the Prior Purchase Agreement).

(k)            There are no Deferred Payroll Taxes.

Section 4.11          Property.

(a)            No Acquired Company owns any real property. Section 4.11(a) of the Disclosure Schedules contains a true and complete list of all leases, subleases and occupancy agreements, together with any amendments thereto (the “Real Property Leases”), with respect to all real property leased, subleased or otherwise used or occupied by the Acquired Companies (the “Leased Property”). With respect to each Real Property Lease and the Leased Property, (i) there is no material breach or default under such Real Property Lease by the Acquired Companies or, to the Company’s Knowledge, any other party thereto, (ii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material breach or default under such Real Property Lease by the Acquired Companies or, to the Company’s Knowledge, any other party thereto, (iii) all work required to be performed under such Real Property Lease by the landlord thereunder or by any of the Acquired Companies has been performed, and to the extent that such Acquired Company is responsible for the payment of such work, has been fully paid for, whether directly to the contractor performing such work or to the landlord as reimbursement therefor, (iv) the Acquired Companies have not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Real Property Lease or the Leased Property related thereto or any interest therein, (v) to the Company’s Knowledge, the Acquired Companies’ current use of the Leased Property does not violate in any material respect any restrictive covenant of record that affects any of the Leased Property, and (vi) the Acquired Companies have not received any notice of a nonconforming use under or a violation of any applicable building, zoning, subdivision and other land use or similar Applicable Laws, regulations and ordinances with respect to any Leased Property. The Acquired Companies enjoy peaceful and undisturbed possession of, all Leased Property, free and clear of all Liens, other than Permitted Liens.

(b)            The Acquired Companies have good title to all of the material properties and assets (whether real, personal, tangible or intangible, but excluding Intellectual Property, which is the subject of Section 4.17) reflected on the Interim Balance Sheet or the Saperium Financial Statements (other than assets sold since the Interim Balance Sheet Date or the Saperium Financial Statements) or acquired thereafter, and the Acquired Companies have the right to use all of the other property and assets used in the conduct of the business and operations of the Acquired Companies as currently conducted. None of the properties or assets owned by the Acquired Companies is subject to any Lien other than Permitted Liens and other than those described on Section 4.11(b) of the Disclosure Schedules. The Acquired Companies’ tangible personal property is in good operating condition in all material respects (normal wear and tear excepted) and is suitable in all material respects for its current use in the Ordinary Course of Business.

(c)            Each of the Real Property Leases is valid, binding, enforceable and in full force and effect. Except for Permitted Liens, the Acquired Companies have not transferred or assigned any interest in any Real Property Lease, nor have the Acquired Companies subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any Person.

(d)            The Acquired Companies have all certificates of occupancy and Permits of any Governmental Entity necessary for the current use and operation of each of the leased premises, and the Acquired Companies have complied with all material conditions of the Permits applicable to their use of such leased premises.

(e)            The Acquired Companies have delivered to the Purchaser accurate and complete copies of the Real Property Leases, in each case, as amended or otherwise modified and in effect, together with extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto. Each Real Property Lease is unmodified and represents the entire agreement between the applicable Acquired Company and the applicable landlord.

Section 4.12          Title to Assets.

(a)            The Acquired Companies have good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all real and personal property and other assets (i) reflected in the Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Interim Balance Sheet Date or (ii) necessary to conduct the business and operations of any Acquired Company as currently conducted and as contemplated to be conducted. All such properties and assets are free and clear of any Liens, other than Permitted Liens and the Liens set forth on Section 4.12(a) of the Disclosure Schedules.

(b)            As of immediately following the Closing, the Purchaser, through the Company, directly or indirectly, shall have valid legal title to, and an enforceable right to the use and access of all of, the properties, rights and assets used by the Acquired Companies in connection with the operation of its business.

(c)            The equipment, furniture, machinery, structures, fixtures and other tangible property of the Acquired Companies (collectively, the “Tangible Company Properties”) are adequate for the uses to which they are being put, have no material defects, are in good operating condition, and have been reasonably maintained consistent with normal industry standards, except for (i) ordinary wear and tear and (ii) such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement in the Ordinary Course of Business.

Section 4.13          Environmental Matters.

(a) Each Acquired Company is, and for the last three (3) years has been, in material compliance with all Environmental Laws; (b) no Acquired Company has received any, written notice, report, Order, or directive from any Person, including, without limitation, any federal, state or local Governmental Entity, that (i) any Acquired Company has been identified by the United States Environmental Protection Agency as a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) any Acquired Company has any actual or alleged material liability relating to any of them, their business, or their past or current facilities arising under Environmental Laws; or (iii) any Hazardous Substances which an Acquired Company has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that any Acquired Company conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; (c) each Acquired Company has and maintains, and for the last three (3) years has had and maintained, in full force and effect, all Permits that are materially required under applicable Environmental Laws to conduct the business of the Acquired Companies, and each Acquired Company is, and for the last three (3) years has been, in material compliance with all such Permits; (d) no Acquired Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or released any Hazardous Substances, or owned or operated any property or facility which is or has been contaminated by any such Hazardous Substances, so as to give rise to any material Liabilities pursuant to any Environmental Laws; and (e) no Acquired Company has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material Liability of any other Person relating to Environmental Laws. The Sellers and each Acquired Company have furnished to the Purchaser all environmental audits, reports, and other material environmental documents relating to the Acquired Companies’ past or current properties, facilities, or operations that are in their possession, custody, or under their reasonable control.

Section 4.14          Listed Contracts; Inspections.

(a)            Section 4.14(a) of the Disclosure Schedules sets forth a list of all the following Contracts (the “Listed Contracts”) to which any Acquired Company is a party or by which it is bound:

(i)            management agreement or Contract for the employment or engagement of any officer, individual employee, consultant or other Person on a full time, part time, consulting or other basis (A) providing annual compensation (whether cash or otherwise) which may exceed $100,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement or (C) otherwise restricting an Acquired Company’s ability to terminate the employment or engagement of any employee or consultant, in each case, on annual compensation (whether cash or otherwise) exceeding $100,000, at any time for any lawful reason or for no reason without penalty or Liability;

(ii)           collective bargaining Contracts or Contracts with any labor organization, union or association to which an Acquired Company is a party;

(iii)          Contracts (or arrangements whether written or not) with any current or former officer, director, employee, consultant, stockholder or Affiliate of an Acquired Company (other than Contracts covered by clause (i) above and, solely for purposes of listing such Contracts on the Disclosure Schedules, Contracts with employees or consultants of the Acquired Companies that are on the Acquired Companies’ standard forms);

(iv)          Contracts relating to any completed business acquisition by an Acquired Company (A) since January 1, 2018 or (B) under which the Acquired Company has any outstanding obligations, rights, or Liabilities;

(v)           Contracts for or relating to the incurrence, guaranty or existence of Indebtedness (including guarantees), or the making of any material loans to another Person, other than as may be undertaken in the normal course by an Acquired Company;

(vi)          Contracts which involve payment of more than $50,000 in the aggregate, or that are expected to involve the payment of more than $50,000 in the aggregate for any individual Contract for any of the fiscal years 2020 and 2021;

(vii)         each Contract for capital expenditures or the acquisition of fixed assets, in any case involving future payments by an Acquired Company in excess of $50,000, individually or in the aggregate;

(viii)        Contracts (A) containing covenants of an Acquired Company prohibiting or limiting the right of such Acquired Company to compete in any line of business, including development, marketing, sale or distribution, or prohibiting or restricting its ability to conduct business in any line of business with any Person in any geographic area (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the products or services offered by such Acquired Company), (B) that provides for “most favored customer” terms or similar terms (including such terms for pricing) or (C) with minimum purchase requirements;

(ix)           Contracts that include a royalty, dividend or similar arrangement based on the revenues or profits of an Acquired Company or any Contracts involving fixed price or fixed volume arrangements that would reasonably be expected to materially impact an Acquired Company;

(x)            any lease, sublease or similar Contract with any Person under which an Acquired Company (A) is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person, other than in the Ordinary Course of Business, or (B) is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by an Acquired Company, other than in the Ordinary Course of Business, in any case in the foregoing clause (A) or in this clause (B) which has an aggregate future Liability or receivable, as the case may be, in excess of $100,000;

(xi)           Contracts which contains a license of, release, immunity from suit, covenant not to sue, or covenant not to assert any Intellectual Property (A) from an Acquired Company to any third party (other, for listing purposes only, than non-exclusive licenses granted to customers of such Acquired Company in the Ordinary Course of Business); and (B) to the Acquired Companies from a third party (other than, for listing purposes only, (i) licenses for “off-the-shelf” Software that is commercially available on non-discriminatory terms and conditions at an annual price not exceeding $10,000, individually or in the aggregate, and which Software has not been materially modified or misused, or incorporated into, or used in the development of, any Company Products, and (ii) Open Source Software licenses set forth in Section 4.17(h) of the Disclosure Schedules);

(xii)          Contracts to which the Company is a party, or by which the Company is otherwise bound that relates to the acquisition, transfer, use, development, sharing or license or grant of any other right in any material Technology or Intellectual Property;

(xiii)        Contracts providing for the acquisition, transfer, use, development, distribution, modification, or delivery, deposit into escrow, or release from escrow, of any Company Products or material Technology or Intellectual Property, for an Acquired Company or that otherwise materially affects the use or enforcement by an Acquired Company of any Owned Technology or Owned Intellectual Property (including any settlement agreement, covenant not to assert, and consent to use) (other than, for listing purposes only, Contracts with employees, consultants or independent contractors of the Acquired Companies that are on the Acquired Companies’ standard forms);

(xiv)        Contracts for joint ventures or similar partnerships or business arrangements with another Person or business;

(xv)         Contracts with a Governmental Entity;

(xvi)        Real Property Leases;

(xvii)       Contracts with any Material Supplier;

(xviii       Contracts between or among an Acquired Company, on the one hand, and the Sellers or any Affiliate of the Sellers (other than those Contracts among an Acquired Company) on the other hand;

(xix)         Contracts granting a power of attorney, revocable or irrevocable, to any Person for any purpose whatsoever;

(xx)          Contracts granting a right of first refusal, first offer or similar preferential right to purchase or acquire Equity Interests in an Acquired Company;

(xxi)         Contracts not captured by the preceding clauses (i) through (xx) the performance of which involves payment by or to an Acquired Company of consideration in excess of $50,000 over the term of such Contract and which cannot be canceled by such Acquired Company upon notice of sixty (60) days or fewer;

(xxii)        the Prior Purchase Agreement, any Transaction Documents (as defined in the Prior Purchase Agreement) and each of the Proprietary Information and Inventions Assignment Agreements or Confirmatory Intellectual Property Assignment Agreement described in Section 2.7(k) of the Prior Purchase Agreement; and

(xxiii)      Any other rights or obligations that are material to any Acquired Company or to the operation of the business of any Acquired Company.

(b)            Except as disclosed in Section 4.14(b) of the Disclosure Schedules, each of the Listed Contracts is in full force and effect and is legally enforceable against the Acquired Companies and, to the Company’s Knowledge, the other parties thereto, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding in equity or at law). Except as disclosed in Section 4.14(b) of the Disclosure Schedules, (i) each Listed Contract will continue to be valid, existing and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby, and (ii) no Acquired Company is or has received any claim regarding, and to the Company’s Knowledge, no other party to such Listed Contract is in, material breach of or default under such Listed Contract. No event has occurred that would, after notice, lapse of time or both, constitute such a default or would otherwise result in or permit the termination of any Listed Contract or otherwise result in, or permit the modification or the acceleration of any right or obligation under or pursuant to any Listed Contract. No Acquired Company has, orally or in writing, and no counterparty to any Listed Contract has, in writing or, to the Company’s Knowledge, orally, provided notice that it is terminating, not renewing, or otherwise seeking to alter materially the terms of any Listed Contract in a manner adverse to the Acquired Companies.

(c)            The Acquired Companies maintain processes and practices relating to inspections by the Acquired Companies reasonably designed to ensure that any representations, warranties, descriptions or guarantees relating to any vehicle to be purchased and sold through the Acquired Companies are accurate and complete and such processes and practices have been applied consistently by the Acquired Companies at all times since January 1, 2020.

Section 4.15          Customers; Suppliers.

(a)            Section 4.15(a) of the Disclosure Schedules sets forth (i) the twenty-five (25) largest buyer customers and (ii) the twenty-five (25) largest seller customers, in each case, by aggregate dollar value of sales made, of the Acquired Companies for the fiscal year ended December 31, 2020, December 31, 2019 and the six (6)-month period ended June 30, 2021 (each, a “Material Customer”). The Company has not granted or agreed to provide any material sales, trade or product promotion allowances, rebates or similar product promotions or incentives, except in the Ordinary Course of Business and consistent with the Company’s past practice, and the Company does not have any material Liability or obligation with respect to any of the foregoing.

(b)            Section 4.15(b) of the Disclosure Schedules sets forth a list of the Acquired Companies’ top ten (10) suppliers (on a consolidated basis) (by aggregate cost of products or services purchased from such suppliers), for the fiscal year ended December 31, 2020 and December 31, 2019 and the six (6)-month period ended June 30, 2021 (each, a “Material Supplier”). None of the Acquired Companies has received any written or, to the Company’s Knowledge, oral notice from any such Material Supplier to the effect that it intends to, and to the Company’s Knowledge no such Material Supplier intends to, stop supplying materials, products or services to the Acquired Companies or materially decrease the volume of such supply or otherwise not renew, alter or modify its relationship with the Acquired Companies in any manner adverse to the Acquired Companies (whether as a result of the consummation of the Transactions contemplated hereby or otherwise).

Section 4.16          Certain Relationships and Related Transactions.

Except as provided in Section 4.16 of the Disclosure Schedules, no Related Person of any Acquired Company or any Seller, (a) is indebted to any Acquired Company, the Sellers or their respective Affiliates or (b) owns any material asset used in, or necessary to, the business of the Acquired Companies. None of the Sellers or any officer, director or Affiliate, or employee, of the Sellers or any Affiliate of the Sellers (nor, to the Company’s Knowledge, any parent, sibling, child, grandchild or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has an economic interest (other than ownership of securities of a publicly-held corporation of which it owns two percent (2%) or less of any class of outstanding securities)), has, directly or indirectly (i) a material interest in any Restricted Business (as defined in the Prior Purchase Agreement), (ii) a material interest in any Person that purchases from, or sells or furnishes to, any Acquired Company any material goods or services, or (iii) a beneficial interest in any Listed Contract.

Section 4.17          Intellectual Property.

(a)            Section 4.17(a) of the Disclosure Schedules contains a complete and accurate list and description of all (i) Company Registered Intellectual Property and all material unregistered Marks included in the Company Intellectual Property owned by any Acquired Company, and (ii) specifies, where applicable, the jurisdictions in which any Company Registered Intellectual Property has been registered or in which an application for such registration has been filed, including the respective registration or application numbers and the names of all owners of record title. All issued Company Intellectual Property owned by or exclusively licensed to an Acquired Company, including all Company Registered Intellectual Property, is subsisting, valid and enforceable, and, to Company’s Knowledge all pending applications for registered Company Intellectual Property are subsisting, valid, and enforceable. All necessary fees and filings with respect to any Company Registered Intellectual Property have been timely submitted with the relevant Governmental Entity and domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. No Company Registered Intellectual Property has been or is now involved in any interference, reissue, re-examination, inter-partes review, post-grant review, or opposition proceeding. No Company Registered Intellectual Property at any time has been cancelled, abandoned, allowed to lapse or not renewed, except where an Acquired Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such Company Registered Intellectual Property. Except as set forth on Section 4.17(a) of the Disclosure Schedules, the Acquired Companies (i) exclusively own and possess all right, title and interest in and to all Owned Intellectual Property and Owned Technology, and (ii) exclusively own and possess all right, title and interest in and to or has the right to use pursuant to a valid and enforceable license set forth on Section 4.17(d) of the Disclosure Schedules (or licenses or agreements excluded from scheduling requirements in Section 4.17(d)) all other Company Intellectual Property and Company Technology as the same is used, sold, licensed and otherwise exploited by an Acquired Company in the businesses as presently conducted and as presently proposed to be, in each of the foregoing clauses (i) and (ii) above, free and clear of all Liens other than Permitted Liens. The Company Intellectual Property and Company Technology comprise all of the material Intellectual Property and Technology used or held for use in connection with the operation of the business of the Acquired Companies as currently conducted and as currently proposed to be conducted, and there is no other Intellectual Property or Technology that is material to or necessary for the operation of the business of the Acquired Companies as currently conducted and as currently proposed to be conducted. No loss, termination or, with respect to Company Registered Intellectual Property, expiration of any material Company Intellectual Property has been threatened in writing, is pending or, to the Company’s Knowledge, is reasonably foreseeable.

(b)            The operation of the business of the Acquired Companies, as currently conducted and as currently proposed to be conducted, and the Company Products, Company Intellectual Property and Company Technology do not infringe, misappropriate or violate (and did not in the past infringe, misappropriate or violate) any Intellectual Property of any Person.

(c)            Except as otherwise set forth on Section 4.17(c) of the Disclosure Schedules, in the past six (6) years, none of the Acquired Companies has received any written claim, and, to the Company’s Knowledge, there are no threatened claims, of Intellectual Property infringement, misappropriation or other violation of any Intellectual Property of any Person relating to the operation of the business of the Acquired Companies, the Company Products, Company Intellectual Property or the Company Technology (or the exploitation of any of the foregoing) nor any written challenge to the ownership or validity of any of the Company Intellectual Property or Company Technology (including any opposition, cancellation, invalidity proceedings, interference or re-examinations proceedings), nor is there any Action pending against an Acquired Company charging such Acquired Company with infringement, misappropriation or other violation of any Intellectual Property of any other Person. With respect to any third party Software used by the Acquired Companies, the Acquired Companies have, in accordance with each applicable third party’s Software licensing requirements, obtained the appropriate number of licenses to use such Software in the operation of the business as currently conducted and as currently proposed to be conducted. None of the Acquired Companies has any obligation to compensate any Person for the use of any Intellectual Property or Technology other than in connection with any valid and enforceable license set forth on Section 4.17(d) of the Disclosure Schedules (or licenses or agreements excluded from scheduling requirements in Section 4.17(d)), and has not entered into any agreement to indemnify any other Person against any claim of infringement, misappropriation, misuse, dilution or violation of any Intellectual Property or Technology or any other Person. There are no settlements, covenants not to sue, consents, judgments, or Orders or similar obligations that: (i) restrict the rights of any Acquired Company to use any Intellectual Property or Technology in any manner, (ii) restrict the business of any Acquired Company in order to accommodate any third party’s Intellectual Property or Technology, or (iii) permit third parties to use the Company Intellectual Property or Company Technology.

(d)            Section 4.17(d) of the Disclosure Schedules lists all Contracts relating to (i) use by any third person of any Owned Intellectual Property, excluding confidentiality or non-disclosure agreements, agreements with employees or contractors, and customer agreements entered into in the Ordinary Course of Business and on the Acquired Company’s standard form or (ii) the use by any Acquired Company of any Intellectual Property owned by any other Person, excluding the Open Source licenses listed in Section 4.17(d)(ii) of the Disclosure Schedules, licenses to commercially available, unmodified off-the-shelf software, with annual fee payments of less than $50,000, and confidentiality or non-disclosure agreements entered into in the Ordinary Course of Business and on the Acquired Company’s standard form, (clauses (i) and (ii), collectively, the “IP Licenses”) and (iii) the ownership or development of any material Intellectual Property or Technology for or on behalf of any of the Acquired Companies (excluding agreements between an Acquired Company and employees or contractors that assign all Intellectual Property created by such employee or contractor to such Acquired Company entered into in the Ordinary Course of Business and on the Acquired Company’s standard form). The Acquired Companies and, to the Company’s Knowledge, any other Person is not in material default under any such IP License. Each IP License shall continue to be valid, existing and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby, and no Acquired Company has received written notice that any IP License shall not be renewed upon the expiration thereof.

(e)            To the Company’s Knowledge, none of the Intellectual Property owned by or exclusively licensed to an Acquired Company is being infringed, misappropriated or otherwise violated, or has been infringed, misappropriated or otherwise violated in the past six (6) years, by any other Person.

(f)            Each Person who is or was involved in the creation, invention, modification or improvement of any portion of any Owned Intellectual Property or Owned Technology has entered into a valid and enforceable written agreement with the Acquired Companies prohibiting such Person from disclosing any Confidential Information of the Acquired Companies, assigning to the Acquired Companies all rights, tittle and interest in and to any and all such Owned Intellectual Property and Owned Technology and irrevocably waiving such Person’s moral rights in such Intellectual Property and Technology (“PIIAA”), and all Intellectual Property in such Person’s contribution is owned exclusively by the Acquired Companies. No current or former shareholder, officer, director, or employee of an Acquired Company (i) has any claim, right (whether or not currently exercisable), or ownership interest in any Company Intellectual Property or Company Technology or has excluded any Intellectual Property or Technology from their PIIAA, or (ii) has been named as an inventor on any patent owned by, or pending patent application by, any Acquired Company for any device, process, design or invention of any kind now used by the Acquired Companies in the furtherance of their respective businesses, except for inventions that have been assigned to the Acquired Companies. To the Company’s Knowledge, no Person is in violation or breach of any such agreements and no employee of the Acquired Companies is bound or otherwise subject to any Contract restricting him or her from performing his or her duties.

(g)            No Source Code for any Company Product or that is included in the Owned Intellectual Property or Owned Technology (“Company Software”) has been delivered, licensed, released, made available or disclosed to any Person other than employees and contractors of the Acquired Companies, and on Acquired Company has agreed (under any circumstances, whether present, contingent or otherwise) to deliver, license, release, make available or disclose the Company Software source code to any escrow agent or other Person who is not, as of the date of this Agreement, an employees of the Acquired Companies.

(h)            Section 4.17(h) of the Disclosure Schedules lists all Open Source Software incorporated into, linked, distributed or provided with, or used to develop, distribute or provide, the Company Products, and describes the manner in which such Open Source Software was used (such description shall include whether, and if so, how, the Open Source Software was modified or distributed by the Acquired Companies). The Acquired Companies are in material compliance with the terms and conditions of all licenses for the Open Source Software. Except as set forth in Section 4.17(h) of the Disclosure Schedule, the Acquired Companies have not: (i) incorporated Open Source Software into, or combined or linked Open Source Software with, the Company Products; (ii) distributed Open Source Software in conjunction with any Company Products; (iii) used Open Source Software to develop, distribute or provide the Company Products, in a manner that, with respect to the foregoing clause (i), (ii) or (iii), (A) creates, or purports to create any obligation for the Acquired Companies with respect to any Company Intellectual Property (other than the underlying Open Source Software); (B) revokes, or purports to revoke, the license of any Intellectual Property embodied by the Open Source Software if any Acquired Company asserts any Intellectual Property owned by the Acquired Companies against any Person; or (C) grants or purports to grant to any third party any rights or immunities under any Owned Intellectual Property (including using any Open Source Software) with respect to the foregoing clause (i), (ii) or (iii) that require, as a condition of use, modification or distribution of such Open Source Software that other Software incorporated into, derived from or distributed with such Open Source Software be (1) disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, or (3) impose any limitations requiring that such Company Software be redistributable at no charge.

(i)             All Company Products: (i) comply in all material respects with all Applicable Laws and industry standards; and (ii) materially conform to all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), representations and claims in packaging, labeling, advertising, and marketing materials, and applicable specifications, user manuals, training materials, and other published documentation. To the Company’s Knowledge, none of the Company Products contain any bug, defect, or error that materially adversely affects, or could reasonably be expected to materially adversely affect, the functionality, or performance of such Company Products.

(j)             The Company Products do not contain any “virus”, “worm”, “time bomb”, “key-lock”, “back door”, “drop dead device”, “Trojan horse”, “spyware”, or “adware” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Acquired Companies implement reasonable measures designed to prevent the introduction of Malicious Code into Company Products.

(k)            As of immediately following the Closing, the Acquired Company will own or have the same rights in the Company Intellectual Property and Company Technology that the Acquired Companies had immediately prior to the Closing, free and clear of all Liens without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Acquired Companies would otherwise have been required to pay absent the transactions contemplated hereunder. The transactions contemplated by this Agreement do not and will not conflict with, result in the forfeiture of, impair or result in a breach of or default under, or payment of any additional amount with respect to, or require the consent of any other Person in respect of, the right to own or use any Company Intellectual Property or Company Technology.

(l)             No government funding, facilities or personnel of a university, college, other educational institution or research center or funding from governmental or academic third parties was used in the development of any of the Owned Intellectual Property or Owned Technology. No officer, employee or independent contractor of the Acquired Companies who was involved in, or who contributed to, the creation or development of any of the Owned Intellectual Property or Owned Technology has performed services for the government, university, college, or other educational institution or research center during a period of time during which such person was also performing services for the Acquired Companies in a manner that may give rise to any Intellectual Property ownership claims by such government, university, college, or other educational institution or research center with respect to any of the Owned Intellectual Property or Owned Technology.

(m)           Except as set forth in Section 4.17(m) of the Disclosure Schedule, the Computer Systems (i) operate and perform in all material respects in accordance with their respective documentation and functional specifications and otherwise as required by the Acquired Companies and have not materially malfunctioned or failed within the past three (3) years, (ii) are adequate and sufficient for the operations of the Acquired Companies; and (iii) do not contain any Malicious Code.

Section 4.18          Privacy and Security.

(a)            During the past six (6) years, (i) there have been no actual, alleged, or, to the Company’s Knowledge, suspected Cybersecurity Incidents in the Computer Systems owned by the Company, (ii) there have been no actions or circumstances requiring the Acquired Companies to notify a Governmental Entity or customers or individuals of a Cybersecurity Incident or a failure to comply with or violation of any Data Laws, and (iii) no Acquired Company has received any written notice from a Governmental Entity regarding any actual, alleged, or suspected Cybersecurity Incidents affecting the Acquired Companies. The Acquired Companies have implemented commercially reasonable data backup, data storage, system redundancy and disaster recovery procedures, as well as a commercially reasonable business continuity plan. The Acquired Companies create backups of customer data and user databases stored by the Company, and such backups are stored and maintained outside the Acquired Companies’ premises and are protected using commercially reasonable measures designed to protect such backups from third Person access. The Acquired Companies have taken commercially reasonable measures, consistent with current industry standards, designed to protect the Acquired Companies’ information technology, Computer Systems and data against Cybersecurity Incidents and against the introduction of Malicious Code, and no Acquired Company has experienced any unauthorized use or disclosure of, or access to, the Computer Systems or any information or data of the Acquired Companies.

(b)            The Acquired Companies do not transmit, store or otherwise Process any Personal Information (or import any Personal Information from) outside of the United States.

(c)            During the past six (6) years, the Acquired Companies (i) have maintained a Privacy Policy and administrative, technical, and physical safeguards designed to protect the confidentiality, integrity, and availability of Personal Information processed by or on behalf of the Acquired Companies (a “Security Policy”); (ii) complied in all material respects with its then in effect Privacy Policies and Security Policies; (iii) provided notice of its external Privacy Policy on all of its websites in a manner compliant in material respects with Applicable Laws, and Data Laws; and (iv) provided employees, contractors and other relevant third Persons performing services on behalf of the Acquired Companies with notice of, and training with respect to, their compliance obligations with respect to the Privacy Policies and Security Policies. No such Privacy Policy is or has been inaccurate, misleading or deceptive.

(d)            The Acquired Companies are in compliance in all material respects with all (i) obligations required to be performed pursuant to the terms of all contracts to which any Acquired Company is a party relating to data privacy, security, or breach notification (including provisions that impose conditions or restrictions on the collection, use, processing, storage, sharing, distribution, transfer, or disposal of Personal Information) (“Privacy Commitments”); and (ii) any applicable published industry best practice or other standard in which the Company operates (including, if applicable, the PCI Data Security Standard and the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising and Multi-Site Data Collection) that pertains to privacy or restrictions or obligations related to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other Processing of personal data or direct marketing to consumers or consumer protection. No Acquired Company sells, rents or otherwise makes available to any Person any Personal Information.

(e)            The Acquired Companies have complied with, in all material respects, all Applicable Laws, including all Data Laws. No Acquired Company has received any written notice that it is or has been in breach of any Data Laws, Privacy Policies, Security Policies or Privacy Commitments and no such breach has occurred within the applicable statute of limitations for a claim arising out of such a breach. No Actions have been asserted, or to the Company’s Knowledge, threatened against any Acquired Company alleging a violation of any Person’s privacy or Personal Information rights.

Section 4.19          Benefit Plans.

(a)            Section 4.19(a) of the Disclosure Schedules lists all material Benefit Plans. No Acquired Company has any plan or commitment to adopt or enter into any additional Benefit Plan or to amend or terminate any existing Benefit Plan.

(b)            The Acquired Companies have made available to the Purchaser a true and complete copy, as applicable, of (i) each written Benefit Plan (including any amendments thereto) and descriptions of all material terms of any Benefit Plan that is not in writing, (ii) the three most recent annual reports with accompanying schedules and attachments, filed with respect to each Benefit Plan required to make such a filing, (iii) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by Applicable Law and any other material notice or description provided to employees (as well as any modifications or amendments thereto), (iv) the most recently received determination letter, if any, issued by the Internal Revenue Service and each currently pending application for a determination letter with respect to any Benefit Plan that is intended to qualify under Section 401(a) of the Code, (v) the three most recently prepared actuarial reports, financial statements and trustee reports, if any, relating to the Benefit Plan, (vi) all material records, notices and filings concerning Internal Revenue Service or U.S. Department of Labor audits or investigations with respect to any Benefit Plan, and (vii) all non-routine, written communications relating to any Benefit Plan and any proposed Benefit Plan.

(c)            Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Benefit Plan and, to the Company’s Knowledge, there are no facts or circumstances that would reasonably be likely to adversely affect the qualified status of any such Benefit Plan. Each trust established in connection with any Benefit Plan which is intended to be exempt from federal Income Tax under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(d)            No Benefit Plan is, and neither any Acquired Company nor any ERISA Affiliate thereof contributes to, has at any time in the past six (6) years contributed to or has any Liability or obligation, whether fixed or contingent, with respect to (i) multiemployer plan, within the meaning of Section 3(37) of ERISA, (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(e)            No Acquired Company has any obligation to provide (whether under an Benefit Plan or otherwise) health, accident, disability, life or other welfare benefits to any current or former employees, directors, consultants or retirees of the Acquired Company (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of employment or other service of such employee, director, consultant or retiree, other than health continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)            Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other Applicable Laws. Each Acquired Company has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no Knowledge of any default or violation by any party to, any Benefit Plan.

(g)           All payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Benefit Plan, including all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of any employees or other service providers, have been timely paid or made in full or, to the extent not yet due, properly accrued on the balance sheet of the Acquired Companies in accordance with the terms of the Benefit Plan and all Applicable Laws.

(h)           No proceeding is pending or, to the Company’s Knowledge, threatened against, by or on behalf of any Benefit Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course). With respect to each Benefit Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Benefit Plan have occurred, and (ii) no Lien has been imposed under the Code, ERISA or any other Applicable Law. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan. No Acquired Company has made any filing in respect of any Benefit Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.

(i)            No Benefit Plan, and neither any Acquired Company nor any Benefit Plan fiduciary with respect to any Benefit Plan, in any case, is the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, nor is any such audit or investigation pending or, to the Company’s Knowledge, threatened.

(j)            Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant, director or other service provider of an Acquired Company to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant, director or other service provider or any such group of employees, consultants, directors or other service providers; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit or (iv) result in any “parachute payment” under Section 280G of the Code.

(k)           Each Acquired Company and each of their respective ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state Applicable Law, (ii) the applicable requirements of the Healthcare Insurance Portability and Accountability Act and the regulations (including the proposed regulations) thereunder and (iii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended. No Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The obligations of all Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(l)            No Acquired Company has sponsored, maintained, contributed to, or has been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program, or other arrangement providing compensation or benefits to any employee, consultant, director or other service provider (or any dependent thereof) which is subject to the Applicable Laws of any jurisdiction outside of the United States.

Section 4.20         Employment and Labor Matters.

(a)           No Acquired Company is or has at any time been bound by any collective bargaining or similar agreement with respect to its employees. There is no labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption pending or, to the Company’s Knowledge, threatened against an Acquired Company, and the Acquired Companies have not experienced any such labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption during the past three years. There are no labor unions or other organizations representing, purporting to represent and, to the Company’s Knowledge, no union organization campaign is in progress with respect to, any employees of an Acquired Company. Except as set forth on Section 4.20(a) of the Disclosure Schedules, there are no (i) unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Entity or (ii) material grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Company’s Knowledge, threatened by or on behalf of any employees.

(b)           Except as set forth on Section 4.20(b)(i) of the Disclosure Schedules, each Acquired Company is in compliance in all material respects with all Applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters. No Acquired Company is a party to, and is not otherwise bound by, any consent decree with, or citation any Governmental Entity relating to employees or employment practices. Except as set forth on Section 4.20(b)(ii) of the Disclosure Schedules, each Acquired Company has properly classified all of its service providers as employed or self-employed, employees or independent contractors and as exempt or non-exempt for all purposes.

(c)           Except as set forth on Section 4.20(c) of the Disclosure Schedules, (i) each Acquired Company has paid in full to all of its employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; and (ii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Company’s Knowledge, threatened before any Governmental Entity with respect to any Persons currently or formerly employed by an Acquired Company.

(d)           During the three years prior to the date of this Agreement, no Acquired Company has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of an Acquired Company.

(e)           There are no material Liabilities, whether contingent or absolute, of an Acquired Company relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Benefit Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(f)            Section 4.20(f) of the Disclosure Schedules contains a true, correct and complete list of the names and current annual salary rates or current hourly wages, as applicable, employer, hire date, principal work location and leave status of all present employees of the Acquired Companies and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position. No executive or key employee of an Acquired Company has informed the Acquired Companies or the Sellers (whether orally or in writing) of any plan to terminate employment with or services for the Acquired Company, and, to the Company’s Knowledge, no such Person or Persons has any plans to terminate employment with or services for the Acquired Company.

(g)           Section 4.20(g) of the Disclosure Schedules contains a list of all independent contractors, consultants, agents or agency employees currently engaged by the Acquired Companies, along with the position, date of retention and rate of remuneration for each such Person. The Acquired Companies do not engage or retain any agents or agency employees.

(h)           Section 4.20(h) of the Disclosure Schedules contains a true, correct and complete list of each employee and service provider that has entered into an Arbitration Agreement with CarWave, which Arbitration Agreements are each substantially in one of the forms of Arbitration Agreement provided to the Purchaser by CarWave, which form of Arbitration Agreement is indicated across from such employee or service provider’s name on Section 4.20(h) of the Disclosure Schedule.

(i)            The Lauer Individual Sellers have caused (i) the filing of any and all required Tax Returns related to the Compensatory Transfer Matters relating to the 2020 transfer; (ii) the payment of any outstanding amounts due to any Tax Authority in connection with the Compensatory Transfer Matters; and (iii) the delivery to the Company of a properly completed IRS Form 4669 and a properly completed CA Form DE938P by John Lauer with respect to the Compensatory Transfer Matters relating to the 2020 transfer. CarWave has caused the proper completion and delivery of any Form W-2 or amended Form W-2 related to the Compensatory Transfer Matters.

(j)            The Acquired Companies do not engage, and have not in the past three years engaged, the services of any temporary employees or “leased employees” (within the meaning of Section 414(n) of the Code).

Section 4.21         Insurance.

Section 4.21 of the Disclosure Schedules sets forth a list of all current insurance policies or binders maintained by the Acquired Companies and relating to the assets, business, equipment, properties operations, employees, officers and directors of the Acquired Companies (collectively, the “Insurance Policies”), all of which are in full force and effect. The coverage pursuant to the Insurance Policies is sufficient for compliance with Applicable Laws and for compliance with any obligation under any Contract to which an Acquired Company is a party. The Acquired Companies are not in default under any such policy or binder the effect of which would reasonably be expected to jeopardize coverage (whether generally or with respect to a specific claim) thereunder, and have received no notice of cancellation of any such policy or binder. The Acquired Companies are, and at all times during the past three (3) years have been, insured with reputable insurers against all risks normally insured against by companies engaged in similar businesses. Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid. There are no material claims by the Acquired Companies pending under any of such Insurance Policies as to which coverage has been denied by the underwriters of such policies. The Acquired Companies have not received notice of (a) a termination or material reduction of coverage with respect to any of such Insurance Policies or binders, (b) a refusal of any coverage or rejection of any claim under any of such policies or binders, (c) a change in coverage of any of such policies or binders, (d) a premium audit with respect to any of such policies or binders, or (e) an adjustment in the amount of the premiums payable with respect to any of such policies or binders. The Acquired Companies have made available to the Purchaser true, complete and accurate copies of all such Insurance Policies and binders. There are currently no claims pending against the Acquired Companies under any Insurance Policies or binders covering the property, business or employees of the Acquired Companies. The Acquired Companies do not maintain or participate in any self-insurance, captive insurance or co-insurance programs. All claims of the Acquired Companies occurring since January 1, 2018 for which insurance coverage of $50,000 or more would have been available have been properly tendered and timely submitted to the applicable insurance provider.

Section 4.22         Litigation; Other Actions or Governmental Entity Inquiries.

Except as set forth on Section 4.22 of the Disclosure Schedules, (a) there are, and since January 1, 2018 have been, no Actions pending or, to the Company’s Knowledge, threatened against, or otherwise affecting, an Acquired Company or any Acquired Company’s properties or assets and (b) there are no outstanding Orders against the Acquired Companies, in each of the foregoing cases which (i) could, individually or in the aggregate, result in (A) losses or other Liabilities to the Acquired Companies in excess of $50,000 or (B) injunctive relief ordered against the Acquired Companies or (ii) challenges or seeks to prevent, enjoin or otherwise delay or adversely affect the Transactions. None of the assets of the Acquired Companies is subject to any Order that (I) does, or could reasonably be likely to, materially impair the Acquired Companies’ ability to operate its business in the ordinary course consistent with past practice following the Closing or (II) would affect the legality, validity or enforceability of this Agreement or any other Transaction Document to which an Acquired Company is a party or the consummation of the Transactions. The Acquired Companies have no claims or other Actions or Orders against the Sellers or their respective Affiliates. None of the Acquired Companies or any manager, director, officer, employee or member or other equityholder of the Acquired Companies, in his or her capacity as such, is, to the Company’s Knowledge, a party to or in default with respect to any Order of any court, commission, board or other Governmental Entity.

Section 4.23         Compliance with Instruments; Applicable Laws.

(a)           The Acquired Companies are, and since January 1, 2018 have been, in compliance with all Applicable Laws or Orders applicable to its businesses, properties, assets or operations, in all material respects. The Acquired Companies have not received any written (or to the Company’s Knowledge, oral) notice of, or been charged by, a Governmental Entity asserting or alleging any violation of any Applicable Law or Order. The Acquired Companies are not, and have not been, the subject of any pending or, to the Company’s Knowledge, threatened investigation or action of or by any Governmental Entity with respect to any actual or alleged violation of or non-compliance with any Applicable Law or Order. No event has occurred or circumstance exists that (with or without notice or lapse of time, or both) (i) would constitute or result in a violation by an Acquired Company of, or a failure on the part of an Acquired Company to comply in any material respect with, any Applicable Law or Order or (ii) would give rise to any obligation on the part of an Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Since January 1, 2018, the Acquired Companies have not entered into or been subject to any Order with respect to any aspect of the business, affairs, properties or assets of the Acquired Companies or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any Governmental Entity or other regulatory agency with respect to any aspect of the business, affairs, properties or assets of the Acquired Companies.

(b)           None of the members, managers, officers or directors of the Acquired Companies since January 1, 2018 have been (i) subject to voluntary or involuntary petition under any Applicable Law relating to federal bankruptcy laws or any state insolvency laws or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal Action or named as a subject of a pending criminal Action (excluding traffic violations and other minor offenses); (iii) subject to any Order (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her, engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment, finding or other Order has not been subsequently reversed, suspended, or vacated.

(c)           Section 4.23(c)(i) of the Disclosure Schedules sets forth each Permit (and applications therefor) obtained by the Acquired Companies which are required (or otherwise necessary) for the conduct and operation of the business of the Acquired Companies as presently conducted in the Ordinary Course of Business and as currently contemplated to be conducted together with the name of the Governmental Entity issuing such Permit. Except as set forth on Section 4.23(c)(ii) of the Disclosure Schedules, the Acquired Companies have obtained all Permits that are required for the operation of its business as presently conducted in the Ordinary Course of Business and as currently contemplated to be conducted. No suspension, cancellation or termination of any Permits required by any Governmental Entity to permit the business to be conducted as presently conducted in the Ordinary Course of Business and as currently contemplated to be conducted is threatened or imminent that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Each Permit held by the Acquired Companies that is required (or otherwise necessary) for the conduct of the operation of the business is valid, binding and in full force and effect. The Acquired Companies are not in material default or violation (and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material Permit to which it is a party.

(d)           Foreign Corrupt Practices Act. Neither the Acquired Companies nor any of the Acquired Companies’ directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Entity, or (iii) securing any improper advantage, in the case of clauses (i), (ii) and (iii) above in order to assist the Acquired Companies or any of their Affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Acquired Companies nor any of their directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Applicable Laws. The Acquired Companies further represent that they have maintained, and have caused each of their Affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law. Neither the Acquired Companies, or, to the Company’s Knowledge, any of their officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

(e)           Export Control Laws. The Acquired Companies have conducted all transactions in accordance with applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the economic sanctions and export control laws and regulations of any other applicable jurisdiction. Without limiting the foregoing: (i) the Acquired Companies have obtained all export licenses and other approvals, timely filed all required filings and have assigned the appropriate export classifications to all products, in each case as required for their exports of products, software and technologies from the United States and any other applicable jurisdiction; (ii) the Acquired Companies are in compliance with the terms of all applicable export licenses, classifications, filing requirements or other approvals; (iii) there are no pending or, to the Company’s Knowledge, threatened claims against the Acquired Companies with respect to such exports, classifications, required filings or other approvals; (iv) there are no pending investigations related to the Acquired Companies’ exports; and (v) there are no actions, conditions, or circumstances pertaining to the Acquired Companies’ export transactions that would reasonably be expected to give rise to any material future claims. Neither the Acquired Companies nor any of the Acquired Companies’ directors, officers, employees or agents have engaged in any business or dealings, directly or indirectly, with any party that is (x) the subject of sanctions administered by OFAC; or (y) located, organized, or ordinarily resident in any jurisdiction that is the subject of comprehensive sanctions administered by OFAC.

(f)            Harassment. (i) To the Company’s Knowledge, no allegation of harassment (including sexual harassment) has ever been made against any key employees of the Acquired Companies, (ii) to the Company’s Knowledge, within the last five (5) years of the date hereof, no allegation of harassment (including sexual harassment) has been made against any employee of any Acquired Company having the title of Vice President or above, and (iii) the Acquired Companies are not currently seeking, and within the last five (5) years of the date hereof has not entered into, any settlement agreement that relates primarily to an allegation of harassment (including sexual harassment) committed by any current or former officer or employee of the Acquired Companies.

(g)           Money Laundering Laws. The operation of each of the Acquired Companies and any subsidiary are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Entity (collectively, the “Money Laundering Laws”), and no proceeding by or before any court of, governmental agency, authority or body or any arbitrator involving the Acquired Companies with respect to the Money Laundering Laws is pending, or to the Company’s Knowledge, threatened.

Section 4.24         Brokers and Finders.

No Acquired Company has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement or otherwise is or may become liable for any commission, brokerage, finder’s fee or similar compensation in connection with the consummation of the transactions contemplated by this Agreement or any subsequent transactions involving the Acquired Companies.

Section 4.25         Governmental Consents

Except as set forth on Section 4.25 of the Disclosure Schedule or with respect to any consents, approvals, Orders, authorizations, registrations, declarations or filings required under the HSR Act, the Acquired Companies are not required to make any declaration to or registration or filing with, or to obtain any Permit from, any Governmental Entity in connection with the execution and delivery by the Acquired Companies of this Agreement or any other Transaction Document or the consummation of the Transaction or other transactions contemplated herein or therein, except for declarations, registrations, filings, or Permits that are immaterial or customarily obtained after Closing.

Section 4.26         Prior Transaction Documents.

(a)           The Acquired Companies have furnished to the Purchaser true, complete and correct copies of the Prior Purchase Agreement, the Prior Escrow Agreement, the Prior R&W Policy and each of the agreements, certificates, leases and other instruments contemplated thereunder, including any modifications, amendments and supplements thereto (collectively the “Prior Transaction Documents”). Each of the Prior Transaction Documents is in full force and effect in accordance with the terms thereof and is legal, valid, binding on and enforceable against each party thereto. None of the parties to the Prior Transaction Documents is in breach of, or default under, any such Prior Transaction Document, and no event has occurred that with or without notice, lapse of time or both would constitute such a breach or default thereunder by any other party thereto, or cause or permit the termination, modification or acceleration of any obligation thereunder. Each party to the Prior Transaction Documents has performed all obligations under the Prior Transaction Documents required to be performed and no facts exist which would render any such performance unlikely.

(b)           As of the date hereof, the Secondary Purchase Price (as defined in the Prior Purchase Agreement) has been finally determined in accordance with the terms of the Prior Purchase Agreement and the Adjustment Escrow Funds (as defined in the Prior Escrow Agreement) have been released in accordance with the terms of the Prior Purchase Agreement and the Prior Escrow Agreement and none of the Aggregator, Lauer Holdings or the other parties to the Prior Purchase Agreement have any further rights or obligations with respect to the Secondary Purchase Price or the Adjustment Escrow Funds.

(c)           As of the date hereof, no Third Party Demands (as defined in the Prior R&W Policy), Preliminary Notices (as defined in the Prior R&W Policy), Claim Notices (as defined in the Prior R&W Policy), Joint Written Instructions (as defined in the Prior Escrow Agreement), Final Determinations (as defined in the Prior Escrow Agreement), Third Party Claim Notices (as defined in the Prior Purchase Agreement), Claim Notices (as defined in the Prior Purchase Agreement) or other claims, Actions, charges, grievances or causes of action of any kind have been filed, delivered or claimed, or are pending or threatened, in respect of Losses (as defined in the Prior R&W Policy) or Liabilities (as defined in the Prior Purchase Agreement), and there are no events, circumstances, facts or occurrences that could reasonably be expected to form the basis for any of the foregoing pursuant to, in connection with, or in respect of the Prior Purchase Agreement or the Prior R&W Policy (“Prior Transaction Claims”).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BLOCKERS

Each Blocker, severally and not jointly and severally, hereby represents and warrants (on behalf of itself and not on behalf of the other Blocker) to the Purchaser as follows as of the date of this Agreement and as of the Closing Date (except where any representation and warranty is only made as of the date hereof or as of an earlier date, in which case such representation and warranty is made only as of such date):

Section 5.1         Organization.

Such Blocker is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and such Blocker’s Organizational Documents (of which such Blocker is not in material violation) are in full force and effect. Prior to Closing, such Blocker shall not have engaged in any business activities or conducted any operations other than acting as a direct and indirect equityholder of CarWave and activities incidental thereto (including the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby, and all other acts, actions and activities incidental thereto and necessary therefor) nor incurred any Liabilities (other than ordinary course Tax Liabilities and Liabilities associated with this Agreement).

Section 5.2         Binding Effect; Power.

Such Blocker has all requisite power and full legal right to enter into this Agreement and each Transaction Document to which such Blocker is to be a party, to perform all of its agreements and obligations hereunder or thereunder in accordance with their terms. This Agreement has been, and each Transaction Document to which such Blocker shall be a party shall be, duly executed and delivered by such Blocker, assuming the due authorization, execution and delivery by the other Parties hereto and thereto and constitutes or shall constitute, as applicable, the legal, valid and binding obligation of such Blocker, enforceable against such Blocker in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding in equity or at law).

Section 5.3         Authority.

Such Blocker (a) has the requisite power and authority to execute, deliver and perform this Agreement and each of the other Transaction Documents to which it is a party and to consummate the Transactions, and (b) the execution, delivery and performance by such Blocker of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the Transactions by such Blocker have been duly authorized by all requisite action on the part of such Blocker. No other actions on the part of such Blocker are necessary to authorize this Agreement or any instrument required hereby to be executed and delivered by such Blocker or to consummate the transactions so contemplated.

Section 5.4         No Conflicts.

The execution, performance and delivery by such Blocker of this Agreement and the other Transaction Documents to which such Blocker is a party and each other instrument required hereby to be executed, performed and delivered by such Blocker pursuant to this Agreement or the Transaction Documents, the compliance by such Blocker with the provisions of this Agreement, the Transaction Documents to which such Blocker is a party and each instrument required hereby to be executed, performed and delivered by such Blocker and the consummation of the transactions contemplated hereby or thereby, shall not violate, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice to, or result in the loss of any benefit to which such Blocker is entitled under any of its Organizational Documents or Operating Documents, Contract, Permit, Lien or other interest to which such Blocker is a party or by which such Blocker is bound or to which its assets are subject, or violate any Applicable Law relating to such Blocker or any of such Blocker’s properties or assets in any respect, in the case of each of the foregoing in a manner that is reasonably likely to prevent or materially delay or impair such Blocker’s ability to consummate the transactions contemplated hereby.

Section 5.5         Governmental Consents.

Except with respect to any consents, approvals, Orders, authorizations, registrations, declarations or filings required under the HSR Act, no consent, approval or authorization of, or registration, qualification or filing with or notification to, any Governmental Entity or other Person is required for the execution, performance and delivery of this Agreement or any Transaction Document to which such Blocker is to be a party by such Blocker or for the consummation by such Blocker of the transactions contemplated hereby and thereby.

Section 5.6         Capitalization.

Section 5.6 of the Disclosure Schedule set forth the authorized and outstanding Equity Interests of each Blocker. Except for the rights of Purchaser under this Agreement and the other Transaction Documents, (i) no subscription, warrant, option, profits interest, convertible security or other right (contingent or otherwise) to purchase or acquire any Equity Interests of such Blocker is authorized or outstanding, and (ii) such Blocker does not have any obligation to issue any subscription, warrant, option, profits interest, convertible security or other such right or to issue or distribute to holders of any Equity Interests any evidences of indebtedness or assets of such Blocker. Such Blocker does not have any obligation to purchase, redeem or otherwise acquire any of its Equity Interests or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to such Blocker. Except for rights of Purchaser under this Agreement and the other Transaction Documents, all issued and outstanding Equity Interests of such Blocker (a) are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, such Blocker Organizational Documents or any Contract to which such Blocker is a party or by which it is bound, and (b) have been offered, sold and delivered by such Blocker in compliance in all material respects with all applicable Law.

Section 5.7         Subsidiaries; Ownership.

Except for the respective Blocker Owned Class A Units, as of the Closing, such Blocker does not, and will not, directly or indirectly (a) own, of record or beneficially, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any Person, or (b) control any other Person. At the Closing, such Blocker will own all of such Blockers respective Blocker Owned Class A Units, free and clear of all Liens (other than restrictions that may, following the Closing, be applicable on any subsequent transfer by Purchaser under applicable securities laws or under such Blocker’s Organizational Documents).

Section 5.8         Taxes.

(a)           Such Blocker has timely filed or caused to be filed (taking into account any available extensions of time for such filings) all material Tax Returns that were required to be filed by it. All such Tax Returns are true, complete and accurate in all material respects. All material Taxes owed by such Blocker that are due and payable (whether or not such Taxes were shown or required to be shown on a Tax Return) have been timely paid to the appropriate Tax Authority. No claim has been made by a Tax Authority in a jurisdiction in which such Blocker does not file Tax Returns that such Blocker is subject to taxation by that jurisdiction. There are no Liens on any of such Blocker’s assets for Taxes other than Permitted Liens.

(b)           No deficiency for Taxes of any material amount which has been proposed, asserted or assessed in writing by any Tax Authority against such Blocker remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to material Taxes of such Blocker. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending or, to the applicable Blocker Seller’s knowledge, threatened, with respect to any material Taxes of such Blocker.

(c)           Such Blocker has no liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise, in each case other than Customary Contracts.

(d)           Such Blocker has not been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

(e)           At all times since its formation, such Blocker has been classified as a corporation for United States federal Income Tax purposes.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Sellers and the Acquired Companies as follows as of the date of this Agreement and as of the Closing Date (except where any representation and warranty is only made as of the date hereof or as of an earlier date, in which case such representation and warranty is made only as of such date):

Section 6.1         Organization.

The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and the Purchaser’s Organizational Documents (of which the Purchaser is not in material violation) are in full force and effect.

Section 6.2         Binding Effect; Power.

The Purchaser has all requisite power and full legal right to enter into this Agreement and each Transaction Document to which the Purchaser is to be a party, to perform all of its agreements and obligations hereunder or thereunder in accordance with their terms. This Agreement has been, and each Transaction Document to which the Purchaser shall be a party shall be, duly executed and delivered by the Purchaser, assuming the due authorization, execution and delivery by the other Parties hereto and thereto and constitutes or shall constitute, as applicable, the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding in equity or at law).

Section 6.3         Authority.

The Purchaser (a) has the requisite power and authority to execute, deliver and perform this Agreement and each of the other Transaction Documents to which it is a party and to consummate the Transactions, and (b) the execution, delivery and performance by the Purchaser of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the Transactions by the Purchaser have been duly authorized by all requisite action on the part of the Purchaser.

Section 6.4         No Conflicts.

The execution, performance and delivery of this Agreement and the other Transaction Documents to which the Purchaser is a party by the Purchaser and each other instrument required hereby to be executed, performed and delivered by the Purchaser pursuant to this Agreement or the Transaction Documents, the compliance by the Purchaser with the provisions of this Agreement, the Transaction Documents to which the Purchaser is a party and each instrument required hereby to be executed, performed and delivered by the Purchaser and the consummation of the transactions contemplated hereby or thereby, shall not violate, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice to, or result in the loss of any benefit to which the Purchaser is entitled under any Contract, Permit, Lien or other interest to which the Purchaser is a party or by which the Purchaser is bound or to which its assets are subject, or violate any Applicable Law relating to the Purchaser or any of the Purchaser’s properties or assets in any respect, in the case of each of the foregoing in a manner that is reasonably likely to prevent or materially delay or impair the Purchaser’s ability to consummate the transactions contemplated hereby.

Section 6.5         Governmental Consents.

Except with respect to any consents, approvals, Orders, authorizations, registrations, declarations or filings required under the HSR Act, no consent, approval or authorization of, or registration, qualification or filing with or notification to, any Governmental Entity is required for the execution, performance and delivery of this Agreement or any Transaction Document to which the Purchaser is to be a party by the Purchaser or for the consummation by the Purchaser of the transactions contemplated hereby and thereby.

Section 6.6         Acquisition of Securities for Investment.

The Purchaser is acquiring the Securities for its own account, for investment only, and not with a view to any resale or public distribution thereof in violation of the Securities Act. The Purchaser shall not offer to sell or otherwise dispose of the Securities in violation of any Applicable Law. The Purchaser acknowledges that (a) none of the Securities has been registered under the Securities Act or any state securities laws, (b) there is no public market for the Securities and there can be no assurance that a public market shall develop, and (c) it must bear the economic risk of its investment in the Securities for an indefinite period of time. The Purchaser is an “Accredited Investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

Section 6.7         Financial Ability.

The Purchaser has sufficient financial resources to satisfy its financial obligations hereunder and to consummate the Transactions contemplated hereby.

Section 6.8         Litigation.

No Action is pending or, to Purchaser’s knowledge, threatened against the Purchaser with respect to the Purchaser’s execution, performance and delivery of this Agreement or any Transaction Document to which the Purchaser is to be a party or the consummation by the Purchaser of the transactions contemplated hereby or thereby. No Action is pending or threatened against the Purchaser before any arbitrator or court or other Governmental Entity which challenges the validity of this Agreement or any Transaction Document or any action taken or to be taken in connection herewith or therewith or would otherwise be reasonably likely to prevent or materially delay or impair the Purchaser’s ability to consummate the transactions contemplated hereby.

Section 6.9           Brokers and Finders.

Neither the Purchaser nor any of its Affiliates have entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

ARTICLE VII
CERTAIN COVENANTS AND AGREEMENTS

Section 7.1           Interim Operations of the Acquired Companies and the Blocker.

During the period from the date hereof to the earlier of the date of termination of this Agreement pursuant to Section 10.1 or the Closing Date, except as contemplated or permitted by this Agreement, as disclosed on Section 7.1 of the Disclosure Schedules or as consented to by the Purchaser in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Acquired Companies and the Blockers shall, and the Sellers shall cause the Acquired Companies and the Blockers to, use commercially reasonable efforts to operate in all material respects in the Ordinary Course of Business, and the Acquired Companies and the Blockers shall not, and the Sellers shall cause the Acquired Companies and the Blockers to not, do any of the following:

(a)           other than as required to effectuate the Blocker Name Changes in accordance with Section 7.14, amend or otherwise change its Organizational Documents or Operating Documents;

(b)           repurchase, redeem or otherwise acquire any outstanding shares of capital stock, membership interests or other Equity Interests or rights thereto of any Acquired Company or any Blocker;

(c)           transfer, issue, pledge, encumber (or otherwise impose a Lien on), assign, sell or dispose of, or grant options, warrants, incentive equity, phantom equity, equity appreciation rights or other rights to purchase or otherwise acquire, any shares of capital stock, membership interests or securities convertible, exchangeable or exercisable, in each case, for any Equity Interests of any Acquired Company or any Blocker;

(d)           effect any recapitalization, reclassification, reorganization, dissolution, liquidation or like change in the capitalization of any Acquired Company or any Blocker;

(e)           declare, set aside or pay any dividend or distribution in any property in respect of any interest of any Acquired Company or any Blocker other than a distribution of cash to the Sellers or another Acquired Company or a Blocker made prior to the Closing;

(f)           terminate any material Contract (including any IP License or Listed Contract), amend or waive any material rights under any material Contract (including any IP License or Listed Contract), enter into any Contract that would be a Listed Contract if entered into prior to the date hereof, or cancel, modify or waive any material Indebtedness or claims held in respect of any Acquired Company or any Blocker, in each case, other than in the Ordinary Course of Business;

(g)           write up, write down or write off the book value of any assets, individually or in the aggregate, for the Acquired Companies and the Blockers taken as a whole, in excess of $50,000, except for depreciation and amortization in accordance past practices;

(h)           (i) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business, (ii) delay or accelerate payment of any account payable in advance of its due date or the date such Liability would have been paid in the Ordinary Course of Business, (iii) make any material changes to cash management policies, (iv) delay or postpone the repair or maintenance of their properties or (v) vary any inventory purchase practices in any material respect from past practices;

(i)            mortgage, pledge or subject to any Lien (other than a Permitted Lien) any portion of an Acquired Company’s or a Blocker’s assets;

(j)            sell, transfer, assign, license, abandon, permit to lapse or otherwise dispose of any Intellectual Property of any Acquired Company;

(k)           sell, transfer, assign, license any assets (other than Intellectual Property) or any division or business line thereof of an Acquired Company or Blocker, valued at more than $500,000 individually or $1,000,000 in the aggregate except sales of inventory in the Ordinary Course of Business;

(l)            (i) adopt, enter into, terminate or materially amend any material Benefit Plan or (ii) negotiate, enter into, become bound by, modify or terminate any collective bargaining agreement or other Contract with any labor union, works council or other labor organization to which any Acquired Company is a party or otherwise bound;

(m)          (i) hire or terminate (other than for “cause”) any employee, individual consultant or independent contractor or director, other than in the Ordinary Course of Business, (ii) pay, announce, promise or grant, whether orally or in writing, any increase in or establishment of (as applicable) any wages, base pay, fees, salaries, compensation, bonuses, incentives, deferred compensation, pensions, severance or termination payments, retirement, profit sharing, fringe benefits, equity or equity-linked awards, employee benefit plans, or any other form of compensation or benefits payable by any Acquired Company other than in the Ordinary Course of Business, including without limitation, any increase or change pursuant to any Benefit Plan (except as required by any Applicable Law) or (iii) accelerate the vesting or payment of any compensation or benefits under any Benefit Plan;

(n)           incur or assume any Indebtedness for borrowed money or guarantee any Indebtedness for borrowed money, except for Indebtedness incurred or assumed in the Ordinary Course of Business with a maturity of not more than one year and in a principal amount not, in the aggregate, in excess of $500,000 for the Acquired Companies and the Blockers taken as a whole;

(o)           loan or advance any amount to, forgive any loan or advance to, sell, transfer or lease any of the Acquired Companies’ or the Blockers’ assets to, or enter into any agreement or arrangement with, any Affiliate of any Acquired Company or Blocker or any director, officer or employee of any Acquired Company or Blocker, or any of their respective Affiliates, except for making new advances to employees in the Ordinary Course of Business;

(p)           make any material change in any financial accounting method, practice, or policy (including any change in its annual accounting period);

(q)           make, change or revoke any material Tax election; settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period, adopt or change any method of Tax accounting; file any amended Tax Return; enter into any Tax allocation, sharing or indemnity agreement or any closing agreement relating to any Tax; request any ruling or similar guidance from any Governmental Entity in respect of Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(r)            acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or otherwise, or by any other manner, any business or any Person, or otherwise acquire any assets that are valued, individually or in the aggregate, in excess of $250,000 or which would impose any Liability on any Acquired Company or any Blocker following the Closing;

(s)           (I) make any capital expenditures that, individually are in excess of $1,000,000 or in the aggregate, are in excess of $2,000,000 or (II) incur any capital expenditures which would impose any Liability on any Acquired Company or any Blocker following the closing that, individually or in the aggregate, are in excess of $250,000;

(t)            initiate, settle or compromise any Action, other than any settlement solely for monetary damages paid in full prior to the Closing Date and for which no Acquired Company or Blocker is subject to any further Liability where such settlements are not, in the aggregate, in excess of $250,000;

(u)           discharge or satisfy any material Lien or make any payment towards any material Liability other than (i) in the Ordinary Course of Business (including with respect to Taxes), (ii) as expressly contemplated herein, or (iii) as would not impose any Liability on the Acquired Companies and the Blockers following the Closing;

(v)           implement any employee layoffs implicating the WARN Act;

(w)          effect or publicly announce any intention to effect any temporary or permanent material change in the pricing of its services or products (including pursuant to promotions, incentives, discounts, customer financing activities and other similar sales activities), materially delay or postpone the payment of any accounts payable, commissions or similar Liabilities or obligations outside of the Ordinary Course of Business or otherwise take any action outside of the Ordinary Course of Business that would have the effect of accelerating into pre-Closing periods revenues that would otherwise be payable in post-Closing periods;

(x)           disclose any Trade Secrets (including Source Code for the Company Software) or other proprietary and confidential information to any Person that is not subject to any confidentiality obligations or a non-disclosure agreement;

(y)           make loans or advances to, guarantees for the benefit of, or any investments in, any Person in excess of $250,000 in the aggregate;

(z)           permit any Insurance Policy to be cancelled or terminated;

(aa)         take or omit to take any action that individually or in the aggregate, would reasonably be expected to cause any representation or warranty made by the Company or the Sellers in the Agreement to be untrue, result in a breach of any covenant made by any Acquired Company or Blocker or the Sellers in this Agreement, would require disclosure pursuant to Section 7.8, or have a Material Adverse Effect;

(bb)        amend, terminate, supplement or otherwise modify, allow to terminate or lapse, or waive any right under, or fail to enforce any rights under the Prior Transaction Documents;

(cc)         with respect to the Blockers, engage in any business activities or conduct any operations other than acting as a direct and indirect equityholder of CarWave and activities incidental thereto (including the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby, and all other acts, actions and activities incidental thereto and necessary therefor) or incur any Liabilities; or

(dd)        authorize any of the foregoing, or commit or agree to take actions, whether in writing or otherwise, to do any of the foregoing.

Notwithstanding the foregoing, the Acquired Companies and the Blockers may (in their sole discretion) at any time or from time to time prior to the Closing use any Cash on hand to repay Indebtedness or make distributions to the Sellers; provided that in no event shall any such repayment of Indebtedness (other than required payments) or distribution to Sellers (other than Tax distributions in the Ordinary Course of Business) cause the Closing Date Cash Amount be reduced to less than the Minimum Cash Amount; provided, further that none of the Sellers, Blockers and Acquired Companies shall use any Cash of the Acquired Companies or the Blockers on hand to repay any Closing Date Debt or Closing Date Seller Transaction Expenses or make any distribution to the Sellers, in each case, on or after the Effective Time but prior to the Closing.

Section 7.2           Access; Confidentiality Agreements.

(a)           Pre-Closing Access to Books and Records. During the period from the date hereof to the earlier of the date of termination of this Agreement pursuant to Section 10.1 or the Closing Date, the Acquired Companies, the Blockers and the Sellers shall (i) give the Purchaser and its authorized representatives reasonable access to all books, records, personnel, offices and other facilities and properties of the Sellers, the Blockers and the Acquired Companies, (ii) permit the Purchaser to make such copies and inspections thereof as the Purchaser may reasonably request, and (iii) cause the officers of the Sellers, Blockers and Acquired Companies to furnish the Purchaser with such financial and operating data and other information with respect to the business of the Acquired Companies and the Blockers as the Purchaser may from time to time reasonably request; provided that any such access, copies and inspections shall be at the Purchaser’s expense, upon reasonable prior notice, at a reasonable time, under the supervision of the Acquired Companies’ and the Blockers’ personnel; provided further that nothing herein shall require the Acquired Companies or the Sellers to disclose any information to the Purchaser pursuant to this Section 7.2(a) if such disclosure would (x) jeopardize any attorney-client or other legal privilege, (y) contravene any Applicable Law, fiduciary duty or binding agreement (including any confidentiality agreement to which the Sellers, the Acquired Companies or any of their respective Affiliates may be a party) or (z) contravene any obligation of secrecy or confidentiality to any Governmental Entity. Any information shared, provided or accessed by the Purchaser pursuant to this Section 7.2(a) shall be subject to the Confidentiality Agreements and the Parties acknowledge and agree that such information shall be deemed to be “Confidential Information” thereunder.

(b)           Post-Closing Access to Books and Records. From and after the Closing Date, (i) solely to the extent necessary for the preparation of financial statements, regulatory filings or Tax Returns of the Sellers or their Affiliates, (ii) in connection with any Action or (iii) in connection with the determination of any matter relating to the rights or obligations of the Sellers or their Affiliates under the Transaction Documents, the Purchaser shall give the Sellers and their agents, advisors and representatives reasonable access to all offices, facilities, books and records, officers, employees and advisors of the Acquired Companies as the Sellers may reasonably request (upon reasonable prior notice) during normal business hours, in each case, relating to the applicable matter identified in clause (i), (ii) or (iii); provided, that any such access, copies and inspections shall be at the Sellers’ expense, upon reasonable prior notice, at a reasonable time, under the supervision of the Acquired Companies’ personnel; provided further that nothing herein shall require the Acquired Companies or the Purchaser to disclose any information to the Sellers pursuant to this Section 7.2(b) if such disclosure would (x) jeopardize any attorney-client or other legal privilege, (y) contravene any Applicable Law, fiduciary duty or binding agreement (including any confidentiality agreement to which the Purchaser, the Acquired Companies or any of their respective Affiliates may be a party) or (z) contravene any obligation of secrecy or confidentiality to any Governmental Entity.

(c)           Confidentiality Agreements. The Parties agree that the Confidentiality Agreements shall terminate upon and subject to Closing and be of no further force and effect.

Section 7.3           Certain Actions; Notification.

(a)           Subject to the terms and conditions set forth in this Agreement, the Seller Representative and the Purchaser shall cooperate with each other and use (and shall cause their respective Subsidiaries to use, as applicable) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and Applicable Law to consummate and make effective the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions by the Outside Date. In furtherance of and without limiting the generality of the foregoing, each of the Sellers and the Purchaser shall, as promptly as reasonably practicable, but in no event later than five (5) Business Days following the execution and delivery of this Agreement, file or cause to be filed with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated by this Agreement pursuant to the HSR Act. Subject to Applicable Law relating to the exchange of information, the Seller Representative and the Purchaser shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to the Sellers, the Purchaser or any of their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions. In exercising the foregoing rights, each of the Sellers and the Purchaser shall act reasonably and as promptly as practicable.

(b)          The Seller Representative and the Purchaser each shall, upon request by the other, furnish the other with all reasonably necessary information concerning itself, the Acquired Companies, the Blockers, their Subsidiaries, their respective directors, managers, members, officers and equityholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Sellers, the Purchaser or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions.

(c)           Subject to Applicable Law and as required by any Governmental Entity, reasonable best efforts of the Seller Representative and the Purchaser shall include keeping the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including: (i) reasonably cooperating with the other Party in connection with filings under the HSR Act, (ii) promptly notifying the other of, and if in writing furnishing the other with copies of, any communications from or with any Government Antitrust Entity with respect to the transactions contemplated hereby; (iii) permitting the other Party to review in advance and considering in good faith the views of one another in connection with any proposed communication with any Government Antitrust Entity in connection with any proceedings under or relating to any Antitrust Law; (iv) not participating in any meeting or material discussion with any Government Antitrust Entity in connection with any proceedings under or relating to any Antitrust Law unless it consults with the other Party in advance, and, to the extent permitted by such Government Antitrust Entity, gives the other Party the opportunity to attend and participate in such meetings or discussions; and (v) consulting and cooperating with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with any proceedings under or relating to any Antitrust Law; provided, that materials required to be provided pursuant to this section may be redacted (A) to remove references concerning the valuation of the Acquired Companies, (B) as necessary to comply with contracts, (C) as necessary to comply with Applicable Law, and (D) as necessary to address reasonable privilege or confidentiality concerns. If either Party or any Affiliate thereof receives a request for additional information or documentary material from any such Government Antitrust Entity with respect to the transactions contemplated hereby, then such Party will use its reasonable best efforts to make, or cause to be made, as expeditiously as possible and after consultation with the other Party, an appropriate response to such request. The Purchaser will advise the Sellers promptly in respect of any understandings, undertakings or agreements (oral or written) which the Purchaser proposes to make or enter into with any Government Antitrust Entity in connection with the transactions contemplated hereby, and will consider in good faith the Sellers’ views regarding such understanding, undertaking or agreement prior to making any proposal or offer.

(d)           The Purchaser shall, and shall cause its Affiliates, to cooperate in good faith with the Government Antitrust Entity and use its reasonable best efforts to obtain HSR Clearance and consummate the Transactions prior to the Outside Date. Notwithstanding any other provision in this Agreement to the contrary, nothing in this Agreement shall require the Purchaser or its Subsidiaries or Affiliates to (i) initiate any Action against, or defend against any Action initiated by, any Government Antitrust Entity in order to obtain the HSR Clearance or (ii) agree to the sale, license, divestiture, holding separate or other disposition of any assets, businesses, or product lines of the Purchaser, the Acquired Companies or any of their respective Subsidiaries or Affiliates.

(e)           Each of the Acquired Companies shall use its reasonable best efforts to obtain, as promptly as practicable, all necessary or proper consents, waivers and approvals of any parties (i) to any Contracts listed on Schedule 2.7(l), and (ii) any Contract entered into after the date hereof and prior to Closing that would have been a Listed Contract had it been in effect as of the date hereof as and to the extent required thereunder (in the reasonable determination of the Seller Representative) in connection with the Transactions contemplated hereby pursuant to the express terms of the applicable Contract, including for any such Contract to remain in full force and effect following the Closing by obtaining a waiver from the counterparty thereto of any right of termination or acceleration arising from or in connection with the Transactions. The Purchaser shall use commercially reasonable efforts to assist the Acquired Companies in connection with the matters covered by this Section 7.3(e), provided, that neither the Purchaser nor any of its Affiliates shall be required, and no Acquired Company nor Blocker shall agree, without the Purchaser’s prior written consent, to, in order to obtain any such consent, waiver or approval: (i) pay any amounts (other than the payment of filing fees and expenses and fees of counsel or payments taken into account as Closing Date Seller Transaction Expenses); (ii) take any action that would otherwise require the Purchaser’s consent under Section 7.1; or (iii) agree to any limitation on the operation or conduct of any of the Acquired Companies’ or any of their Affiliates’ respective businesses.

Section 7.4           Exclusivity.

During the period from the date hereof to the earlier of the date of termination of this Agreement pursuant to Section 10.1 and the Closing Date, the Sellers, the Blockers and the Acquired Companies shall not, and shall cause each of their Affiliates, equityholders, agents or representatives to not, directly or indirectly (a) initiate, solicit, encourage or facilitate any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Competing Transaction, (b) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, cooperate, assist or participate in any way with or execute or enter into any Contract in respect of any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, a Competing Transaction, or (c) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Competing Transaction. Upon execution and delivery of this Agreement, the Sellers, the Blockers and the Acquired Companies shall cease all existing discussions or negotiations with any Person (other than the Purchaser and its Affiliates) conducted on or before the date hereof with respect to any Competing Transaction unless and until this Agreement is terminated pursuant to Section 10.1.

Section 7.5           Publicity.

None of the Sellers, the Blockers the Acquired Companies or the Purchaser shall (and none of them shall permit any of their respective Affiliates to) issue or cause the release or publication of any press release or other external announcement with respect to this Agreement or the Transactions without prior approval of the other; provided that, subject to Section 7.13, nothing herein shall prevent any Person from making any public announcement (whether in press release, periodic securities filing or other external announcement) that is required by Applicable Law or the rules or requirements of any stock exchange or quotation system (provided further that, to the extent consistent with Applicable Law, the Person required to make such public announcement shall provide (to the extent legally permissible to do so) the proposed announcement to the other parties for their review and comment within a reasonable period of time prior to the proposed issuance and considers in good faith any revisions thereto reasonably requested by the other parties prior to such issuance). The foregoing shall not prevent the Sellers, the Purchaser and their respective Affiliates from disclosing such information to their respective equity owners, partners, prospective partners, investors, prospective investors, professional advisors, lenders or other potential financing sources who have a need to know the information and who are subject to similar restrictions contained in Section 7.2. The Parties shall cause their respective Affiliates, consultants, advisors, and agents to adhere to the provisions of this Section 7.5.

Section 7.6           Maintenance of Books and Records.

Each Party hereto shall preserve, for a period of six (6) years following the Closing Date, all pre-Closing Date records possessed by or under the control of such Party relating to the Acquired Companies and the Blockers.

Section 7.7           Directors’ and Officers’ Indemnification.

(a)          Indemnification Survival. The Purchaser agrees that the indemnification obligations set forth in the Company’s Organizational Documents and Operating Documents shall survive the Closing and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would adversely affect the rights thereunder of any Person who on or prior to the Closing was a director or officer.

(b)          Insurance Coverage. On or prior to the Closing Date, the Company shall purchase or cause to be purchased, and provide a copy to the Purchaser of, a prepaid insurance policy (i.e. “run off”) providing liability insurance coverage for each of the individuals who were officers or directors of the Company at or prior to the Closing for an aggregate period of not less than six (6) years after the Closing Date with respect to matters, claims or occurrences occurring at or prior to the Closing, including with respect to the transactions contemplated by this Agreement and the other Transaction Documents (the “DO Tail Policy”).

(c)          Successors and Assigns. In the event that following the Closing, the Acquired Companies or any of their respective successors or assigns (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer or convey all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 7.7, the Purchaser shall use commercially reasonable efforts to cause the Acquired Companies to make proper provision so that the successors and assigns of the Purchaser or the Acquired Companies, as the case may be, shall succeed to the obligations set forth in this Section 7.7.

Section 7.8           Notice of Developments.

From the date of this Agreement until the Closing, the Purchaser shall promptly notify the Seller Representative in writing of any event that would reasonably be expected to, individually or in the aggregate, prevent the consummation of the Transactions contemplated hereby on or prior to the Outside Date; provided, however, that no disclosure by the Purchaser pursuant to this Section 7.8 shall be deemed to prevent or cure any misrepresentation, breach of warranty or breach of covenant, or to affect the rights of the Sellers under this Agreement.

Section 7.9           Representation and Warranty Insurance.

The Purchaser shall cause to be bound a representation and warranty insurance policy, with Purchaser as the named insured, in connection with the Transactions in the form attached hereto as Exhibit G (the “R&W Policy”) that (a) provides coverage up to a limit of $25,000,000, (b) shall at all times expressly states that other than with respect to Fraud, the insurer thereunder waives and shall have no rights of subrogation, contribution, indemnification or otherwise to pursue any claim against the Sellers (the “Subrogation Waiver”), and (c) shall expressly state that the Sellers are a third-party beneficiary with rights to enforce the Subrogation Waiver and that no amendment, waiver, supplement or modification of the Subrogation Waiver will be effective without the Sellers express prior written consent.

Section 7.10        Saperium Purchase.

(a)          Prior to the Closing, the Sellers shall use their reasonable best efforts to cause (i) CarWave to exercise the Call Option to purchase all of the issued and outstanding Equity Interests in Saperium held by John Lauer in accordance with Section 5.2 of the Exclusive Services Agreement, dated February 26, 2021 by and among Saperium, John Lauer and CarWave, (ii) the sale and transfer of the Equity Interests in Saperium held by Mick Willian Lauer, Mae Alexandria Agbayani, Gregory Kittleson and Amanda Carpo to Carwave or one or more designees of Purchaser, (iii) the execution and delivery of the Share Purchase Agreement, in the form attached hereto as Exhibit L, by and among Saperium, John Lauer, CarWave, Mick Willian Lauer, Mae Alexandria Agbayani, Gregory Kittleson, Amanda Carpo and the other parties thereto (the “Saperium Purchase Agreement”), (iv) the consummation of the purchase and sale of the shares of Saperium pursuant to the Saperium Purchase Agreement and (v) the submission to the Bureau of Internal Revenue (Philippines) (“BIR”) of the applicable tax return, together with payment of all transfer taxes to the BIR, by each of the shareholders of Saperium with respect to the sale of shares of Saperium pursuant to the Saperium Purchase Agreement (the consummation of each of the transactions contemplated by this Section 7.10(a) is collectively referred to as the “Saperium Purchase”), in each case, at least two (2) Business Days prior to Closing, including executing, acknowledging and delivering such conveyances, notices, assumptions, releases and acquittances and such other instruments and documents, and taking such further actions, as may be reasonably necessary, convenient or appropriate, to consummate the Saperium Purchase. The Lauer Individual Sellers and Lauer Holdings covenant and agree to cause as promptly as practicable following the completion of the Saperium Purchase (whether before or following Closing) the submission of the application for a BIR tax clearance certificate with respect to the sale of shares of Saperium in connection with the Saperium Purchase.

(b)          The Seller Representative and the Acquired Companies shall use their reasonable best efforts to, and shall cause their respective Related Persons to, (i) reasonably consult with the Purchaser regarding the Saperium Purchase, (ii) provide the Purchaser with all information related to the Saperium Purchase as reasonably requested by the Purchaser and (iii) otherwise keep the Purchaser reasonably informed of the status of the Saperium Purchase, including providing reasonably prompt notice of all material developments related thereto. Without limiting the foregoing, the Seller Representative and Acquired Companies shall, and shall cause their respective Related Persons to, provide the Purchaser with a reasonable opportunity to review and comment in advance on all Contracts, certificates, filings and other instruments that relate to the Saperium Purchase and shall consider in good faith any such comments.

Section 7.11        Prior Transaction Claims.

(a)          The Seller Representative shall as promptly as practicable following such event, circumstance, factor or occurrence provide the Purchaser with written notice of any events, circumstances, facts or occurrences that would reasonably be expected to form the basis for a Prior Transaction Claim, describing the details thereof, an estimate of the claimed Liabilities (if known and quantifiable) and copies of all relevant pleadings, documents and information related thereto, if any. The Seller Representative shall use good faith efforts consistent with prudent business judgment to actively pursue any Prior Transaction Claims; provided, that the Sellers shall not, and shall cause their respective Affiliates not to: (i) initiate, settle, compromise or enter into any Contract to initiate, settle or compromise any Prior Transaction Claims without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) pay, remit, receive or accept, or enter into any Contract or provide any instruction for the payment, remittance or acceptance of, any amount in respect of a Prior Transaction Claim, including in connection with or pursuant to the Escrow Funds (as defined in the Prior Escrow Agreement), the Holdback Amount (as defined in the Prior Purchase Agreement) or the Prior R&W Policy, in each case, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), in each case, except as otherwise provided in Section 7.11(b). For the avoidance of doubt, nothing contained in this Section 7.11 shall otherwise prohibit or limit the ability of the Aggregator and Lauer Holdings to deliver Joint Written Instructions to the Escrow Agent in accordance with the terms of Section 1.5(b), 1.5(c) or 1.5(d) of the Prior Escrow Agreement.

(b)          If, without breaching Section 7.11(a) with respect to the underlying Prior Transaction Claim, the Aggregator or any of its Affiliates has been required to pay, and has actually paid (or will pay prior to the Effective Time), any actual, out-of-pocket monetary loss in connection with any matter for which indemnification is available pursuant to Article IX of the Prior Purchase Agreement (each, a “Qualifying Loss”), the Aggregator or such Affiliate (including the Acquired Companies) shall be permitted to initiate a Prior Transaction Claim with respect to such Qualifying Loss and recover, prior to the Effective Time, such Qualifying Loss from the Escrow Funds (as defined in the Prior Escrow Agreement), the Holdback Amount (as defined in the Prior Purchase Agreement) or the Prior R&W Policy, as applicable; provided, that with respect to any losses (other than Qualifying Losses) for which indemnification is available pursuant to Article IX of the Prior Purchase Agreement, Purchaser shall be deemed to be acting reasonably in withholding its consent to recovery by the Aggregator or its Affiliates for such losses from the Escrow Funds (as defined in the Prior Escrow Agreement), the Holdback Amount (as defined in the Prior Purchase Agreement) or the Prior R&W Policy, as applicable.

(c)          Seller Representative shall (i) keep the Purchaser reasonably apprised of, and consult with the Purchaser with respect to, any material developments in any Prior Transaction Claims, (ii) promptly provide any additional information or documentation reasonably requested by the Purchaser in connection therewith and (iii) otherwise keep the Purchaser reasonably informed of the status of any Prior Transaction Claim, including providing reasonably prompt notice of all material developments related thereto; provided that under no circumstance shall the Seller Representative be required to provide the Purchaser with any documentation, information or updates if the Seller Representative reasonably believes, upon advice of counsel, that such documentation, information or updates (x) jeopardize any attorney-client or other legal privilege, (y) contravene any Applicable Law or (z) contravene any obligation of secrecy or confidentiality to any Governmental Entity. Without limiting the foregoing, the Seller Representative shall, and shall cause its Related Persons to, provide the Purchaser with a reasonable opportunity to review and comment in advance on all Contracts, certificates, filings and other instruments that relate to the Prior Transaction Claims and shall consider in good faith any such comments.

(d)          During the period from the date hereof to the earlier of the date of termination of this Agreement in accordance with Section 10.1 or the Closing, except as otherwise contemplated by this Agreement or as consented to by the Purchaser in writing, the Sellers shall not amend, terminate, supplement or otherwise modify any of the Prior Transaction Documents.

Section 7.12        Pre-Closing Equity Exchange.

(a)          Prior to the Closing, the Sellers and the Company shall, and shall cause Seller Parties to, consummate the Pre-Closing Equity Exchange substantially in the manner described in Exhibit A.

(b)          The Sellers shall, and shall cause each of their respective Related Persons to, (i) reasonably consult with the Purchaser regarding the Pre-Closing Equity Exchange and (ii) otherwise keep the Purchaser reasonably informed of the status of the Pre-Closing Equity Exchange, including providing reasonably prompt notice of all material developments related thereto. Without limiting the foregoing, the Sellers shall, and shall cause their respective Related Persons to, provide the Purchaser with a reasonable opportunity to review and comment in advance on all material Contracts, certificates, filings and other instruments that relate to the Pre-Closing Equity Exchange and shall consider in good faith any such comments.

Section 7.13        Use of Names. Except as required by Law (based on written advice of outside counsel), the Purchaser and its Affiliates (including the Acquired Companies following Closing) shall not, without the prior written consent of the Aggregator, (a) use in advertising, publicity, public disclosure (including filings) or otherwise the name of Kohlberg Kravis & Roberts & Co. L.P. (“KKR”), or any Affiliate of KKR (each, a “KKR Affiliate”), or any partner or employee of a KKR Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by KKR, any KKR Affiliate or their respective affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Purchaser or its Affiliates (including the Acquired Companies following Closing) has been approved or endorsed by KKR or any KKR Affiliate.

Section 7.14        Blocker Names. Prior to Closing, Sellers shall cause the name of each Blocker to be changed to a name that neither includes “KKR” nor indicates affiliation with KKR (the “Blocker Name Changes”).

Section 7.15        Retention Bonuses. Prior to Closing, the Purchaser and Lauer Holdings shall discuss in good faith appropriate retention bonuses (including, but not limited to, the transaction bonuses identified on Annex 7.1(m)(ii) to the Disclosure Schedules) for the continuing employees of the Acquired Companies on the terms and conditions described in Schedule 7.15. For the avoidance of doubt, any retention bonuses that are incremental to the transaction bonuses identified on Annex 7.1(m)(ii) to the Disclosure Schedules shall be at the expense of the Purchaser (such incremental retention bonuses, the “Retention Bonuses”).

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 8.1          Conditions to the Purchaser’s Obligations.

The obligations of the Purchaser to consummate the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, if legally permissible, by the Purchaser:

(a)          Regulatory Consents. The waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated (the “HSR Clearance”).

(b)          No Legal Prohibition. No temporary restraining Order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect; nor shall there be any Applicable Law enacted, entered or enforced that restrains, enjoins or otherwise prohibits the consummation of the Transactions.

(c)          Representations and Warranties. (i) Each of the Fundamental Representations of the Sellers and the Acquired Companies (other than the representations and warranties of the Sellers or the Acquired Companies in Section 3.1(b), Section 3.4 and Section 4.2) shall be true, complete and correct in all material respects (without giving effect to any Materiality Exceptions set forth therein) at the Closing as though such representation or warranty had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall have been true, complete and correct in all material respects as of such date), (ii) each of the other representations and warranties of the Sellers set forth in Article III and the Acquired Companies set forth in Article IV shall be true and correct as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, shall be true and correct as of such specified date), except to the extent that the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) each of the representations and warranties of the Blockers in Article V (other than the representations and warranties of the Blockers in Section 5.6) shall be true, complete and correct in all material respects (without giving effect to any Materiality Exceptions set forth therein) at the Closing as though such representation or warranty had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall have been true, complete and correct in all material respects as of such date), and (iv) the representations and warranties of the Sellers in Section 3.1(b) and Section 3.4, the representations and warranties of the Acquired Companies in Section 4.2 and the representations and warranties of the Blockers in Section 5.6 shall be true, complete and correct in all respects.

(d)          Performance of Obligations. The Sellers, the Blockers and the Acquired Companies shall have performed in all material respects the obligations that are to be performed by them under this Agreement at or before the Closing.

(e)          Deliveries by the Sellers, the Blockers and the Acquired Companies. The Sellers, the Blockers or the Acquired Companies, as applicable, shall have delivered or caused to be delivered to the Purchaser those items required to be delivered pursuant to Section 2.7.

(f)           Minimum Cash. The Closing Date Cash Amount shall be at least equal to the Minimum Cash Amount.

(g)          No Material Adverse Effect. No Material Adverse Effect shall have occurred.

(h)          Saperium Purchase. The Saperium Purchase shall have been consummated in a manner consistent with Section 7.10 and the Seller Representative shall have delivered to the Purchaser evidence thereof reasonably satisfactory to the Purchaser.

(i)           Pre-Closing Equity Exchange. The Pre-Closing Equity Exchange shall have been consummated in a manner consistent with Section 7.12 and the Sellers shall have delivered to the Purchaser evidence thereof reasonably satisfactory to the Purchaser.

Section 8.2          Conditions to Obligations of the Sellers.

The obligations of the Sellers to consummate the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, if legally permissible, by the Seller Representative:

(a)          Regulatory Consents. The HSR Clearance shall have been obtained.

(b)          No Legal Prohibition. No temporary restraining Order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect; nor shall there be any Applicable Law enacted, entered or enforced that restrains, enjoins or otherwise prohibits the consummation of the Transactions.

(c)          Representations and Warranties. (i) Each of the Fundamental Representations of the Purchaser (other than the representations and warranties of the Purchaser in Section 6.1) shall be true, complete and correct in all material respects (without giving effect to any Materiality Exceptions set forth therein) at the Closing as though such representation or warranty had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall have been true, complete and correct in all material respects as of such date), (ii) each of the other representations and warranties of the Purchaser set forth in Article VI shall be true and correct as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, shall be true and correct as of such specified date), except to the extent that the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to, prevent or materially impair the ability of the Purchaser to consummate the Transactions contemplated hereby, and (iii) the representations and warranties of the Purchaser in Section 6.1 shall be true, complete and correct in all respects.

(d)          Performance of Obligations. The Purchaser shall have performed or complied with in all material respects the obligations that are to be performed by it under this Agreement at or before the Closing.

(e)          Deliveries by the Purchaser. The Purchaser shall have delivered to the Sellers or the other applicable Persons those items required to be delivered by the Purchaser pursuant to Section 2.8.

ARTICLE IX
TAX MATTERS

Section 9.1          Transfer Taxes.

Notwithstanding anything herein to the contrary, all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes incurred in connection with the consummation of the Transactions (“Transfer Taxes”) shall be borne equally by the Purchaser, on the one hand, and the Sellers, on the other hand. Purchaser and the Seller Representative shall, upon request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that could be imposed in connection with the transactions contemplated hereby.

Section 9.2          Tax Returns.

(a)          The Seller Representative shall prepare and timely file, or shall cause to be prepared and timely filed, all Pass-Through Tax Returns in respect of the Acquired Companies with respect to (i) any taxable period ending on or before the Closing Date that is filed after the Closing Date and (ii) any Straddle Period ((i) and (ii) collectively, “Seller Tax Returns”), and the Sellers shall pay, or cause to be paid, the applicable Taxes of the Acquired Companies with respect to such Seller Tax Returns. All such Seller Tax Returns shall be prepared on a basis consistent with past practice of the applicable Acquired Company (except as otherwise required by Applicable Law). At least thirty (30) days prior to the due date for any such Seller Tax Return, the Seller Representative shall submit a copy of such Seller Tax Return to the Purchaser for the Purchaser’s review and comment, and shall incorporate any reasonable comments made by the Purchaser at least five (5) Business Days before the due date of such Seller Tax Returns. The Parties hereby agree that the IRS Form 1065 of the Company for the taxable year that includes the Closing Date shall utilize a “closing of the books” methodology as of the end of the day on the Closing Date for purposes of determining the allocation of any items of income, gain, loss, deduction or credit of the Company for such taxable year.

(b)          Except with respect to any Seller Tax Returns which shall be governed by Section 8.2(a), the Purchaser shall prepare or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns for the Acquired Companies and the Blockers required to be filed after the Closing Date with respect to (i) any taxable period ending on or before the Closing Date or (ii) any Straddle Period ((i) and (ii) collectively, “Purchaser Tax Returns”), and Purchaser shall pay, or cause to be paid, the applicable Taxes of the Acquired Companies and the Blockers with respect to such Purchaser Tax Returns. All such Purchaser Tax Returns shall be prepared in a manner consistent with past practice of the Acquired Companies and the Blockers, as applicable, unless otherwise required by Applicable Law. At least fifteen (15) days prior to filing any Purchaser Tax Return that could reasonably be expected to have any effect on the Final Purchase Price, the Purchaser shall submit a copy of such Purchaser Tax Return to the Seller Representative for the Seller Representative’s review and comment and shall incorporate any reasonable comment made by the Seller Representative at least five (5) Business Days before the due date of such Purchaser Tax Return.

(c)          With respect to Taxes of the Acquired Companies or the Blockers relating to a Straddle Period, the portion of any Tax that is allocable to the Pre-Closing Tax Period shall be: (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Acquired Companies or the Blockers, as applicable, terminated at the close of business on the Closing Date; provided that any Tax items attributable to actions or transactions taken by the Acquired Companies or the Blockers on the Closing Date after the Closing that are outside the Ordinary Course of Business and not otherwise contemplated by this Agreement will be allocable to the Post-Closing Tax Period. For the avoidance of doubt, and without in any way limiting the generality of the foregoing, in the case of determining Taxes of the Blockers, such determination shall be computed as though the taxable year of each Acquired Company also terminated at the close of business on the Closing Date.

(d)          Notwithstanding anything to the contrary herein, the Parties agree to cooperate to make, or cause the Company to make, an election under Section 754 of the Code with respect to the taxable period of the Company that includes the Closing Date.

Section 9.3          Cooperation on Tax Matters.

Each Party shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of any Tax Returns of the Acquired Companies or the Blockers and in any audit, litigation or other proceeding with respect to Taxes of the Acquired Companies or the Blockers. The Purchaser and the Seller Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by the Purchaser, the Seller Representative, the Sellers, the Acquired Companies or the Blockers, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of the Purchaser and the Sellers shall retain all books and records with respect to Taxes for a period of at least seven (7) years following the Closing.

Section 9.4          Tax Contests.

Following Closing, the Purchaser and the Acquired Companies and the Blockers, on the one hand, and the Seller Representative or any Seller, on the other hand, shall promptly notify each other upon receipt by such Party of written notice of any inquiry, claim, assessment, audit, or similar event relating to a Seller Tax Return (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Any failure to so notify the other Party of any Tax Contest shall not relieve such other Party of any Liability with respect to such Tax Contest except to the extent such Party was actually prejudiced as a result thereof. The Seller Representative or the applicable Seller(s) shall have the right to control the conduct of any Tax Contest relating to a Seller Tax Return (a “Seller Tax Contest”); provided, however, that (i) the Seller Representative shall keep the Purchaser reasonably informed regarding the progress and substantive aspects of any Seller Tax Contest, (ii) the Purchaser, at its own cost and expense, shall be entitled to participate in any Seller Tax Contest; (iii) the Seller Representative and the Sellers shall not compromise or settle any Seller Tax Contest the outcome of which could reasonably be expected to adversely affect the Purchaser in any material respect without obtaining the Purchaser’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed); and (iv) the Company, in the sole discretion of the Purchaser, shall make a “push out” election under Section 6226 of the Code (and any corresponding election available under applicable state or local Applicable Law) for any Pre-Closing Tax Period of the Company or any Straddle Period of the Company.

Section 9.5           No Distributions.

Notwithstanding anything in the limited liability company agreement of the Company as in effect prior to the Closing or in any other agreement entered into prior to the Closing Date to the contrary, the parties hereto agree that, upon and following the Closing, the Sellers shall not be entitled to any distributions from the Acquired Companies or the Blockers.

ARTICLE X
TERMINATION

Section 10.1        Termination.

This Agreement may be terminated at any time prior to the Closing Date:

(a)          By the mutual written consent of the Purchaser and the Seller Representative;

(b)          By the Seller Representative, if the Closing Date has not occurred on or before February 20, 2022 (the “Outside Date”), upon written notice delivered to the Purchaser; provided that the Outside Date shall be automatically extended for one additional three-month period without further action by the Parties in the event any Government Antitrust Entity is continuing to investigate the Transactions as of such applicable Outside Date; provided, that the Seller Representative shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b) in the event that, at the time of such termination, any Seller is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement and such breach is or breaches are the primary reason that the conditions to Closing set forth in Section 8.2, as applicable, have not been satisfied;

(c)          By the Purchaser, if the Closing Date has not occurred on or before the Outside Date (as extended pursuant to Section 10.1(b)), upon written notice delivered to the Seller Representative; provided, that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 10.1(c) in the event that, at the time of such termination, the Purchaser is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement and such breach is or breaches are the primary reason that the conditions to Closing set forth in Section 8.1, as applicable, have not been satisfied;

(d)          By the Seller Representative, if the Purchaser has breached any of its representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 8.2, and cannot be or has not been cured within twenty (20) days after receipt by the Purchaser of written notice from the Seller Representative specifying such breach; provided that the Seller Representative may not terminate this Agreement pursuant to this Section 10.1(d) in the event that, at the time of such termination, any Seller is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement and such breach is or breaches are the primary reason that the conditions to Closing set forth in Section 8.2, as applicable, have not been satisfied;

(e)          By the Purchaser, if the Seller Representative, any Seller, any Blocker or any Acquired Company has breached any of his or its representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 8.1, and cannot be or has not been cured within twenty (20) days after receipt by the Seller Representative of written notice from the Purchaser specifying such breach; provided, that the Purchaser may not terminate this Agreement pursuant to this Section 10.1(e) in the event that, at the time of such termination, the Purchaser is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement and such breach is or breaches are the primary reason that the conditions to Closing set forth in Section 8.1, as applicable, have not been satisfied; or

(f)           By either the Purchaser or the Seller Representative if a Governmental Entity shall have issued an Order or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which Order or other action is final and non-appealable.

Section 10.2        Effect of Termination. In the event of the termination of this Agreement by any party hereto pursuant to this Article X, the party seeking termination shall deliver written notice to the other parties specifying the provision hereof pursuant to which this Agreement is being terminated, and this Agreement shall become void and shall be deemed to have terminated without Liability or obligation thereafter on the part of any party hereto except (a) subject in all events to Section 10.3 in connection with a Termination Fee Event, for willful breach of this Agreement prior to any termination pursuant to Section 10.1(d) or Section 10.1(e) and (b) pursuant to the provisions of this Section 10.2 and Section 10.3, each of which shall survive the termination of this Agreement; provided, that the last sentence of Section 7.2(a), Section 7.5, Section 10.3, Article XI and the Confidentiality Agreements shall survive such termination. Notwithstanding anything in Section 10.3, the parties agree that upon a termination pursuant to this Section 10.2 other than in a Termination Fee Event, (i) the parties will not be bound by the limitations in Section 10.3, (ii) the Termination Fee will not be deemed to be the appropriate measure of damages for such breach and (iii) damages shall not be limited to reimbursement of expenses or out-of-pocket costs and may include any and all damages that may have been suffered.

Section 10.3        Termination Fees; Limitations on Liability.

(a)          In the event that this Agreement is terminated in a Termination Fee Event, then the Purchaser shall promptly, but in no event later than five (5) Business Days after the date of such termination, pay or cause to be paid to the Company an amount equal to Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000) (the “Termination Fee”) by wire transfer of same day funds (it being understood that in no event shall the Purchaser be required to pay the Termination Fee on more than one occasion). Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Termination Fee or expanding the circumstances in which the Termination Fee is to be paid, but solely in the context of a termination for a Termination Fee Event (and in no other circumstances), it is agreed that the Termination Fee is a liquidated damage, and not a penalty.

(b)          Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated under circumstances where the Termination Fee is payable pursuant to Section 10.3(a), the Company’s receipt of the Termination Fee from the Purchaser pursuant to Section 10.3(a) shall be the sole and exclusive remedy of the Company, the Sellers, the Seller Representative and each of their respective stockholders, partners, members, Affiliates, directors, officers, employees, controlling persons or agents (collectively, the “Seller Group”) against (i) the Purchaser and its stockholders, partners, members, Affiliates, officers, directors, employees controlling persons, agents or attorneys (collectively, the “Purchaser Group”) for any damages suffered as a result of any breach of any representation, warranty, covenant or agreement or the failure of the Closing to be consummated.

(c)          Notwithstanding anything herein to the contrary, if the Purchaser fails to effect the Closing for any reason or no reason or otherwise breaches this Agreement or fails to perform hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise), then except for an order of specific performance as and only to the extent expressly permitted by Section 11.15, the sole and exclusive remedy (whether at Law, in equity, in contract, in tort or otherwise) of the Seller Group against any member of the Purchaser Group for any breach of any representation, warranty, covenant or agreement or the failure of the Closing to be consummated, shall be to terminate this Agreement as provided, and only to the extent provided, in Section 10.1 and receive payment of the Termination Fee. Upon the valid termination of this Agreement and payment of the Termination Fee, then, other than for claims under the Confidentiality Agreement, (i) no member of the Seller Group nor any other Person shall have any rights or claims against any member of the Purchaser Group under this Agreement, the other Transaction Documents or otherwise, whether at Law or equity, in contract in tort or otherwise, and no member of the Purchaser Group shall have any further Liability relating to or arising out of this Agreement or any of the transactions contemplated hereby and (ii) in no event shall any member of the Seller Group seek or permit to be sought any damages from, or otherwise bring any Action against, any member of the Purchaser Group in connection with this Agreement, the other Transaction Documents or any of the transactions contemplated hereby or thereby, other than an Action to recover payment of the Termination Fee, an Action for breach of the Confidentiality Agreement, or an Action for specific performance in accordance with Section 11.15. Nothing in this Section 10.3 shall in any way expand or be deemed or construed to expand the circumstances in which the Purchaser or any other member of the Purchaser Group may be liable under this Agreement or any of the other Transaction Documents or in respect of any of the transactions contemplated hereby or thereby.

ARTICLE XI
MISCELLANEOUS

Section 11.1        Fees and Expenses.

Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the party incurring such expenses whether or not the Transactions are consummated. For the avoidance of doubt, the Purchaser shall be solely responsible to pay the filing fees under the HSR Act with respect to the Transactions.

Section 11.2        Amendment and Modification.

This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by the Sellers and the Purchaser, in each case, expressly stating such instrument is intended to amend, modify or supplement this Agreement.

Section 11.3        Notices.

All notices, requests, instructions, demands, documents and other communications to be given pursuant to this Agreement shall be in writing and shall be delivered personally, faxed, sent by nationally-recognized overnight courier or electronic mail to a Party at the addresses set forth below for such Party or to such other address as the Party to whom notice is to be given may have furnished to the other Parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by fax, on the date sent (or on the first Business Day following the date sent if the date sent is not a Business Day) if confirmation of successful transmission is received, (iii) in the case of a nationally-recognized courier service that guarantees overnight delivery, on the Business Day after the date when sent for overnight delivery, and (iv) in the case of electronic mail, on the date sent (or on the first Business Day following the date sent if the date sent is not a Business Day):

If to the Purchaser (or, following the Closing, to any Acquired Company or Blocker), to:

ADESA, Inc.

11299 North Illinois Street

Carmel, IN 46032

Attention:   Chuck Coleman, Senior Vice-President, General Counsel

Email: Chuck.Coleman@karauctionservices.com

and copies (which shall not constitute notice) to:

Winston & Strawn LLP 35 West Wacker Drive Chicago, IL 60601
Attention:	Brian M. Schafer
Peter W. Clarke
Email:	BSchafer@winston.com
PClarke@winston.com

If to the Sellers (or, prior to the Closing, to any Acquired Company or Blocker), to:

c/o Kohlberg Kravis Roberts & Co. L.P.

30 Hudson Yards

New York, New York 10001

Attention: Dave Welsh

E-mail address: Dave.Welsh@kkr.com

and copies (which shall not constitute notice) to:

c/o Kohlberg Kravis Roberts & Co. L.P.

30 Hudson Yards

New York, New York 10001

Attention: General Counsel

E-mail address: general.counsel@kkr.com

Latham & Watkins LLP

200 Clarendon Street, 27th Floor

Boston, Massachusetts 02116

Attention: Ryan McCarthy; John M. Miller

E-mail address: Ryan.McCarthy@lw.com; John.Miller@lw.com

Section 11.4        Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 11.5        Entire Agreement; No Third Party Beneficiaries.

This Agreement and the other Transaction Documents constitute the final, complete and exclusive statement of the agreement between the Parties with respect to the subject matter hereof and supersede all prior written agreements and all prior or contemporaneous oral agreements with respect to the subject matter hereof. Except as expressly provided herein, this Agreement shall not confer any third-party beneficiary rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns.

Section 11.6        Severability.

Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 11.7        Governing Law; Submission to Jurisdiction.

This Agreement shall be construed, interpreted, enforced and governed by and under the Applicable Laws of the State of Delaware without regard to its choice of law rules. The Parties hereto hereby irrevocably submit to the exclusive jurisdiction of any court of competent civil jurisdiction sitting in the State of Delaware over any action arising out of this Agreement or any of the Transactions and each Party hereto hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such courts. The Parties hereto hereby irrevocably waive any objection that they may now or hereafter have to the laying of venue of such action brought in such court or any claim that such action brought in such court has been brought in an inconvenient forum. Each of the Parties hereto agrees that a judgment in such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any Applicable Law. Each of the Parties hereto hereby irrevocably consents to process being served by any Party hereto in any action by delivery of a copy thereof in accordance with the provisions of Section 11.3 (Notices) and consents to the exercise of jurisdiction of the courts of the State of Delaware over it and its properties with respect to any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

Section 11.8        Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATION IN THIS SECTION 11.8.

Section 11.9        Retention of Counsel.

The Purchaser agrees, on its own behalf and on behalf of its Affiliates and representatives, that, following the Closing, Latham & Watkins LLP (“Latham”) may serve as counsel to the Sellers, the Beneficial Sellers or any of their respective Affiliates in connection with any matters related to this Agreement and the Transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding any representation by Latham of the Acquired Companies prior to the Closing Date. The Purchaser (on its own behalf and, following Closing, on behalf of the Acquired Companies) hereby (a) waives any claim they have or may have that Latham has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agrees that, in the event that a dispute arises after the Closing between the Purchaser or any of the Acquired Companies, on the one hand, and the Sellers or any Affiliate thereof, on the other hand, Latham may represent the Sellers or any Affiliate thereof in such dispute even though the interests of such person(s) may be directly adverse to the Purchaser or the Acquired Companies and even though Latham may have represented the Acquired Companies in a matter substantially related to such dispute.

Section 11.10      Waiver.

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof by written instrument duly executed by such Party or, with respect to all Parties, by written instrument duly executed by the Purchaser and the Seller. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 11.11      Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 11.12      Exhibits and Schedules.

Each Schedule and Exhibit hereto referred to in this Agreement is hereby incorporated herein by reference and shall be deemed and construed to be a part of this Agreement for all purposes. Any disclosure by a party made in any Disclosure Schedule that may be applicable to another Disclosure Schedule shall be deemed to be made with respect to such other Schedule, so long as it is reasonably apparent on its face that such disclosure would also apply to such other Schedule, notwithstanding the presence or absence of any reference in this Agreement to the existence of such other Schedule in the representation or warranty in which such a reference would appear, and notwithstanding the presence or absence of any cross-reference thereto. The inclusion of any information in any Schedule shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 11.13      Further Assurances.

From time to time prior to, on or following the Closing Date, each Party hereto shall take such further actions as are necessary to carry out the intent or the purposes of this Agreement (including executing and delivering further instruments and documents) as any other Party may reasonably request in order to consummate, complete and carry out the Transactions. Each Seller acknowledges and agrees that from and after the Closing, the Purchaser shall be entitled to possession of all documents, books, records (including Tax records), agreements and financial date of any sort relating to the Acquired Companies and the Blockers.

Section 11.14      Interpretation.

(a)          Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)          Use of Includes or Including. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)          Non-Exclusive Use. The use of the words “or,” “either” and “any” shall not be exclusive.

(d)          References to this Agreement, Sections or Exhibits. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references in this Agreement are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(e)          Grammatical Forms. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The conjunction “or” when used herein includes both the conjunctive and the disjunctive.

(f)           References to Parties. A reference to any Party hereto or any other agreement or document shall include such Party’s successors and permitted assigns.

(g)          References to Legislation. A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(h)          Drafting of this Agreement. The Parties hereto and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any Party on the ground that such Party drafted the provision or caused it to be drafted.

(i)           Data Room. References in this Agreement to documents or materials being provided, furnished, or made available to the Purchaser includes all materials or items in the Data Room at least two (2) Business Days prior to the date of this Agreement.

(j)            Representations and Warranties. Nothing contained in any representation or warranty in this Agreement, or the fact that any representation or warranty in this Agreement may or may not be more specific than any other representation or warranty in this Agreement, shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty contained in this Agreement.

Section 11.15      Specific Performance.

(a)          Each of the Parties hereto acknowledges that the other Parties hereto would be damaged irreparably and would have no adequate remedy of law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each Party hereto agrees that the other Parties hereto shall be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security. Each Party hereto agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties hereto under this Agreement. Each of the Parties hereto hereby irrevocably submits to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, any federal court sitting in the State of Delaware, with regard to any such Action relating to this Section 11.15, for itself and in respect of its property, generally and unconditionally, agrees that it shall not bring any Action relating to this Section 11.15 in any court other than the aforesaid courts, waives any objection to the laying of venue of any such litigation in the aforesaid courts and agrees not to plead or claim in any aforesaid court that such litigation brought therein has been brought in any inconvenient forum.

(b)          The Parties hereto hereby further agree that nothing set forth in this Section 11.15 shall require any party hereto to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 11.15 prior or as a condition to exercising any termination right under Article X (and pursuing damages after such termination, subject to Section 10.3), nor shall the commencement of any Action pursuant to this Section 11.15 or anything set forth in this Section 11.15 restrict or limit the right of the Party seeking specific performance to instead terminate this Agreement in accordance with the terms of Article X or pursue any other remedies under this Agreement that may be available then or thereafter. For the avoidance of doubt, while the Sellers and the Company may pursue both the payment of the Termination Fee and a grant of specific performance to consummate the Closing, under no circumstances shall the Sellers or the Company or any of their respective Affiliates be permitted or entitled to receive both the payment of all or any portion of the Termination Fee and a grant of specific performance causing the Purchaser to consummate the transactions contemplated by this Agreement pursuant to this Section 11.15(b) or otherwise.

Section 11.16      Release.

Effective as of the Closing, each Seller hereby unconditionally and irrevocably acquits, remises, discharges and forever releases each of the Purchaser, the Acquired Companies, the Blockers and their respective past, present and future Affiliates, partners, managers, employees, members, officers and directors, in each case only in such capacity (collectively, the “Releasees”), from any and all claims or Liabilities of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, which such Seller now has, may ever have had in the past or may have in the future against any of the respective Releasees by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Closing Date but immediately prior to the effectiveness of the Closing (“Release Effective Time”), including to the extent resulting from or arising out of the Sellers’ direct or indirect ownership or purported ownership of any Equity Interests or other securities in any Acquired Company or Blocker or any and all claims that the Seller may have against the Releasees with respect thereto or otherwise, whether pursuant to any Contract in effect as of the Release Effective Time, breach or alleged breach of fiduciary duty or otherwise, and each Seller agrees that it shall not seek to recover any amounts in connection therewith or thereunder from any Releasee; provided that the waiver, release and discharge contained in this Section 11.16 shall not apply to (a) claims arising under the terms of, and as party to, this Agreement or any Transaction Document, (b) in the case of any Seller who is a current or former employee of any Acquired Company (and only in such capacity), (i) rights to accrued but unpaid wages, salaries or other cash compensation due to either of them that remain unpaid as of the Closing and (ii) unreimbursed claims under employee health and welfare plans, consistent with terms of coverage, (c) any coverage or protections in favor of such Seller (including indemnification rights) under directors’ and officers’ liability insurance policies, including the DO Tail Policy, or under the provisions of the Organizational Documents or Operating Documents of the Acquired Companies, or (d) any claims arising under the Prior Transaction Documents (as assigned and amended pursuant to the Prior Transaction Assignment Agreement, the Prior Escrow Assignment Agreement and the RWI Assignment Agreement). Each Seller acknowledges that they have entered into this Agreement freely and without coercion, that they have been advised by the Purchaser to consult with counsel of their choice, that they have had adequate opportunity to so consult, and that they have been provided a period of at least twenty-one (21) calendar days in which to consider and execute this Agreement with respect to this Section 11.16 or hereby waive such review period.

Section 11.17      Non-Recourse.

Each of the Acquired Companies, the Blockers and Sellers acknowledges and agrees that, absent Fraud, it has no right of recovery against, and no personal liability shall attach to, any Affiliates of the Purchaser, through the Purchaser or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of the Purchaser against any Affiliate thereof, by the enforcement of any assessment or by any legal or equitable Action.

Section 11.18      Appointment of the Seller Representative.

(a)          Each Seller irrevocably appoints and authorizes the Aggregator as the “Seller Representative” and in such capacity as its agent and attorney-in-fact to take such action as agent and attorney-in-fact on its or his behalf and to exercise such powers under this Agreement and any Transaction Documents (excluding, for the avoidance of doubt, the Prior Transaction Documents, the Prior Transaction Assignment Agreement, the Prior Escrow Assignment Agreement, the RWI Assignment Agreement and any agreements or documents contemplated thereby) which require any form of any Seller approval or consent (other than any approval or consent required by Section 11.18(b)(vi) or Section 11.18(e)(i)), together with all such powers as are reasonably incidental thereto. The Seller Representative may perform its duties as such through sub-agents and attorneys-in-fact and shall have no liability for any acts or omissions of any such sub-agent or attorney if selected by it with reasonable care. Purchaser shall be entitled to deal exclusively with the Seller Representative on behalf of any and all Sellers with respect to all matters relating to this Agreement and the Transaction Documents (excluding, for the avoidance of doubt, the Prior Transaction Documents, the Prior Transaction Assignment Agreement, the Prior Escrow Assignment Agreement, the RWI Assignment Agreement and any agreements or documents contemplated thereby), and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Seller Representative, as fully binding upon such Seller.

(b)          Without limiting the generality of the foregoing Section 11.18(a), the Seller Representative, acting alone without the consent of any other Seller, is hereby authorized to (i) take any and all actions under Article II (other than Section 2.7), (ii) supervise, defend, coordinate and negotiate any claims arising out of this Agreement (including settlements thereof), (iii) effect payments to the Sellers hereunder in accordance with the Distribution Methodology, (iv) receive or give notices hereunder, (v) receive or make payment hereunder, (vi) execute waivers or amendments hereof, (vii) execute and deliver documents, releases or receipts hereunder; provided that any amendments or waivers that materially disproportionately and adversely affects any Seller shall require the consent or approval of such Seller, or (viii) terminate this Agreement pursuant to the terms of Section 10.1.

(c)           The parties confirm their understanding that the Seller Representative is an Affiliate of a Seller, and that it shall have the same rights and powers under this Agreement as any other Seller and may exercise or refrain from exercising the same as though it were not the Seller Representative.

(d)           The Seller Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to any Seller for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(e)           The Seller Representative shall not be liable for (i) any action or omission consented to or requested by a majority in interest of the other Sellers (based on the Sellers’ Pro Rata Share); provided that any action or omission that materially disproportionately and adversely affects any Seller shall require the consent or approval of such Seller, or (ii) any action or omission otherwise taken by it hereunder except (in the case of this clause (ii) only) in the case of willful misconduct by the Seller Representative. The Seller Representative shall not be deemed to be a trustee or other fiduciary on behalf of any Seller or any other Person, nor shall the Seller Representative have any liability in the nature of a trustee or other fiduciary. The Seller Representative does not make any representation or warranty as to, nor shall it be responsible for or have any duty to ascertain, inquire into or verify (A) any statement, warranty or representation made in or in connection with this Agreement or the Transaction Documents, (B) the performance or observance of any of the covenants or agreements of the Sellers under this Agreement or any of the other Transaction Documents, or (C) the genuineness, legality, validity, binding effect, enforceability, value, sufficiency, effectiveness or genuineness of this Agreement, the Transaction Documents or any other instrument or writing furnished in connection herewith or therewith. The Seller Representative shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, facsimile or similar writing) believed by it to be genuine and to be signed or sent by the proper party or parties.

(f)            Each Seller shall, ratably in accordance with his or its Pro Rata Share pay or reimburse the Seller Representative, upon presentation of an invoice, for all costs and expenses of the Seller Representative (including, without limitation, fees and expenses of counsel to the Seller Representative) in connection with (i) the enforcement of this Agreement and any of the Transaction Documents or the protection or preservation of the rights of each Seller or the Seller Representative against the Purchaser, or any of their respective assets, and (ii) any amendment, modification or waiver of any of the terms of this Agreement or any Transaction Documents (whether or not any such amendment, modification or waiver is signed or becomes effective). Such amounts shall first be paid out of an advance amount equal to five hundred thousand dollars ($500,000) (the “Advance Amount”), which will be delivered by the Purchaser to the Seller Representative at the Closing as a deduction from the Closing Cash Consideration which the Seller Representative shall maintain in a separate account for application under this Section 11.18.

(g)           Each Seller shall, ratably in accordance with such Seller’s Pro Rata Share, indemnify, defend and hold harmless the Seller Representative and the Seller Representative’s Affiliates and their respective partners, directors, officers, managers, members, agents, attorneys, employees and shareholders of each of the foregoing against any claim that such indemnitees may suffer or incur in connection with its capacity as the Seller Representative, or any action taken or omitted by such indemnitees hereunder or under the Transaction Documents (except such resulting from such indemnitees’ willful misconduct).

(h)           Each Seller acknowledges that it has, independently and without reliance upon the Seller Representative or any other Seller, and based on such documents and information as it has deemed appropriate, made its own legal analysis and decision to enter into this Agreement. Each Seller also acknowledges that it or he will, independently and without reliance upon the Seller Representative or any other Seller, and based on such documents and information as it or he shall deem appropriate at the time, continue to make its or his own decisions in taking or not taking any action under this Agreement.

(i)            The Seller Representative may resign at any time by giving notice thereof to the Sellers. Upon any such resignation, the Sellers shall appoint a successor Seller Representative. If no successor Seller Representative shall have been appointed by the Sellers, and shall have accepted such appointment, within thirty (30) days after the retiring Seller Representative gives notice of resignation, then the retiring Seller Representative, may, on behalf of the Sellers appoint a successor Seller Representative, which shall be any Seller. Upon the acceptance of its appointment as the Seller Representative hereunder by a successor Seller Representative, such successor Seller Representative shall thereupon succeed to and become vested with all the rights and duties of the retiring Seller Representative, and the retiring Seller Representative shall be discharged from its duties and obligations hereunder. After the retiring Seller Representative’s resignation hereunder as the Seller Representative, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Seller Representative.

(j)            The Seller Representative shall not be required by the Sellers to institute or be permitted to defend any action involving any matters referred to herein or which affects it or its duties or liabilities hereunder, unless or until requested to do so by any party to this Agreement and then only upon receiving full indemnity, in character satisfactory to the Seller Representative, against any and all claims, liabilities and expenses, including reasonable attorneys’ fees in relation thereto.

(k)           This Section 11.18 sets forth all of the duties of the Seller Representative to the Sellers with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement or any of the Transaction Documents against the Seller Representative. The obligations of the Seller Representative hereunder and under the Transaction Documents are only those expressly set forth herein and therein.

(l)            The Seller Representative shall disburse any remaining Advance Amount to Sellers in accordance with the Distribution Methodology at such time that it determines in its sole discretion that it is no longer necessary to hold such funds.

Section 11.19       Survival.

The Parties hereto, intending to modify any applicable statute of limitations, agree that (a) representations and warranties in this Agreement and in any certificate delivered pursuant to Section 2.7(b), Section 2.7(c) or Section 2.8(b) shall terminate effective as of the Closing and shall not survive the Closing for any purpose (other than for any Actions or Liabilities in respect of Fraud), and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party hereto or any of their respective Affiliates or Related Persons in respect thereof, and (b) after the Closing, there shall be no liability on the part of, any remedy available to, nor shall any Action be brought or claim be made by, any Party hereto or any of their respective Affiliates or Related Persons in respect of any covenant or agreement to be performed prior to or at the Closing. All covenants and agreements contained in this Agreement that contemplate performance thereof following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing in accordance with their terms. Notwithstanding anything the contrary contained herein, the representations, warranties, covenants and agreements contained in the Prior Transaction Documents, the Prior Transaction Assignment Agreement, the Prior Escrow Assignment Agreement, the RWI Assignment Agreement and any agreements or documents contemplated thereby shall not terminate as of the Closing and shall survive in accordance with their terms.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned Parties have executed this Securities Purchase Agreement as of the date first written above.

PURCHASER:

ADESA, INC.

By:	/s/ Eric M. Loughmiller
Name: Eric M. Loughmiller
Title: Executive Vice President & Chief Financial Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned Parties have executed this Securities Purchase Agreement as of the date first written above.

COMPANY:

CARWAVE HOLDINGS LLC

By:	/s/ John Lauer
Name: John Lauer
Title: Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned Parties have executed this Securities Purchase Agreement as of the date first written above.

SELLERS:

KKR CHEVY AGGREGATOR L.P.
By: KKR Chevy Aggregator GP LLC, its General Partner

By:	/s/ Dave Welsh
Name: Dave Welsh
Title: Vice President

SELLER REPRESENTATIVE

KKR CHEVY AGGREGATOR L.P.
By: KKR Chevy Aggregator GP LLC, its General Partner

By:	/s/ Dave Welsh
Name: Dave Welsh
Title: Vice President

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned Parties have executed this Securities Purchase Agreement as of the date first written above.

SELLERS:

KKR NGT II (CHEVY) BLOCKER PARENT L.P.

By: KKR Associates NGT II SCSp, its General Partner

By: KKR NGT II S. á. r.l., its General Partner

By:	/s/ Dave Welsh
Name: Dave Welsh
Title: Attorney

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned Parties have executed this Securities Purchase Agreement as of the date first written above.

SELLERS:

KKR CHEVY BLOCKER, LLC

By: KKR Chevy Aggregator GP LLC, its Managing Member

By:	/s/ Dave Welsh
Name: Dave Welsh
Title: Vice President

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned Parties have executed this Securities Purchase Agreement as of the date first written above.

SELLERS:

KKR NGT II (CHEVY) BLOCKER L.P.

By: KKR NGT II GP AIV LLC, its General Partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Vice President

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned Parties have executed this Securities Purchase Agreement as of the date first written above.

SELLERS:

KKR-MILTON STRATEGIC PARTNERS L.P.

By: KKR Associates Milton Strategic L.P., its General Partner

By: KKR Milton Strategic Limited, its General Partner

By:	/s/ Terence Gallagher
Name: Terence Gallagher
Title: Vice President

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned Parties have executed this Securities Purchase Agreement as of the date first written above.

SELLERS:

KKR DAF PRIVATE ASSETS FUND
DESIGNATED ACTIVITY COMPANY

By:	/s/ Michael Gilleran
Name: Michael Gilleran
Title: Director

For and on behalf of KKR European Credit Investment Funds plc, an umbrella fund with segregated liability between sub-funds, acting solely in respect of its sub-fund KKR DAF Private Asset Fund solely for the purposes of complying with Chapter 2, Part I, Section 1, vii, paragraph 1(d) of the Central Bank of Ireland’s AIF Rulebook:

KKR EUROPEAN CREDIT INVESTMENT
FUND PLC

By:	/s/ Michael Gilleran
Name: Michael Gilleran
Title: Director

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned Parties have executed this Securities Purchase Agreement as of the date first written above.

SELLERS:

LAUER HOLDINGS INC.

By:	/s/ John F. Lauer
Name: John F. Lauer
Title: President

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned Parties have executed this Securities Purchase Agreement as of the date first written above.

SELLERS:

By:	/s/ John F. Lauer
Name: John Lauer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned Parties have executed this Securities Purchase Agreement as of the date first written above.

SELLERS:

By:	/s/ Joseph Lauer
Name: Joseph Lauer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the undersigned Parties have executed this Securities Purchase Agreement as of the date first written above.

SELLERS:

By:	/s/ William Lauer
Name: William Lauer

[Signature Page to Securities Purchase Agreement]